================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 3, 1997

                          THE COLONIAL BANCGROUP, INC
             (Exact name of registrant as specified in its charter)

           DELAWARE                        1-13508                        63-0661573
   (State of Incorporation)         (Commission File No.)          (IRS Employer I.D. No.)

          ONE COMMERCE STREET, MONTGOMERY, ALABAMA                        36104
          (Address of Principal Executive Office)                       (Zip Code)

    REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:                334-240-5000

================================================================================

ITEM 5.  OTHER EVENTS

     BancGroup completed a business combination with Jefferson Bancorp, Inc.
(JBC), on January 3, 1997. The combination was accounted for as a pooling of interests. Accordingly, the accompanying consolidated selected financial data, management's discussion and analysis and consolidated financial statements as of December 31, 1995, 1994, and 1993 and for each of the three years in the period ended December 31, 1995 have been restated to give retroactive effect to the combination with JBC and include the combined operations of BancGroup and JBC for all periods presented. Additionally, the accompanying condensed consolidated financial statements and management's discussion and analysis as of September 30, 1996 and 1995 and for the three and nine months ended September 30, 1996 and 1995 have been restated to give retroactive effect to the combination with JBC and include the combined operations of BancGroup and JBC for all periods presented.

     On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split effected in the form of a 100 percent stock dividend distributed February 11, 1997. Accordingly, the accompanying financial statements, management's discussion and analysis and selected financial data have been restated to give retroactive effect to the stock split.

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  11      --   Computation of Earnings Per Share
  23      --   Consent of Coopers & Lybrand L.L.P.
  27      --   Financial Data Schedule (for SEC use only)

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          The Colonial BancGroup, Inc.

                                          By:    /s/  W. FLAKE OAKLEY, IV

                                            ------------------------------------
                                                    W. Flake Oakley, IV
                                                Its Chief Financial Officer

On: February 13, 1997

                   COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                     INDEX TO RESTATED FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER*
                                                              -------
Financial Statements:
  Selected Financial Data...................................
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................
  Report of Independent Accountants.........................
  Consolidated Financial Statements.........................
  Notes to Consolidated Financial Statements................
Supplemental Information: (Restatement)
  Selected Financial Data...................................
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................
  Report of Independent Accountants.........................
  Supplemental Consolidated Financial Statements............
  Notes to Supplemental Consolidated Financial Statements...
Interim Financial Statements (September 30, 1996):
  Condensed Consolidated Financial Statements...............
  Notes to Condensed Consolidated Financial Statements......
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................
  Computation of Earnings Per Share.........................
Supplemental Interim Financial Statements (September 30,
  1996) (Restatement):
  Condensed Consolidated Financial Statements...............
  Notes to Condensed Consolidated Financial Statements......
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................
  Computation of Earnings Per Share.........................

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
SELECTED FINANCIAL DATA

                                                                                                            For the years ended
                                                                                   December 31, 1995, 1994, 1993, 1992 and 1991
                                                                                        (In thousands, except per share amounts)
                                                                   1995        1994          1993          1992          1991
---------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Interest income                                               $ 287,141     $ 211,903     $ 160,829     $ 146,486     $ 150,462
Interest expense                                                146,981        90,902        66,357        67,389        87,717
----------------------------------------------                ---------     ---------     ---------     ---------     ---------
Net interest income                                             140,160       121,001        94,472        79,097        62,745
Provision for possible loan losses                                7,350         7,506         8,850         8,956         7,097
----------------------------------------------                ---------     ---------     ---------     ---------     ---------
Net interest income after provision for
   possible loan losses                                         132,810       113,495        85,622        70,141        55,648
Noninterest income                                               54,391        47,752        43,445        37,027        32,668
Noninterest expense                                             122,406       115,677        98,501        85,636        72,377
----------------------------------------------                ---------     ---------     ---------     ---------     ---------
Income before income taxes                                       64,795        45,570        30,566        21,532        15,939
Applicable income taxes                                          23,242        15,829         9,780         5,742         4,197
----------------------------------------------                ---------     ---------     ---------     ---------     ---------
Income before extraordinary items
   and the cumulative effect of a change in
   accounting for income taxes                                   41,553        29,741        20,786        15,790        11,742
Extraordinary items, net of income taxes                            --            --           (463)           --           831
Cumulative effect of a change in
   accounting for income taxes                                      --            --          3,650            --           --
----------------------------------------------                ---------     ---------     ---------     ---------     ---------
Net income                                                    $  41,553     $  29,741     $  23,973     $  15,790     $  12,573
==============================================

EARNINGS PER COMMON SHARE
  Income before extraordinary items
  and the cumulative effect of a change in
  accounting for income taxes:
    Primary**                                                 $    1.32     $    1.00     $    0.82     $    0.72     $    0.57
    Fully-diluted**                                           $    1.28     $    0.99     $    0.80     $    0.72     $    0.57
  Net income:
    Primary**                                                 $    1.32     $    1.00     $    0.95     $    0.72     $    0.62
    Fully-diluted**                                           $    1.28     $    0.99     $    0.91     $    0.72     $    0.62
  Average shares outstanding:
    Primary**                                                    31,594        29,796        25,226        21,992        20,438
    Fully-diluted**                                              33,334        31,330        28,286        24,614        23,122

Cash dividends per common share:
  Common**                                                    $   .3375
  Class A**                                                   $   .1125     $    0.40     $   0.355     $   0.335     $   0.315
  Class B**                                                   $   .0625     $    0.20     $   0.155     $   0.135     $   0.115
=================================================================================================================================

                                                             For the years ended
                                    December 31, 1995, 1994, 1993, 1992 and 1991
                                        (In thousands, except per share amounts)


                                                   1995            1994             1993                 1992             1991
----------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF CONDITION DATA
At year-end:
   Total assets                                 $4,202,195      $3,219,082       $3,104,410           $2,027,455        $1,861,980
   Loans, net of unearned income                 3,175,560       2,352,870        1,963,062            1,330,928         1,200,443
   Mortgage loans held for sale                    110,486          60,726          361,496              144,215           105,219
   Deposits                                      3,204,198       2,504,461        2,444,418            1,697,648         1,601,973
   Long-term debt                                   29,142          69,203           57,397               22,979            27,225
   Shareholders' equity                            289,464         224,018          198,389              123,952           111,437
Average balances:
   Total assets                                 $3,659,140      $3,074,619       $2,379,628           $1,978,313       $ 1,779,767
   Interest-earning assets                       3,333,887       2,768,705        2,100,674            1,730,373         1,583,046
   Loans, net of unearned income                 2,708,633       2,138,371        1,494,053            1,273,486         1,187,081
   Mortgage loans held for sale                     97,511         131,121          241,683              118,510            65,373
   Deposits                                      2,828,864       2,471,657        1,876,026            1,665,417         1,531,672
   Shareholders' equity                            250,826         214,543          144,216              117,822           103,330
Book value per share at year-end**              $     9.33      $     7.81       $     7.20           $     5.52       $      5.54
Tangible book value per share at year-end**     $     8.41      $     7.17       $     6.61           $     5.23       $      5.20
============================================
SELECTED RATIOS
Income before extraordinary items and the
  cumulative effect of a change in accounting
  for income taxes to:
     Average assets                                   1.14%           0.97%            0.87%                0.80%             0.66%
     Average shareholders' equity                    16.57           13.86            14.41                13.40             11.36
Net income to:
     Average assets                                   1.14            0.97             1.01                 0.80              0.71
     Average shareholders' equity                    16.57           13.86            16.62                13.40             12.17
Efficiency ratio                                     62.11           67.65            70.40                72.41             74.11
Dividend payout ratio                                25.32           24.99            20.22                26.44             30.71
Average equity to average total assets                6.85            6.98             6.06                 5.96              5.81
Total nonperforming assets to
 net loans, other real estate and repossession        0.83            0.96             1.38                 1.47              1.12
Net charge-offs to average loans                      0.15            0.09             0.32                 0.44              0.47
Allowance for possible loan losses to
  total loans (net of unearned income)                1.31            1.57             1.58                 1.55              1.44
Allowance for possible loan losses to
  nonperforming loans*                                 265%            292%             284%                 224%              238%
===================================================================================================================================
*Nonperforming loans and nonperforming assets are shown as defined in Management's Discussion and Analysis of Financial Condition
  and Results of Operations--Nonperforming Assets on page 32.

**Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------
SELECTED QUARTERLY FINANCIAL DATA 1995-1994

                                       (In thousands, except per share amounts)


                                                    1995                                       1994
                                   ----------------------------------------     ---------------------------------------
                                   Dec. 31    Sept. 30   June 30   March 31     Dec. 31   Sept. 30   June 30   March 31
-----------------------------------------------------------------------------------------------------------------------
Interest income                    $80,586    $74,729    $69,634   $62,192      $58,861   $53,242    $51,354   $48,446
Interest expense                    42,406     39,021     35,720    29,834       25,985    22,533     21,788    20,596
------------------------------     -------    -------    -------   -------      -------   -------    -------   -------
Net interest income                 38,180     35,708     33,914    32,358       32,876    30,709     29,566    27,850
Provision for loan losses            3,099      1,529      1,384     1,338        2,161     2,021      1,681     1,643
------------------------------     -------    -------    -------   -------      -------   -------    -------   -------
Net interest income after
  provision for loan losses         35,081     34,179     32,530    31,020       30,715    28,688     27,885    26,207
------------------------------
Net Income                         $ 9,046    $11,663    $11,532   $ 9,312      $ 7,459   $ 7,799    $ 7,138   $ 7,345
------------------------------
Per common share:
Net income:
  Primary*                         $  0.28    $  0.37    $  0.37   $  0.30      $  0.25   $  0.26    $  0.24   $  0.25
  Fully-diluted*                      0.27       0.36       0.36      0.29         0.24      0.26       0.24      0.25
==============================

* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

                                         Management's Discussion and Analysis of
--------------------------------------------------------------------------------
                                   Financial Condition and Results of Operations

INTRODUCTION

   Management's Discussion and Analysis of Financial Condition and Results of Operations is presented on the following pages. The principal purpose of this review is to provide the user of the attached financial statements and accompanying footnotes with a more detailed analysis of the financial results of The Colonial BancGroup, Inc. ("BancGroup"). Among other things, this discussion provides commentary on BancGroup's history, operating philosophies, the components of net interest margin and balance sheet strength as measured by the quality of assets, the composition of the loan portfolio and capital adequacy. The following discussion reflects the effect of the July 3, 1996 mergers of Commercial Bancorp of Georgia, Inc. ("Commercial") and Southern Banking Corporation ("Southern"). (See Note 2 to the consolidated financial statements.)

--------------------------------------------------------------------------------

BACKGROUND

   BancGroup (or the "Company") was established in 1981 with one bank and $166 million in assets. Through 34 acquisitions including Commercial and Southern the Company has grown to a $4.2 billion multistate bank holding company with substantial centralized operations, local lending autonomy with centralized loan review and a strong commercial lending function. During 1995 the Company acquired Colonial Mortgage Company and expanded its operations into the Atlanta, Georgia market. In July 1996 the Company continued its expansion in the metropolitan Atlanta market with the Commercial acquisition and also moved into Florida with the acquisition of Southern based in Orlando. More importantly BancGroup's earnings per share have increased an average of 24.3% per year since 1991 and in 1995 the Company achieved a 16.57% return on average equity and a 1.14% return on average assets.

   BancGroup's performance goals are: 1) an annual earnings per share growth rate in excess of 10%, 2) a 17.5% return on equity, 3) a 1.45% return on assets and 4) a consistently increasing dividend. The strategies employed to achieve these results are outlined below. They represent the foundation upon which BancGroup operates and the basis for achieving the Company's goals.

- COMMUNITY BANK: BancGroup operates as a community bank allowing autonomy in lending decisions and customer relationships. This operating philosophy has been important in making acquisitions, retaining a skilled and highly motivated management team and in developing a strong customer base, particularly with respect to lending relationships.

- COMMERCIAL LENDING: Commercial lending primarily through groups located in the Birmingham, Huntsville, Montgomery and Anniston, Alabama as well as Atlanta, Georgia and Orlando, Florida metropolitan centers has been a major factor in the Company's growth. Commercial real estate and other commercial loans increased 13% during 1995 following a 21.3% increase in 1994. BancGroup has been very successful in competing for these loans against other larger financial institutions, due primarily to the Company's local lending strategy and management continuity.

- CONSUMER REAL ESTATE: Since 1993 BancGroup has focused on residential real estate lending as a means to increase consumer lending, broaden the Company's customer base and create a significant stream of fee income. In furtherance of this goal, in February, 1995 BancGroup acquired Colonial Mortgage Company ("CMC"), one of the 70 largest mortgage loan servicers in the country. BancGroup has increased residential mortgage loans 357% from December 31, 1992 to $1.5 billion at December 31, 1995. The portfolio of mortgage loans has a relatively low credit risk and CMC's $9 billion portfolio of loans serviced for others provides a steady source of noninterest income.

- GROWTH MARKET EXPANSION: In October, 1995 BancGroup completed the acquisition of Mt. Vernon Financial Corporation, an Atlanta, Georgia based thrift with $225 million in assets. On July 3, 1996, BancGroup merged with Commercial, a $232 million bank in the north Atlanta area and Southern, a $232 million bank in Orlando, Florida. These business combinations provided BancGroup with a significant base of operations in the Southeast's two fastest growing markets.


- COST CONTROL: An operational and organizational infrastructure established in prior years has allowed the Company to grow significantly and improve the efficiency ratio from 74.11% in 1991 to 62.11% in 1995. The operating structure is built around centralized back-shop operations in areas that do not have direct customer contact. As noted above, this structure has served the Company well over the past few years and should allow for continued growth at a low marginal cost. In order to further enhance the cost efficiencies already established and position the Company for more rapid growth, in 1995 BancGroup completed a reengineering study to streamline transaction processing, increase the cost-effective use of technological resources and identify potential revenue enhancements.

- CAPITAL UTILIZATION: Management's goal is to provide a greater than 17.5% return on capital while effectively utilizing internally created capital and exceeding regulatory capital requirements. BancGroup has an asset generating capability that can effectively utilize the capital generated. This capability is most evident in the Company's 24% internal growth in loans during 1995. As part of this capability the CMC acquisition

The Colonial BancGroup, Inc. and Subsidiaries
--------------------------------------------------------------------------------

   provides asset generating sources for mortgage loans and mortgage servicing rights.

- ASSET QUALITY: Maintenance of high asset quality is at the forefront of the Company's strategy to allow for consistent earnings growth. The Company's asset quality is demonstrated by its charge-off history and nonperforming asset levels, which compare favorably to its peer group. On December 31, 1993 the Company completed the acquisition of First AmFed Corporation, Huntsville, Alabama. This transaction increased total nonperforming assets in l993 by $12.8 million to 1.38% of loans and other real estate. This ratio was reduced to .83% as of December 31, 1995 primarily through sales of other real estate. Net charge-offs over the past 5 years have consistently compared favorably with the Company's peer group and were only .15% of average loans in 1995 and .09% in 1994.

- STOCK RECLASSIFICATION: On February 21, 1995 BancGroup reclassified its two classes of common stock into one class. This action eliminates the super voting rights of the previously existing Class B common stock and establishes the rights of all stockholders on an equal basis. Management believes the reclassification will significantly increase the market acceptance of the Company's common stock and therefore enhance its ability to expand through acquisitions. Subsequent to the reclassification, and as part of this strategy for broader market acceptance, BancGroup listed its common stock for trading on the New York Stock Exchange on February 24, 1995.

- STOCK SPLIT: On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. The stated par value of each share was not changed from $2.50. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculatons have been restated to retroactively reflect the stock split.

   Obviously the Company cannot guarantee its success in implementing the initiatives or reaching the goals set out previously. The following analysis of financial condition and results of operations provide details with respect to this summary material and demonstrates trends concerning the initiatives taken through l995.

--------------------------------------------------------------------------------

COMBINATIONS

   A principal part of BancGroup's strategy is to combine with other financial institutions in order to increase the Company's market share in existing markets, expand into other growth markets, more efficiently absorb the Company's overhead and add profitable new lines of business.

   BancGroup recently completed the following combinations with other financial institutions. The balances reflected are as of the date of acquisition.

(Dollars in thousands)

                                       DATE              BANCGROUP           TOTAL            TOTAL       TOTAL
FINANCIAL INSTITUTIONS               COMBINED              SHARES            ASSETS            LOANS      DEPOSITS
-----------------------------------------------------------------------------------------------------------------
Colonial Mortgage Company            02/17/95           4,545,454         $ 71,000         $  1,675      $      0
Brundidge Banking Company            03/31/95             532,868           56,609           31,577        46,044
Mt. Vernon Financial Corp.           10/20/95           1,043,440          217,967          192,167       156,356
Farmers & Merchants Bank             11/03/95             513,686           56,050           25,342        45,448
Commercial Bancorp of Georgia, Inc.  07/03/96           2,306,460          232,555          145,429       207,641
Southern Banking Corporation         07/03/96           2,858,494          232,461          160,864       205,602
=================================================================================================================

   The combination with the Mortgage Company in 1995 was accounted for using a method of accounting similar to a pooling of interests. On July 3, 1996 BancGroup completed the mergers with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc. These combinations were accounted for using the pooling of interest method. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if the combinations had occurred at the beginning of the earliest period presented. The other three 1995 combinations were accounted for as purchases, and the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase. Each of the combined institutions that were accounted for as purchases was merged into Colonial BancGroup or one of its subsidiaries as of the listed dates, and the income and expenses have not been separately accounted for since the respective mergers. For this reason and due to the fact that significant changes have been made to the cost structure of each combined institution, a separate determination of the impact after combination of earnings of BancGroup for 1994 and 1995 cannot reasonably be determined.


   The combinations have had an impact on the comparisons of operating results for 1994 and 1995 with prior years. Where such information is determinable it has been identified and discussed in the discussion of results of operations and financial condition that follows.

COLONIAL MORTGAGE COMPANY

   On February 17, 1995 BancGroup completed the acquisition of Colonial Mortgage Company. This acquisition represents a major step in achieving several BancGroup strategic goals. A principal initiative of BancGroup for the past several years has been to increase fee income through establishment of additional lines of business that provide natural extensions of existing products or services. CMC in this regard provides an excellent fit for the following reasons:

FEE INCOME

   CMC, at December 31, 1995, provided servicing for approximately 118,000 customers with a total outstanding balance of $9.1 billion. The servicing revenues from this portfolio plus other fee income from CMC provided approximately 50% of BancGroup's noninterest income in 1995 and 1994.

CONSUMER REAL ESTATE LENDING

   CMC, through its wholesale and retail offices, originated over $5 billion in residential real estate loans from 1993 through 1995. These loans have primarily been fixed rate loans sold into the secondary markets. However, since the latter part of 1994 Colonial Bank has been acquiring adjustable rate mortgage (ARM) loans originated by CMC. This program provides CMC additional loan products for its branch network. In addition, CMC provides the Bank with fixed rate loan products for its customers.

GROWTH MARKET EXPANSION

   CMC currently originates residential mortgages in 29 states through 6 regional offices and services 118,000 customers located in 35 states. These locations provide BancGroup with a broader market base to solicit business and include areas which currently have greater growth rates than BancGroup's existing branch locations. These areas include Atlanta, Cincinnati, Dallas, Seattle, Denver, Milwaukee and Phoenix.

CAPITAL UTILIZATION

   CMC's growth has previously been somewhat limited due to its ownership structure as part of a private company. The combination of BancGroup and CMC provides additional resources for the expansion of CMC's low cost servicing operation through bulk purchases of servicing. In addition CMC provides another source of loans for the Bank's portfolio including ARM loans and equity lines.

CUSTODIAL DEPOSITS

   CMC maintains custodial accounts for its loan customers for the payment of taxes and insurance as well as collection of principal and interest. The balances in these accounts averaged approximately $121 million and $94 million in 1995 and 1994, respectively. These balances, most of which were in other financial institutions in 1994, have been deposited into Colonial Bank in 1995. As a result these balances represent 25% of the 37% increase in average noninterest bearing demand deposits from 1994 to 1995. These balances have a positive impact on BancGroup's net interest margin by providing a noninterest bearing source of funds.

CONTINUITY AND CONSISTENCY OF MANAGEMENT

   Robert E. Lowder, Chairman and CEO of BancGroup has been Chairman and CEO of CMC for 25 years. In addition, Ronnie Wynn has been the president of CMC for 19 years and is a former president of the Mortgage Bankers Association of America. This continuation of management has provided a very smooth transition in management and operating philosophy.

CROSS-SELLING OF CUSTOMERS

   BancGroup has established a personal banking unit to solicit other business from CMC customers, such as equity lines and deposits. In addition, BancGroup plans to expand other customer relationships through establishment of deposit relationships with CMC customers, acceptance of CMC payments in branches, and establishing a linkage between construction and permanent lending.

The Colonial BancGroup, Inc. and Subsidiaries
--------------------------------------------------------------------------------

REVIEW OF RESULTS OF OPERATIONS

OVERVIEW

   The major components of BancGroup's net income are:


 (In thousands)                 1995       1994       1993
----------------------------------------------------------
Net interest income        $ 140,160  $ 121,001   $ 94,472
Provision for possible
  loan losses                 (7,350)    (7,506)    (8,850)
Noninterest income            54,391     47,752     43,445
Noninterest expense         (122,406)  (115,677)   (98,501)
----------------------------------------------------------
Pretax income                 64,795     45,570     30,566
Taxes                        (23,242)   (15,829)    (9,780)
----------------------------------------------------------
Income before
  extraordinary items and
  the cumulative effect of
  a change in accounting
  for income taxes            41,553     29,741     20,786
Extraordinary loss                --         --       (463)
Cumulative effect of
  accounting change               --         --      3,650
----------------------------------------------------------
Net income                 $  41,553  $  29,741   $ 23,973
----------------------------------------------------------

Consistently increasing net income is a primary goal of management. Earnings (income before extraordinary items and accounting changes) increased 40% in 1995, 43% in 1994 and 32% in 1993. The most significant factors affecting income for 1995, 1994 and 1993 are highlighted below and discussed in greater detail in subsequent sections.

- An increase in 1995 of 20.4% in average earning assets. This follows an increase of 31.8% in 1994.

- An increase of $6.6 million (14%) and $4.3 million (10%) in noninterest income in 1995 and 1994, respectively.

- Maintenance of high asset quality and reserve coverage ratios. Net charge-offs were $4.0 million or .15% of average net loans in 1995 and $2.0 million or .09% of average net loans in 1994. In recognition of these low net charge-offs loan loss provisions were reduced $1.3 million in 1994 and $156,000 in 1995.

- Loan growth, excluding acquisitions, of 24% in 1995 following an increase of 20% in 1994.

- An increase in loans as a percent of average earning assets to 81.2% in 1995 from 77.2% in 1994.

- Noninterest expenses as a percent of average assets were reduced to 3.35% in 1995 from 3.76% in 1994.

- 1993 includes a $463,000 extraordinary loss from the early redemption of subordinated convertible debt and $3,650,000 in income from the cumulative effect of a change in accounting for income taxes.

NET INTEREST INCOME

   Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits and borrowed funds (interest expense). Three year comparisons of net interest income in dollars and yield on a tax equivalent basis are reflected on the following schedule. The net yield on interest-earning assets was 4.28% in 1995 compared to 4.45% in 1994 and 4.59% in 1993. Over this period net interest income on a fully tax equivalent basis increased to $142.7 million in 1995 from $123.3 million in 1994 and $96.5 million in 1993. The principal factors affecting the Company's yields and net interest income are discussed in the following paragraphs.

LEVELS OF INTEREST RATES

After declining consistently from 1989 through 1992 and remaining virtually flat throughout 1993, short-term interest rates increased dramatically throughout 1994 and continued to increase into the late 1995 before starting to decline. For example, the average fed funds rate for overnight bank borrowings was 2.99% in December 1993, 5.45% in December 1994 and reached 6.00% in 1995 before decreasing to 5.50% in December 1995. The Company's prime rate increased from 6.0% in 1993 to 8.5% in 1994 and continued to increase to 9.0% midyear 1995 before declining to 8.5% in December 1995. Long-term rates declined throughout 1995, with the 30-year treasury bond ending 1994 at 7.93% and declining to 5.95% in December 1995. Net interest margin remained virtually flat from 1993 to 1994, while increasing competitive pressures resulted in an increase in cost of funds in 1995. This increase along with a change in the Company's loan mix is primarily responsible for the decreases in margin.

ACQUISITIONS

   The thrift acquisitions completed during 1993 and 1995 had a negative impact on the Company's net interest yield due primarily to the fact that these institutions had virtually no noninterest-bearing deposits. The rates on the interest-bearing deposits in the acquired institutions were slightly higher than the Company's rates and were adjusted to BancGroup products and rates within a short time after the mergers.

INTEREST-BEARING LIABILITIES

-  COST OF FUNDS

   Rates paid on new time deposits and variable rate deposits increased during 1994 and continued to increase through 1995. Competitive pressures on these deposit rates increased in 1995 resulting in a higher cost of funds from 3.78% for 1994 to 5.18% for 1995.

INTEREST-EARNING ASSETS

-  GROWTH IN EARNING ASSETS

   One of the most significant factors in the Company's increase in income for 1995 has been the 20.4% increase in average interest-earning assets. This follows a 31.8% increase in 1994. In addition and equally significant, net loans increased $823 million (35%) from December 31, 1994 to December 31, 1995. Earning assets as a percentage of total average assets also increased from 88.3% in 1993 to 90.1% in 1994 to 91.1% in 1995.

-  MORTGAGE LOANS HELD FOR SALE

   The level and direction of long-term interest rates had a dramatic impact on the volume of mortgage loan originations, causing the average balance of mortgage loans for sale to decline from $242 million in 1993 to $98 million in 1995. Mortgage loans held for sale represent single family residential mortgage loans originated or acquired by Colonial Mortgage then packaged and sold in the secondary market. Colonial Mortgage incurs gains or losses associated with rate fluctuations. Colonial Mortgage limits its risk associated with the sale of these loans through an active hedging program which generally provides for sales commitments on all loans funded. Mortgage loans held for sale are funded primarily with short-term borrowings.

-  CHANGING LOAN MIX

   During 1995 all categories of loans increased. The most significant increase was in residential real estate loans increasing from 38.2% of total loans at December 31, 1994 to 45.7% at December 31, 1995. These loans are predominantly adjustable rate mortgages which have a low level of credit risk and accordingly have lower yields than other loans.

The Colonial BancGroup, Inc. and Subsidiaries
-------------------------------------------------------------------------------

AVERAGE VOLUME AND RATES

                                                  1995                           1994                            1993
                                     -----------------------------  -----------------------------   ------------------------------
                                       AVERAGE             AVERAGE    AVERAGE             AVERAGE    AVERAGE               AVERAGE
(IN THOUSANDS)                         VOLUME     INTEREST   RATE     VOLUME    INTEREST    RATE     VOLUME      INTEREST    RATE
----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net of unearned
  income (1)                         $2,708,633   $249,218   9.20%  $2,138,371   $176,696   8.26%   $1,494,053   $124,572  8.34%
Mortgage loans held for sale             97,511      7,301   7.49      131,121     10,313   7.87       241,683     17,737  7.34
Investment securities and
  securities available for sale:
  Taxable                               411,589     24,938   6.06      391,312     20,892   5.34       281,016     15,717  5.59
  Nontaxable (2)                         43,782      3,382   7.72       39,089      2,978   7.62        29,326      2,507  8.55
  Equity securities (3)                  30,595      2,323   7.59       36,196      2,032   5.61        26,307      1,423  5.41
----------------------------------------------------------          ---------------------            --------------------
  Total investment securities           485,966     30,643   6.31%     466,597     25,902   5.55%      336,649     19,647  5.84%
Federal funds sold and
  securities purchased under
  resale agreements                      37,771      2,211   5.85       25,879        929   3.59        25,159        768  3.05
Interest-earning deposits                 4,006        293   7.31        6,737        297   4.41         3,130        104  3.32
----------------------------------------------------------          ---------------------           ---------------------
  Total interest-earning assets       3,333,887   $289,666   8.69%   2,768,705   $214,137   7.73%    2,100,674   $162,828  7.75%
----------------------------------------------------------          ---------------------           ---------------------
Allowance for loan losses               (36,746)                       (32,713)                        (23,073)
Cash and due from banks                 130,406                        118,022                          96,479
Premises and equipment, net              53,468                         50,968                          39,251
Other assets                            178,125                        169,637                         166,297
-----------------------------------------------                     ----------                      ----------
Total Assets                         $3,659,140                     $3,074,619                      $2,379,628
-----------------------------------------------                     ----------                      ----------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:

  Interest-bearing demand
    deposits                         $  542,906   $ 16,843   3.10%  $  594,979   $ 16,126   2.71%   $  480,554   $ 13,059  2.72%
    Savings deposits                    276,902     10,140   3.66      292,343      8,939   3.06       230,954      6,778  2.93
    Time deposits                     1,492,024     86,927   5.83    1,195,551     51,917   4.34       845,894     37,429  4.42
    Short-term borrowings               478,596     29,305   6.12      236,074     10,428   4.42       195,752      6,268  3.20
    Long-term debt                       48,683      3,736   7.67       83,858      3,461   4.13        56,339      2,794  4.96
----------------------------------------------------------           --------------------           ---------------------
  Total interest-bearing liabilities  2,839,111   $146,951   5.18%   2,402,805   $ 90,871   3.78%    1,809,493   $ 66,328  3.67%
----------------------------------------------------------           --------------------           ---------------------
Noninterest-bearing demand
    deposits                            517,032                        388,784                         318,624
Other liabilities                        52,171                         68,487                         107,295
-----------------------------------------------                     ----------                      ----------
Total liabilities                     3,408,314                      2,860,076                       2,235,412
Shareholders' equity                    250,826                        214,543                         144,216
-----------------------------------------------                     ----------                      ----------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                 $3,659,140                     $3,074,619                      $2,379,628
===============================================================================================================================

RATE DIFFERENTIAL                                            3.51%                          3.95%                          4.08%
NET INTEREST INCOME AND
  NET YIELD ON INTEREST-
    EARNING ASSETS (4)                            $142,715   4.28%               $123,266   4.45%                $ 96,500  4.59%
===============================================================================================================================

(1) Loans classified as nonaccruing are included in the average volume calculation. Interest earned and average rates on non-taxable loans are reflected on a tax equivalent basis. This interest is included in the total interest earned for loans. Tax equivalent interest earned is actual interest earned times 145%.
(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.
(4) Net interest income divided by average total interest-earning assets.

ANALYSIS OF INTEREST INCREASES (DECREASES)

                                                1995 CHANGE FROM 1994                            1994 CHANGE FROM 1993
                                         ----------------------------------              ------------------------------------
                                                            DUE TO (1)                                        DUE TO (1)
                                                       --------------------                             ---------------------
(In thousands)                           AMOUNT        VOLUME          RATE              AMOUNT         VOLUME           RATE
-----------------------------------------------------------------------------------------------------------------------------
Interest income:
  Taxable securities                    $ 4,046       $ 1,098       $ 2,948             $ 5,175        $ 5,911        $  (736)
  Nontaxable securities (2)                 404           364            40                 471            766           (295)
Dividends on preferred
    stocks (3)                              291          (348)          639                 609            554             55
-----------------------------------------------------------------------------------------------------------------------------
  Total securities                        4,741         1,114         3,627               6,255          7,231           (976)
  Total loans (net of unearned
    income)                              72,522        50,831        21,691              52,124         53,328         (1,204)
Mortgage loans held for sale             (3,012)       (2,535)         (477)             (7,424)        (8,625)         1,201
Federal funds sold and
    securities purchased
    under resale agreements               1,282           541           741                 161             22            139
    Interest-earning deposits                (4)         (150)          146                 193            150             43
-----------------------------------------------------------------------------------------------------------------------------
    Total                                75,529        49,801        25,728              51,309         52,106           (797)
-----------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest-bearing demand
    deposits                                717        (1,484)        2,201               3,067          3,115            (48)
  Savings deposits                        1,201          (489)        1,690               2,161          1,852            309
Time deposits                            35,010        14,683        20,327              14,488         15,177           (689)
Short-term borrowings                    18,877        13,735         5,142               4,160          1,459          2,701
Long-term debt                              275        (1,861)        2,136                 667          1,194           (527)
-----------------------------------------------------------------------------------------------------------------------------
    Total                                56,080        24,584        31,496              24,543         22,797          1,746
-----------------------------------------------------------------------------------------------------------------------------
  Net interest income                   $19,449       $25,217       $(5,768)            $26,766        $29,309        $(2,543)
-----------------------------------------------------------------------------------------------------------------------------

(1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume x change in rate, and it is allocated between Volume Change and Rate Change at the ratio that the absolute value of each of those components bear to the absolute value of their total.
(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned as actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.

--------------------------------------------------------------------------------

NONINTEREST INCOME

   BancGroup derives approximately 50% of its noninterest income from mortgage banking related activities with the remaining 50% from traditional retail banking services including various deposit account charges, safe deposit box rentals and credit life commissions. Prior to the CMC acquisition on February 17, 1995, BancGroup had not acquired other well-established ancillary income sources, such as trust operations, mortgage banking or credit card services with any of its acquisitions. One of the most important goals from 1993 through 1995 has been to increase noninterest income. The impact of this acquisition is evident by the volume of revenue included in the category entitled mortgage servicing fees.

   CMC has servicing and subservicing agreements under which it services 118,000, 83,000 and 68,000 mortgage loans with principal balances of $9.1 billion, $6.4 billion and $4.6 billion on December 31, 1995, 1994 and 1993, respectively. This servicing portfolio generated servicing fee and late charge income of approximately $23.4 million, $22.2 million and $21.0 million for the years ended December 31, 1995, 1994 and 1993, respectively. CMC through its wholesale and retail offices, originated $1.1 billion, $1.2 billion and $2.6 billion in residential real estate loans in 1995, 1994, and 1993, respectively. The increased volume in 1993 was primarily due to lower long-term interest rates which resulted in increased mortgage lending activity.

   Noninterest income from deposit accounts is significantly affected by competitive pricing on these services and the volume of noninterest-bearing accounts. During 1995 and 1994 average noninterest demand accounts (excluding CMC custodial deposits) increased 12.8% and 24.0%, respectively. This increase in volume and increases in service fee rates resulted in a 16% increase in service charge income in 1995 and a 15% increase in 1994.

   Other charges, fees, and commissions increased $372,000 (11%) in 1995 and $695,000 (26%) in 1994. The increase is primarily from credit card related fees, official check commissions and credit life commissions on residential mortgage and consumer loans. Acquisitions

The Colonial BancGroup, Inc. And Subsidiaries
--------------------------------------------------------------------------------

have had a minimal impact on income in this area with most of the increase due to an emphasis on bottom line income as a result of the Company's incentive plan.

   The Company through CMC enters into offers to extend credit for mortgage loans to customers and into obligations to deliver and sell originated or acquired mortgage loans to permanent investors. Sales of loans servicing released by CMC resulted in income of $988,000, $539,000 and $1,820,000 for 1995, 1994 and 1993, respectively. The remaining increase in other income of $2,167,000 from 1994 to 1995 is due primarily to a gain on sale of servicing as well as increases in income from safe deposit boxes, ATM transaction fees and various other sources with off-setting decreases in gain on sale of fixed assets and income from investment sales. BancGroup has an investment sales operation (primarily mutual funds and annuities). Fee income generated from this and other investment services activities totaled $649,000, $990,000 and $770,000 in 1995, 1994 and 1993, respectively. The increase in other income in 1994 was primarily due to the investment sales programs as previously indicated and a gain on sale of fixed assets with various other smaller decreases.

   Securities gains and losses in each of the three years were not significant. While certain securities are considered available for sale, BancGroup currently intends to hold substantially all of its securities portfolio for investment purposes. Realized gains or losses in this portfolio are generally the result of calls of securities or sales of securities within the six months prior to maturity.

-------------------------------------------------------------------------------------------------------------------------------
                                                                                        INCREASE (DECREASE)
                                                                                   ----------------------------
                                            YEARS ENDED DECEMBER 31              1995                     1994
                                        --------------------------------       COMPARED                 COMPARED
(In thousands)                          1995          1994          1993       TO 1994            %      TO 1993            %
-------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
  Mortgage servicing                   $23,429       $22,216      $21,079       $1,213            5%      $1,137            5%
  Service charges on
    deposit accounts                    16,716        14,365       12,440        2,351           16        1,925           15
  Other charges, fees and
    commissions                          3,786         3,414        2,719          372           11          695           26
Other income                            10,213         7,597        7,466        2,616           34          131            2
-----------------------------------    -------       -------      -------       ------           --       ------           --
Subtotal                                54,144        47,592       43,704        6,552           14        3,888            9
  Other noninterest
    income items:
  Securities gains, net                      5            84          116          (79)                      (32)
  Gain (loss) on disposal of other
    real estate and repossessions          242            76         (375)         166                       451
-----------------------------------    -------       -------      -------       ------           --       ------           --
Total noninterest income               $54,391       $47,752      $43,445       $6,639           14%      $4,307           10%
-----------------------------------    -------       -------      -------       ------           --       ------           --

===============================================================================

NONINTEREST EXPENSE

   The impact of the acquisitions completed from 1993 through 1995 is reflected most noticeably in the increase in net interest income, discussed previously, as well as the 24% increase from 1993 to 1995 in noninterest expense as shown in the schedule following. The decrease in noninterest expense as a percent of average assets from 4.14% in 1993 to 3.76% in 1994 to 3.35% in 1995 is a direct result of the increased efficiency generated by this growth. The foundation for the efficiencies gained in 1995 and 1994 was laid in 1989 and 1990 when the Company established its current operating structure (regional and community banks supported by centralized backshop operations).

   Salaries and benefits decreased $1.8 million or 4% in 1995 and increased $6.2 million or 14% in 1994. The decrease in 1995 is primarily due to increased deferred cost associated with loan originations discussed in a following paragraph and a reduction in certain staffing levels throughout BancGroup, particularly at CMC as a result of the decline in origination activity discussed earlier that began in 1994. The incentive plan has been a major factor in the Company's ability to contain cost and increase income. The increase in 1994 was primarily due to acquisitions and other expansion efforts. In addition to the increase in expenses related to growth, advertising and public relations expenses have increased $1,022,000 or 37% and $1,157,000 or 73% in 1995 and 1994, respectively, in concentrated efforts to expand the Company's customer base and take advantage of increased market share in certain key markets.

   Other expenses in 1995, 1994 and 1993 include approximately $1,700,000, $1,200,000 and $960,000, respectively associated with various acquisition efforts.

   As discussed in Note 1 to BancGroup's Consolidated Financial Statements, BancGroup defers certain salary and benefit costs associated with loan originations and amortizes these costs as yield adjustments over the life of the related loans. The amount of costs deferred increased from $4 million in 1993 to $5 million in 1994 and $9 million in 1995 due to changes in the mix of loans and increases in the number of loans closed.

   Cost control and the capacity to absorb future growth continue to be a major focus for management. The Company has taken several steps to achieve this goal and to attempt to improve BancGroup's efficiency ratio. The incentive plan and its profit-based rewards represent a key element in the plan. During 1994 BancGroup also increased its data processing capacity through a major upgrade. The cost of this upgrade is reflected in equipment expenses in 1994 and 1995. Finally, and most importantly, in 1995 the Company invested in a reengineering study. This study reviewed the Company's retail delivery systems to better position the company for future growth, product expansion and customer service. The cost of the study (approximately $2 million) was included in other expense. The study had some impact on 1995 through lower salary cost and increased fee income with the major impact to be achieved in 1996.

   The Company's deposits are insured by the Federal Deposit Insurance Corporation in two separate funds; the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). Legislation has been proposed in Congress to recapitalize the SAIF with a special one-time charge estimated to be .75% of the deposits insured by SAIF. This recapitalization would allow a reduction in the current .23% average annual premium rate. BancGroup has approximately $719 million in SAIF deposits, after adjusting for certain allowances in the current proposal, which would be subject to the special assessment. Management cannot determine if or when a special assessment may actually be imposed. The assessment may result in a charge to after tax earnings and equity of approximately $3.4 million, based upon the assessment rates described above.


-------------------------------------------------------------------------------------------------------------------------------
                                                                                     INCREASE (DECREASE)
                                                                                     -------------------
                                            YEARS ENDED DECEMBER 31            1995                         1994
                                            -----------------------           COMPARED                    COMPARED
(IN THOUSANDS)                          1995          1994          1993      TO 1994          %          TO 1993        %
------------------------------------------------------------------------------------------------------------------------------
Noninterest expense:
  Salaries and employee benefits      $ 48,752     $ 50,548       $44,393     $(1,796)        (4)%       $ 6,155          14%
  Net occupancy expense                 11,219       10,688         9,054         531          5           1,634          18
  Furniture and equipment
    expense                              9,247        8,074         6,802       1,173         15           1,272          19
  Amortization of intangible
    assets                               1,488        1,353           977         135         10             376          38
    Amortization of mortgage
    servicing rights                     9,095        6,078         4,840       3,017         50           1,238          26
  FDIC assessment                        3,767        5,293         3,829      (1,526)       (29)          1,464          38
  Stationery, printing and supplies      2,961        3,084         2,892        (123)        (4)            192           7
  Postage                                1,988        1,682         1,514         306         18             168          11
  Telephone                              3,281        2,915         2,539         366         13             376          15
  Insurance                              1,359        1,690         1,410        (331)       (20)            280          20
  Legal fees                             2,448        2,949         1,947        (501)       (17)          1,002          51
  Advertising and public relations       3,758        2,736         1,579       1,022         37           1,157          73
  Other                                 23,043       18,587        16,725       4,456         24           1,862          11
-------------------------------------------------------------------------------------                    -------
Total noninterest expense             $122,406     $115,677       $98,501     $ 6,729          6%        $17,176          17%
-------------------------------------------------------------------------------------                    -------
Noninterest expense to
  Average Assets                          3.35%        3.76%         4.14%
==============================================================================================================================

INCOME TAXES

   The provision for income taxes and related items are as follows:


                               TAX          CUMULATIVE EFFECT OF
                            PROVISION        ACCOUNTING CHANGE
----------------------------------------------------------------
 1995                      $23,242,000                  --
 1994                       15,829,000                  --
 1993                        9,780,000          $3,650,000


   BancGroup is subject to federal and state taxes at combined rates of approximately 38% for regular tax purposes and 23% for alternative minimum tax purposes. These rates are reduced or increased for certain nontaxable income or nondeductible expenses, primarily consisting of tax exempt interest income, partially taxable dividend income, and nondeductible amortization of goodwill.

   In 1993 the Company adopted Financial Accounting Standards Board Statement No. 109 which requires an asset and liability approach for financial accounting and reporting for income taxes. The impact of the adoption of this statement was the recognition in the first quarter of 1993 of income in the amount of $3,650,000, which is shown in the financial statements as the cumulative effect of a change in accounting for income taxes.

   Also in 1993, the Omnibus Reconciliation Act of 1993 effectively increased the Company's Federal tax rate by 1% to 35% based on taxable income.

   Management's goal is to minimize income tax expense and maximize cash yield on earning assets by increasing or decreasing its tax exempt securities and/or investment in preferred and common stock. Accordingly, BancGroup's investment in tax exempt securities was increased in 1993, 1994 and 1995.

The Colonial BancGroup, Inc. and Subsidiaries
--------------------------------------------------------------------------------

REVIEW OF FINANCIAL CONDITION

OVERVIEW

   Ending balances of selected components of the Company's balance sheet changed from December 31, 1994 to December 31, 1995 as follows:

(In thousands)                                  INCREASE
                                               (DECREASE)
----------------------------------------------------------
                                             Amount     %
----------------------------------------------------------
Total assets                               $983,113   30.5
Securities available for sale
  and investment securities                  32,827    7.0
Mortgage loans held for sale                 49,760   81.9
Loans, net of unearned income               822,690   35.0
Deposits                                    699,737   27.9
----------------------------------------------------------

   Management continuously monitors the financial condition of BancGroup in order to protect depositors, increase shareholder value and protect current and future earnings.

   The most significant factors affecting BancGroup's financial condition from 1993 through 1995 have been:

- An increase in residential mortgage loans from 23.9% of total loans at December 31, 1992 to 45.7% at December 31, 1995. This increase has resulted from the acquisition of thrifts as well as from loans CMC produced for the Company's portfolio. BancGroup has continued to place emphasis on these loans as a major product line which has a relatively low loss ratio.

-  Internal loan growth of 24% in 1995 excluding acquisitions.

- A 33% increase in 1995 in average noninterest bearing demand deposits with 21.4% of the increase from CMC custodial deposits and the remainder substantially from internal growth.

- Maintenance of high asset quality and reserve coverage of nonperforming assets. Nonperforming assets were .83%, .96% and 1.38% of related assets at December 31, 1995, 1994 and 1993. Net charge-offs were .15%, .09% and .32% of average loans over the same periods. The allowance for possible loan losses was 1.31% at December 31, 1995, providing 265% coverage of non-performing loans (nonaccrual and renegotiated).

- Increase in tier one leverage ratios from 5.79% at December 31, 1993 to 6.29% at December 31, 1995.

- An increase in the loan to deposit ratio from 93.9% at December 31, 1994 to 99.1% at December 31, 1995. Federal Home Loan Bank borrowings continue to be a major source of funding allowing the Company greater funding flexibility.

- Increase of $50 million in mortgage loans held for sale primarily as a result of decreases in long-term interest rates in late 1995.

   These items, as well as a more detailed analysis of BancGroup's financial condition, are discussed in the following sections.

--------------------------------------------------------------------------------

LOANS

   Growth in loans and maintenance of a high quality loan portfolio are the principal ingredients to improved earnings. This goal is achieved in various ways as outlined below:

- Management's emphasis, within all of BancGroup's banking regions, is on loan growth in accordance with local market demands and the lending experience and expertise in the regional and county banks. The regional banks are diverse in the loan demands of their areas and in their lending expertise, resulting in a fairly diversified portfolio without significant concentration of risk.

- Management believes that its strategy of meeting local demands and utilizing local lending expertise has proven successful. Management also believes that any existing concentrations of loans, whether geographically, by industry or by borrower do not expose BancGroup to unacceptable levels of risk.

- BancGroup has a significant concentration of residential real estate loans representing 45.7% of total loans. These loans are substantially all mortgages on single-family, owner occupied properties and therefore have minimal credit risk. While a major portion of these loans was acquired with the thrift acquisitions, the Company has continued to grow this portfolio with a $551 million or 61% increase in these loans in 1995. A portion of this growth, approximately $246 million, is due to adjustable rate mortgages originated by CMC and acquired by Colonial Bank. Residential mortgage loans are predominately adjustable rate loans and therefore have not resulted in any material change in the Company's rate sensitivity.

- The most significant industry concentration is in loans collateralized by commercial real estate with loan balances of $692,550,000, $626,618,000, $514,299,000, $404,836,000, and $331,418,000, at December 31, 1995, 1994,
   1993, 1992 and 1991, respectively. BancGroup's commercial real estate loans are spread geographically throughout Alabama and other areas including metropolitan Atlanta, Georgia and Central Florida with no more than 30% of these loans in any one geographic area. The Alabama economy experiences a generally slow but steady rate of growth. For this reason, real estate values have not been inflated due to excessive speculation and BancGroup's real estate related loans continue to perform at acceptable levels.

- BancGroup makes mortgage loans on a short-term basis (generally less than ninety days) while these loans are being packaged for sale in the secondary market. These loans are classified as mortgage loans held for sale with balances totaling $110,486,000, $60,726,000, $361,496,000, $144,215,000 and
   $105,219,000 at December 31, 1995, 1994, 1993, 1992 and 1991, respectively.
   There is minimal credit risk associated with these loans. During 1991, 1992 and 1993 the total balances invested in these types of loans increased significantly due primarily to large volumes of mortgage refinancing. The decrease in mortgage loans held for sale during 1994 and subsequent increase in 1995 are directly related to the fluctuation in long-term interest rates and its related impact on mortgage loan refinancing. These loans are funded principally with short-term borrowings, providing a relatively high margin for these funds.

- As discussed more fully in subsequent sections, management has determined to maintain adequate liquidity and liquidity sources. BancGroup has arranged funding sources in addition to customer deposits which provide the capability for the Company to exceed a 100% loan to deposit ratio and maintain adequate liquidity.

- Internal loan growth has been a major factor in the Company's increasing earnings with growth rates of 24.3% in 1995, 20.3% in 1994, 12.1% in 1993 and 10.7% in 1992 excluding acquisitions.

================================================================================

GROSS LOANS BY CATEGORY


(In thousands)                                                                 December 31
---------------------------------------------------------------------------------------------------------------------------
                                                   1995             1994              1993             1992            1991
---------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural       $  436,791       $  372,104        $  308,954       $  274,404      $  294,544
Real estate--commercial                         692,550          626,618           514,299          404,836         331,418
Real estate--construction                       335,645          227,645           172,367          131,835          84,170
Real estate--residential                      1,451,338          900,318           760,176          317,511         272,843
Installment and consumer                        215,043          185,272           166,126          158,451         173,927
Other                                            44,746           42,015            34,996           42,401          44,424
---------------------------------------------------------------------------------------------------------------------------
Total loans                                  $3,176,113       $2,353,972        $1,956,918       $1,329,438      $1,201,326
===========================================================================================================================

---------------------------------------------------------------------------------------------------------------------------
Percent of loans in each category to
  total loans:
  Commercial, financial and agricultural           13.8%            15.8%             15.8%            20.6%           24.5%
  Real estate--commercial                          21.8             26.6              26.3             30.5            27.6
  Real estate--construction                        10.6              9.7               8.8              9.9             7.0
  Real estate--residential                         45.7             38.2              38.8             23.9            22.7
  Installment and consumer                          6.8              7.9               8.5             11.9            14.5
  Other                                             1.3              1.8               1.8              3.2             3.7
---------------------------------------------------------------------------------------------------------------------------
                                                  100.0%           100.0%            100.0%           100.0%          100.0%
===========================================================================================================================

   As discussed in a subsequent section, BancGroup seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. The goals of BancGroup with respect to loan maturities and rate sensitivity have been and will continue to be to focus on shorter term maturities and floating or adjustable rate loans.

   At December 31, 1995, approximately 56% of loans were floating rate or adjustable rate loans.

   Contractual maturities may vary significantly from actual maturities due to loan extensions, early payoffs due to refinancing and other factors. Fluctuations in interest rates are also a major factor in early loan pay-offs. The uncertainties, particularly with respect to interest rates, of future events make it difficult to predict the actual maturities. BancGroup has not maintained records related to trends of early pay-off since management does not believe such trends would present any significantly more accurate estimate of actual maturities than the contractual maturities presented.

The Colonial BancGroup, Inc. and Subsidiaries
--------------------------------------------------------------------------------

LOAN MATURITY/RATE SENSITIVITY


(In thousands)                                                             December 31, 1995
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Rate Sensitivity,
                                                                                                              Loans Maturing
                                                     Maturing                    Rate Sensitivity              Over 1 Year
                                       -----------------------------------   -----------------------      ---------------------
                                        Within         1-5         Over
                                        1 Year        Years       5 Years       Fixed      Floating         Fixed     Floating
-------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and
  agricultural                         $243,683    $  141,369   $   51,739   $  198,316   $  238,475    $  124,512   $   68,596
Real estate--commercial                 216,969       382,273       93,308      371,388      321,162       299,080      176,501
Real estate--construction               239,656        56,845       39,144      131,249      204,396        33,210       62,779
Real estate--residential                176,803       436,522      838,013      513,751      937,587       405,384      869,151
Installment and consumer                111,131        97,185        6,727      169,931       45,112        86,572       17,340
Other                                     6,368         5,212       33,166       30,776       13,970        25,011       13,367
-------------------------------------------------------------------------------------------------------------------------------
Total loans                            $994,610    $1,119,406   $1,062,097   $1,415,411   $1,760,702    $  973,769   $1,207,734
===============================================================================================================================

LOAN QUALITY

   A major key to long-term earnings growth is maintenance of a high quality loan portfolio. BancGroup's directive in this regard is carried out through its policies and procedures for review of loans and through a company wide senior credit administration function. This function participates in the loan approval process with the regional banks and provides an independent review and grading of loan credits on a continual basis.

   BancGroup has standard policies and procedures for the evaluation of new credits, including debt service evaluations and collateral guidelines. Collateral guidelines vary with the credit worthiness of the borrower, but generally require maximum loan-to-value ratios of 85% for commercial real estate and 90% for residential real estate. Commercial, financial and agricultural loans are generally collateralized by business inventory, accounts receivables or new business equipment at 50%, 80% and 90% of estimated value, respectively. Installment and consumer loan collateral where required is based on 90% loan to value ratios.

   Based on the above policies, procedures and loan review program, BancGroup determines its allowance for possible loan losses and the amount of provision for loan losses. The allowance for possible loan losses is maintained at a level which, in management's opinion, is adequate to absorb potential losses on loans present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; (3) the provision for possible loan losses charged to income, which increases the allowance, and (4) the allowance for loan losses of acquired banks. In determining the provision for possible loan losses in an effort to evaluate portfolio risks, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions.

   The goal and result of these policies and procedures is to provide a sound basis for new credit extensions and an early recognition of problem assets to allow the most flexibility in their timely disposition.

LOAN LOSS EXPERIENCE
   During 1995 the ratio of net charge-offs to average loans increased to .15% from .09% in 1994. This increase has been impacted by the increase in average loans but also by an increase of approximately $2.0 million in actual net charge-offs. Net charge-offs as a percent of net loans for the past five years have fluctuated from a high of .47% in 1991 to a low of .09% in 1994. For 1991 and 1992, a period during which the national economy went through a recession, BancGroup's annual charge-off ratio averaged .46% with only a .03% variance between the two years. This consistently low and improving charge-off level has primarily been the result of the Company's localized lending strategies and early identification of potential problem loans. In addition, the current concentration of loans in residential real estate loans has had a favorable impact on net charge-offs.

   The schedule on the following page reflects greater than 100% coverage of nonperforming loans (nonaccrual and renegotiated) by the allowance for loan losses. Management has not targeted any specific coverage ratio in excess of 100%, and the coverage ratio may fluctuate significantly as larger loans are placed into or removed from nonperforming status. Management's focus has rather been on establishing reserves related to an earlier identification of potential problem loans. The increase in the coverage ratio from 238% at December 31, 1991 to 265% at December 31, 1995 reflects added reserves due to the growth in loans and the relatively consistent level of nonperforming loans (nonaccrual and renegotiated), coupled with management's decision to maintain and in fact increase reserves due to economic uncertainties.

   Management is committed to maintaining adequate reserve levels to absorb future losses. This commitment has allowed BancGroup to weather economic uncertainties without disruption of its earnings.

-------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE

(In thousands)                                                                  Years Ended December 31
-------------------------------------------------------------------------------------------------------------------------------
                                                             1995            1994           1993           1992            1991
-------------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
  January 1                                            $   36,985      $   30,946     $   20,598     $   17,295      $   15,574
Charge-offs:
  Commercial, financial, and agricultural                   2,781           2,017          3,179          3,346           2,670
  Real estate--commercial                                     339           1,143            530            771             709
  Real estate--construction                                    44               2            957              7               4
  Real estate--residential                                    372             372            569            730             766
  Installment and consumer                                  2,603           1,751          1,853          2,871           3,666
  Other                                                       163             168              7             83              74
-------------------------------------------------------------------------------------------------------------------------------
  Total charge-offs                                         6,302           5,453          7,095          7,808           7,889
-------------------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial, financial, and agricultural                     777           1,686            637            524             595
  Real estate--commercial*                                     26             202             44             49               3
  Real estate--construction                                    11              12             25             --              --
  Real estate--residential                                    161              77            102            171             157
  Installment and consumer                                  1,307           1,465          1,502          1,396           1,488
  Other                                                        45              43              7             15              13
-------------------------------------------------------------------------------------------------------------------------------
  Total recoveries                                          2,327           3,485          2,317          2,155           2,256
-------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                             3,975           1,968          4,778          5,653           5,633
Addition to allowance charged to
  operating expense                                         7,350           7,506          8,850          8,956           7,028
Allowance added from bank acquisitions                      1,129             501          6,276             --             326
-------------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
  December 31                                          $   41,489      $   36,985     $   30,946     $   20,598      $   17,295
===============================================================================================================================
Loans (net of unearned income)
  December 31                                          $3,175,560      $2,352,870     $1,963,062     $1,330,928      $1,200,443
Ratio of ending allowance to ending loans
  (net of unearned income)                                   1.31%           1.57%          1.58%          1.55%           1.44%
Average loans (net of unearned income)                 $2,708,633      $2,138,371     $1,494,053     $1,273,486      $1,187,081
Ratio of net charge-offs to average loans
  (net of unearned income)                                   0.15%           0.09%          0.32%          0.44%           0.47%
Allowance for loan losses as a percent
  of nonperforming loans
  (nonaccrual and renegotiated)                               265%            292%           284%           224%            238%
===============================================================================================================================

The Colonial BancGroup, Inc. and Subsidiaries
-------------------------------------------------------------------------------

NONPERFORMING ASSETS

   BancGroup classifies problem loans into four categories: nonaccrual, past due, renegotiated and other potential problems. When management determines a loan no longer meets the criteria for performing loans and collection of interest appears doubtful, the loan is placed on nonaccrual status. All loans that are 90 days past due are considered nonaccrual unless they are adequately collateralized, they are in the process of collection, and there is reasonable assurance of full collection of principal and interest. BancGroup's policy is also to charge off installment loans 120 days past due unless they are in the process of foreclosure and are adequately collaterlized. Management closely monitors all loans which are contractually 90 days past due, renegotiated or nonaccrual. These loans are summarized as follows:

===========================================================================================================================
NONPERFORMING ASSETS                                                                   DECEMBER 31
---------------------------------------------------------------------------------------------------------------------------
(In thousands)                                            1995           1994            1993           1992           1991
---------------------------------------------------------------------------------------------------------------------------
Aggregate loans for which interest is
  not being accrued                                    $13,840        $ 9,263         $ 9,472        $ 7,838        $ 6,257
Aggregate loans renegotiated to
  provide a reduction or deferral
  of interest or principal because of
  a deterioration in the financial
  condition of the borrower                              1,800          3,386           1,425          1,346          1,020
---------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans*                              15,640         12,649          10,897          9,184          7,277
Other real estate                                       10,592          9,873          16,399         10,382          6,042
Repossessions                                              162             81              88            103            150
---------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets *                           $26,394        $22,603         $27,384        $19,669        $13,469
===========================================================================================================================

Aggregate loans contractually
  past due 90 days for which
  interest is being accrued                            $ 1,381        $ 2,559         $ 2,218        $ 1,450        $ 1,597
Total nonperforming loans as a
  percent of net loans                                    0.49%          0.54%           0.56%          0.69%          0.61%
Total nonperforming assets as a
  percent of net loans, other real estate
  and repossessions                                       0.83%          0.96%           1.38%          1.47%          1.12%
Total nonaccrual, renegotiated and
  past due loans as a percent of total loans              0.54%          0.65%           0.67%          0.80%          0.74%
Allowance for loan loss as a percent of
  nonperforming loans (nonaccrual
  and renegotiated)                                        265%           292%            284%           224%           238%
===========================================================================================================================
*  Total does not include loans contractually past due 90 days or more which are still accruing interest.

   Fluctuations from year to year in the balances of nonperforming assets are attributable to several factors including changing economic conditions in various markets, nonperforming assets obtained in various acquisitions and the disproportionate impact of larger (over $500,000) individual credits. On December 31, 1993 BancGroup completed the acquisition of First AmFed Corporation. With this acquisition the Company recorded $11.2 million in other real estate, $1.6 million in nonaccrual loans, and $.5 million in 90 day past due loans that were still accruing. The carrying value of these nonperforming assets was adjusted at the acquisition date to their current estimated fair values based on BancGroup's intention to dispose of them in the most expeditious and profitable manner. Excluding these nonperforming assets acquired with First AmFed, the Company's nonperforming asset ratio would have been .74% at December 31, 1993 compared to 1.38% noted above. During 1994 a substantial portion of these problem assets, particularly other real estate, was disposed of and the nonperforming asset ratio was reduced to .96%.

   In the fourth quarter of 1992, three large loans totaling $4.9 million were placed in nonperforming status, including one apartment loan ($1.3 million) which was classified as an "in substance foreclosure." The other two loans were to an industrial trailer manufacturer and a health care services provider located in different geographic areas of Alabama. All of these loans were either charged-off ($.5 million), paid off ($1.3 million) or paid current ($3.1 million) in 1993 and removed from nonperforming status. The majority of the balance of renegotiated loans at December 31, 1994 and 1995 represents a bankruptcy credit on which the rate was reduced to below current market rate.

   Nonaccrual loans at December 31, 1995 were $13.8 million compared to $9.3 million at December 31, 1994. This increase is primarily in commercial real estate loans from prior years' acquisitions and the Georgia acquisition completed in 1995.

   Management, through its loan officers, internal loan review staff and external examinations by regulatory agencies, has identified approximately $118 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by regulatory agencies. In connection with such reviews collateral values are updated where considered necessary. If collateral values are judged insufficient or other sources of repayment inadequate, the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of December 31, 1995 substantially all of these loans are current with their existing repayment terms. Management believes that classification of such loans as potential problem loans well in advance of their reaching a delinquent status allows the Company the greatest flexibility in correcting problems and providing adequate reserves without disruption of earnings trends. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.

   The above nonperforming loans and potential problem loans represent all material credits for which management has serious doubts as to the ability of the borrowers to comply with the loan repayment terms. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.

   Interest income earned on nonaccrual loans was $605,000, $414,000, $93,000, $316,000 and $232,000 in 1995, 1994, 1993, 1992 and 1991, respectively. Interest income foregone on such loans was approximately $905,000, $786,000, $562,000, $279,000 and $618,000 in 1995, 1994, 1993, 1992, and 1991 respectively.

   On January 1, 1995, BancGroup adopted SFAS No. 114, Accounting By Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosure. As a result, the following loans were considered impaired as of December 31, 1995. See Note 1 to the consolidated financial statements for further discussion.


                                                     Carrying
(In thousands)                 Balance      Reserve    Value
-------------------------------------------------------------
Commercial, financial,
  and agricultural             $ 2,569       $2,177   $   392
Real Estate--Commercial          5,855        2,474     3,381
Real Estate--Construction        2,680          529     2,151
Real Estate--Residential         4,381          482     3,899
Installment and Consumer           782          232       550
Other                               26           13        13
-------------------------------------------------------------
Total impaired loans           $16,293       $5,907   $10,386
-------------------------------------------------------------


--------------------------------------------------------------------------------

ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

   Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocations of the total allowance represent an approximation of the reserves for each category of loans based on management's evaluation of the respective historical charge-off experience and risk within each loan type.

--------------------------------------------------------------------------------------------
ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES              DECEMBER 31
--------------------------------------------------------------------------------------------
(In thousands)                                    1995      1994     1993      1992     1991
--------------------------------------------------------------------------------------------
Balance at end of period applicable to:
  Commercial, financial, and agricultural      $ 8,020   $ 6,999  $ 6,235   $ 5,087  $ 4,403
  Real estate--commercial                       13,662    12,168   11,112     6,030    5,025
  Real estate--construction                      7,233     3,636    1,830     2,077    1,177
  Real estate--residential                       7,256     8,837    7,182     3,906    3,524
  Installment and consumer                       3,076     2,844    2,754     2,327    2,272
  Other                                          2,242     2,501    1,833     1,171      894
--------------------------------------------------------------------------------------------
Total                                          $41,489   $36,985  $30,946   $20,598  $17,295
--------------------------------------------------------------------------------------------

SECURITIES

   BancGroup determines on a daily basis the funds available for short-term investment. Funds available for long-term investment are projected based upon anticipated loan and deposit growth, liquidity needs, pledging requirements and maturities of securities, as well as other factors. Based on these factors and management's interest rate and income tax forecast, an investment strategy is determined. Significant elements of this strategy as of December 31, 1995 include:

- BancGroup's investment in U.S. Treasury securities and obligations of U.S. government agencies is substantially all pledged against public funds deposits.

- Investment alternatives which maximize the highest after-tax net yield are considered.

- Management has also attempted to increase the investment portfolio's overall yield by investing

The Colonial BancGroup, Inc. and Subsidiaries
-------------------------------------------------------------------------------

   funds in excess of pledging requirements in high-grade corporate notes and mortgage-backed securities.

- BancGroup's investment in obligations of state and political subdivisions has been increased during 1994 and 1995 since the Company receives full benefit for tax-advantaged investments. The investment strategy also incorporates high-grade preferred stocks when the tax equivalent yield on these investments provides an attractive alternative. The yields on these preferred stocks are adjusted on a short-term basis and provide tax advantaged income without long-term interest rate risk.

- The maturities of investment alternatives are determined in consideration of the yield curve, liquidity needs and the Company's asset/liability gap position. Throughout 1992 and 1993, management invested in securities with maturities of 5 years or less with the majority in the 2-3 year range. As interest rates increased and the Company's asset/liability gap position allowed, maturities were increased during 1994 to the 5-7 year range and reduced to the 2-3 year range in 1995.

- The risk elements associated with the various types of securities are also considered in determining investment strategies. U.S. Treasury and U.S. government agency obligations are considered to contain virtually no default or prepayment risk. Mortgage-backed securities have varying degrees of risk of impairment of principal. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. BancGroup's mortgage backed security portfolio as of December 31, 1995 or 1994 does not include any interest-only strips and the amount of unamortized premium on mortgage backed securities is approximately $222,000. The recoverability of BancGroup's investment in mortgage-backed securities is reviewed periodically, and where necessary, appropriate adjustments are made to income for impaired values.

- Obligations of state and political subdivisions, as well as other securities have varying degrees of credit risk associated with the individual borrowers. The credit ratings and the credit worthiness of these securities are reviewed periodically and appropriate reserves established when necessary.

   Securities available for sale represent those securities that BancGroup intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, added or deducted from shareholders' equity. The balance in securities available for sale increased from $104 million at December 31, 1994 to $214 million at December 31, 1995 partially as a result of a reclassification from investment securities of $57 million in December 1995 as allowed by the Financial Accounting Standards Board to realign the portfolios without risk of penalties and $26 million from acquisitions. The Company took this opportunity to reclassify certain structured notes, corporate and municipal bonds to allow for possible disposition and certain treasury notes for liquidity purposes.


SECURITIES BY CATEGORY
----------------------------------------------------------
                                    Carrying Value
                                    at December 31
----------------------------------------------------------
(In thousands)                  1995       1994       1993
----------------------------------------------------------
Investment securities:
  U.S. Treasury securities
    and obligations
    of U.S. government
    agencies                $219,049   $288,554   $243,383
  Obligations of state
    and political
    subdivisions              47,007     44,489     36,680
  Other                       18,483     29,280     34,520
----------------------------------------------------------
Total                       $284,539   $362,323   $314,583
----------------------------------------------------------
Securities available for sale:
  U.S. Treasury securities
    and obligations
    of U.S. government
    agencies                $171,536   $ 83,752   $111,776
  Obligations of state
    and political
    subdivisions               5,578        101          5
  Other                       37,179     19,829      7,935
----------------------------------------------------------
Total                       $214,293   $103,682   $119,716
----------------------------------------------------------

   At December 31, 1995, there was no single issuer with the exception of U.S. government and U.S. government agencies, where the aggregate book value of these securities exceeded ten percent of shareholders' equity or $28.9 million.

MATURITY DISTRIBUTION OF SECURITIES

                                    WITHIN 1 YEAR             1-5 YEARS               5-10 YEARS             OVER 10 YEARS
                                 -------------------     -------------------      ------------------      -------------------
                                             AVERAGE                 AVERAGE                 AVERAGE                  AVERAGE
  (In thousands)                  AMOUNT      RATE        AMOUNT      RATE        AMOUNT      RATE        AMOUNT       RATE
-----------------------------------------------------------------------------------------------------------------------------
Investment securities:
U.S. Treasury securities
  and obligations of U.S.
  government agencies           $ 42,263       5.50%    $125,937       6.42%          --        --       $   518       6.99%
Mortgage-backed securities           217       8.05       29,205       6.40      $13,463      7.54%       15,023       8.09
Obligations of state and
  political subdivisions (1)       6,395       7.15       24,363       7.20       14,182      8.07         2,473       9.43
Other (2)                              5       5.50           --         --          362      8.24            --         --
                                --------                --------                 -------                 -------
Total                           $ 48,880       5.73%    $179,505       6.53%     $28,007      7.82%      $18,014       8.24%
-----------------------------------------------------------------------------------------------------------------------------
Securities available for sale (3):
U.S. Treasury securities
  and obligations of U.S.
  government agencies           $116,794       5.64%
Mortgage-backed securities        61,371       6.86
Obligations of state and
  political subdivisions (1)       5,552       5.34

Other                              6,553       7.60
                                --------
Total                           $190,270       6.27%
====================================================

(1) The weighted average yields are calculated on the basis of the cost and effective yield weighted for the scheduled maturity of each security. The weighted average yields on tax exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 35%. The taxable equivalent adjustment represents the annual amounts of income from tax exempt obligations multiplied by 145%.

(2) This category excludes all corporate common and preferred stocks since these instruments have no maturity date.

(3) Securities available for sale are shown as maturing within one year although BancGroup intends to hold these securities for an indefinite period of time. (See Contractual Maturities in Note 3 to the consolidated financial statements.)

--------------------------------------------------------------------------------

DEPOSITS

   BancGroup's deposit structure consists of the following:



                                                  DECEMBER 31              % OF TOTAL
--------------------------------------------------------------------------------------
(In thousands)                                  1995       1994          1995     1994
--------------------------------------------------------------------------------------
Noninterest-bearing demand deposits          $  543,102 $  437,298       16.9%    17.5%
Interest-bearing demand deposits                522,803    531,203       16.3     21.2
Savings deposits                                352,179    315,304       11.0     12.6
Certificates of deposit less than $100,000    1,094,863    687,007       34.2     27.4
Certificates of deposit more than $100,000      321,825    224,540       10.0      9.0
IRA's                                           183,136    154,346        5.7      6.2
Open time deposits                              186,290    154,763        5.9      6.1
--------------------------------------------------------------------------------------
Total deposits                               $3,204,198 $2,504,461      100.0%   100.0%
======================================================================================

   The growth in deposits and the mix of deposits has been most significantly impacted in 1994 and 1995 by acquisitions. BancGroup acquired several thrift institutions from 1993 to 1995. As such, the level of noninterest-bearing demand deposits was less than 3% of the total deposits acquired with the major portion of acquired deposits in certificates of deposit. Noninterest-bearing demand deposits have increased $106 million (24%) from December 31, 1994 to December 31, 1995. The increase in average noninterest demand deposits has been approximately 33%. Included in this 33% increase is approximately 21% related to an increase in custodial deposits of Colonial Mortgage Company with the remaining approximately 12% primarily related to internal growth throughout the Company's branch system. As noted above, the acquired thrifts did not add any significant amounts of noninterest-bearing demand accounts. However, the presence of such branches and customer relationships has attracted demand deposit accounts after the mergers. The Company also acquired two commercial banks in 1995, Brundidge Banking and Farmers and Merchants Bank, with approximately $12 million in non-interest bearing deposits at acquisition.
The majority of the noninterest-bearing demand deposit growth is attributable to the Company's focus on developing customer relationships and sales efforts.

   BancGroup has attempted through its acquisition and branch expansion programs to increase its market presence in the State of Alabama and expand into other growth markets in the Southeast, the first of which was Atlanta in 1995 followed by Orlando in 1996. The principal goal is to provide the Company's retail customer base with convenient access

The Colonial BancGroup, Inc. and Subsidiaries
--------------------------------------------------------------------------------

to branch locations while enhancing the Company's potential for future increases in profitability. During 1995 BancGroup established retail banking, training and policies and procedures departments as well as continuing its branch automation project to reinforce the Company's goal of providing the customer with the best possible service. In connection with this goal, several other initiatives have been undertaken, including an electronic banking division which includes home banking, business banking, automatic teller, credit card and check card services. The Company has increased its automatic teller machine services by expanding into 67 WalMart locations throughout Alabama. Full service banking will be offered in nine WalMart locations in 1996 with eight located in Alabama and one in Tennessee. The Company is continuing its sales of investment products, such as mutual funds and annuities to customers seeking alternatives to deposit products. The overall goal of these steps has been to efficiently provide customers with the financial products they need and desire.

   In 1995 the Company initiated a brokered Certificate of Deposit (CD) program to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates and maturities. At December 31, 1995, $75 million of CD's were outstanding under this program.

===============================================================================

SHORT-TERM BORROWINGS

   Short-term borrowings were comprised of the following at December 31, 1995, 1994 and 1993:


(In thousands)                  1995       1994       1993
----------------------------------------------------------
Federal funds purchased
 and securities sold
 under repurchase
 agreements                 $131,115   $145,419   $104,818
Federal Home Loan
  Bank borrowings            465,000    210,050    190,150
Other short-term
  borrowings                   1,141      1,131      1,000
----------------------------------------------------------
Total                       $597,256   $356,600   $295,968
----------------------------------------------------------

   BancGroup has available Federal Funds lines from upstream banks including the Federal Home Loan Bank (FHLB) totaling $558 million at December 31, 1995. In addition, correspondent banks and customers with repurchase agreements have provided a consistent base of short-term funds. BancGroup became a member of the FHLB in late 1992. As a member of the FHLB, BancGroup can borrow up to $850 million from the FHLB on either a short or long-term basis excluding funds available through the federal funds line.

   Short-term borrowings, including FHLB borrowings, have been used to fund short-term assets, primarily mortgage loans held for sale, and loans. During 1994 the volume of mortgage loans held for sale decreased significantly as long-term interest rates increased. FHLB borrowings have been used during 1994 and 1995 to fund loan growth. As discussed more fully in the "Liquidity and Interest Sensitivity" section of this report, the line of credit with the FHLB is considered a primary source of funding for the Company's asset growth.

===============================================================================

LIQUIDITY AND INTEREST SENSITIVITY

   BancGroup has addressed its liquidity and interest rate sensitivity through its policies and structure for asset/liability management. It has created the Asset/Liability Management Committee ("ALMCO"), the objective of which is to optimize the net interest margin while assuming reasonable business risks. ALMCO annually establishes operating constraints for critical elements of BancGroup's business, such as liquidity and rate sensitivity. ALMCO constantly monitors performance and takes action in order to meet its objectives.

   Of primary concern to ALMCO is maintaining adequate liquidity. Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, repayment of debt when due and payment of operating expenses and dividends.

   The Consolidated Statement of Cash Flows identifies the three major sources and uses of cash (liquidity) as operating, investing and financing activities. Operating activities reflect cash generated from operations. Management views cash flow from operations as a major source of liquidity. Investing activities represent a primary usage of cash with the major net increase being attributed to loan growth. When investment securities mature they are generally reinvested in new investment securities or assets held for sale. Financing activities generally provide funding for the growth in loans and investment securities with increased deposits. Short-term borrowings are used to provide funding for temporary gaps in the funding of long-term assets and deposits, as well as to provide funding for mortgage loans held for sale and loan growth. BancGroup has the ability to tap other markets for certificates of deposit and to utilize established lines for Federal funds purchased and FHLB advances. BancGroup maintains and builds diversified funding sources in order to provide flexibility in meeting its requirements.

   From 1992 through 1995 the significant changes in the Company's cash flows have centered around loan growth and fluctuations in mortgage loans held for sale. Loan growth of $590 million in 1995 and $375 million in 1994 has been one of the principal uses of cash in both years. The decrease in mortgage loans held for sale was a principal source of cash in 1994, decreasing $301 million. In 1995 these loans increased, using $50 million in funds. As noted in previous sections, short-term borrowings increased $241 million in 1995 and were used to fund loan growth. Management has chosen to fund short-term fluctuations in the volume of mortgage loans held for sale with short-term borrowings as opposed to increasing rate sensitive deposits. Deposit growth of $452 million with $75 million from the previously discussed brokered CD program provided an additional source of funding for internal loan growth.

   As noted previously, the composition of the Company's loan portfolio has changed over the past three years. BancGroup at December 31, 1995 had $1.5 billion of residential real estate loans. These loans provide collateral for the current $850 million credit line at the FHLB. The FHLB unused credit capacity, $385 million at December 31, 1995, provides the Company significant flexibility in asset/liability management, liquidity and deposit pricing.

   In August,1993 the Company retired $15 million of its 1986 subordinated debentures which had a maturity date of 2011. The retirement of this debt was funded with a $15 million term note which requires an annual principal amortization of $1 million. The term note was reduced to a balance of $11,250,000 at December 31, 1995. In August 1995 BancGroup entered into a two year revolving line of credit for $15 million. This line of credit provides an additional source of funding for acquisition related activities. Management believes its liquidity sources and funding strategies are adequate given the nature of its asset base and current loan demand.

   The primary uses of funds as reflected in BancGroup's Parent Only Statement of Cash Flows were $2.7 million for the payment of interest on debt, $1.0 million for principal payment on term notes (See Note 9 to the Consolidated Financial Statements) and $10.5 million for the payment of dividends. The Parent Company's primary source of funds was $13.4 million in dividends received from its Alabama subsidiary bank and $6.2 million in proceeds from the line of credit discussed previously. Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $57 million of retained earnings plus certain 1996 earnings would be available for distribution to BancGroup as dividends in 1996 without prior approval from the respective regulatory authorities. BancGroup anticipates that the cash flow needs of the parent company are well below the regulatory dividend restrictions of its subsidiary bank.

   At December 31, 1995, BancGroup's liquidity position was adequate with loan maturities of $995 million, or 31% of the total loan portfolio, due within one year. Investment securities totaling $239 million or 51% of the total portfolio also had maturities within one year or have been classified as available for sale. As of December 31, 1995 there were, however, no current plans to dispose of any significant portion of these securities. In addition BancGroup has $385 million in additional borrowing capacity at the FHLB.

   BancGroup's asset/liability management policy has also established targets for interest rate sensitivity. Changes in interest rates will necessarily lead to changes in the net interest margin. It is ALMCO's goal to minimize volatility in the net interest margin by taking an active role in managing the level, mix and maturities of assets and liabilities and by analyzing and taking action to manage mismatch and basis risk. The interest sensitivity schedule reflects a 7.0% negative gap at 12 months. Based on this schedule, management believes that neither an increase or decrease in interest rates would result in a material swing in net income. Management has managed the asset/liability position of the bank through traditional sources. The Company does however, use off balance sheet instruments for hedging purposes to limit its risk associated with the sale of mortgage loans by providing sales commitments on all loans funded (See Note 6 to the supplemental Consolidated financial statements). The following table summarizes BancGroup's interest rate sensitivity as of December 31, 1995.

The Colonial BancGroup, Inc. and Subsidiaries
-------------------------------------------------------------------------------

                                                                     AT DECEMBER 31, 1995
                                               -----------------------------------------------------------------------------------
                                                                   INTEREST SENSITIVE WITHIN
                                               -----------------------------------------------------------------------------------
                                                    TOTAL          0-90       91-180      181-365         1 - 5       OVER 5
(In thousands)                                    BALANCE          DAYS         DAYS         DAYS         YEARS       YEARS
----------------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets:
  Federal funds sold and resale agreements     $   32,139    $   32,139    $      --    $      --   $        --   $        --
  Investment securities                           284,539        66,925       13,436       41,123        90,812        72,243
  Securities available for sale                   214,293        17,646       11,443        2,872       182,332            --
  Mortgage loans held for sale                    110,486       110,486           --           --            --            --
----------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income                   3,175,560     1,195,713      226,523      390,587       693,666       669,071
  Allowance for possible loan losses              (41,489)      (15,429)      (3,033)      (5,109)       (9,454)       (8,464)
----------------------------------------------------------------------------------------------------------------------------------
Net loans                                       3,134,071     1,180,284      223,490      385,478       684,212       660,607
Nonearning assets                                 426,667           457          100          100        29,660       396,350
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                   $4,202,195    $1,407,937    $ 248,469    $ 429,573   $   987,016   $ 1,129,200
----------------------------------------------------------------------------------------------------------------------------------

Rate Sensitive Liabilities:

  Interest-bearing demand deposits             $  522,803    $  356,690    $      --    $      --   $   166,113   $        --
  Savings deposits                                352,179       225,487           --           --       126,692            --
  Certificates of deposits less than $100,000   1,230,704       262,165      224,083      348,245       313,882        82,329
  Certificates of deposits more than $100,000     325,578        90,790       69,841       64,625        99,906           416
  IRA's                                           183,136        48,440       20,636       26,924        86,695           441
  Open time deposits                               46,695        45,439           48          302           401           505
  Short-term borrowings                           597,256       597,256           --           --            --            --
  Long-term debt                                   46,263        25,184           87          174         4,157        16,661
Noncosting liabilities & equity                   897,581             0           --           --            --       897,581
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities & Equity                     $4,202,195    $1,651,451    $ 314,695    $ 440,270   $   797,846   $   997,933
----------------------------------------------------------------------------------------------------------------------------------
Gap                                            $       --    $ (243,514)   $ (66,226)   $ (10,697)  $   189,170   $   131,267
----------------------------------------------------------------------------------------------------------------------------------
Cumulative Gap                                 $       --    $ (243,514)   $(309,740)   $(320,437)  $  (131,267)  $
----------------------------------------------------------------------------------------------------------------------------------

   At the bottom of the table is the interest rate sensitivity gap which is the difference between rate sensitive assets and rate sensitive liabilities.


   In reviewing the table, it should be noted that the balances are shown for a specific point in time and, because the interest sensitivity position is dynamic, it can change significantly over time. For all interest earning assets and interest bearing liabilities, variable rate assets and liabilities are reflected in the time interval or the assets or liabilities' earliest repricing date. Fixed rate assets and liabilities have been allocated to various time intervals based on contractual repayment. Furthermore, the balances reflect contractual repricing of the deposits and management's position on repricing certain deposits where management discretion is permitted prepayment assumptions are applied at a constant rate based on the Company's historical experience. Certain demand deposit accounts and regular savings accounts have been classified as repricing beyond one year in accordance with regulatory guidelines. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0 - 90 day category, the gap in that time frame would be a negative $536 million with a corresponding cumulative gap at one year of negative $482 million.


-------------------------------------------------------------------------------

CAPITAL ADEQUACY AND RESOURCES

   Management is committed to maintaining capital at a level sufficient to protect shareholders and depositors, provide for reasonable growth and fully comply with all regulatory requirements. Management's strategy to achieve these goals is to retain sufficient earnings while providing a reasonable return to shareholders in the form of dividends and return on equity. BancGroup's dividend pay-out ratio in 1995 was 25%. This level is below the Company's target range of 30-45%. Dividend rates are determined by the Board of Directors in consideration of several factors including: current and projected capital ratios, liquidity and income levels and other bank dividend yields and payment ratios.

   The amount of a cash dividend, if any, rests with the discretion of the Board of Directors of BancGroup as well as upon applicable statutory constraints such as the Delaware law requirement that dividends may be paid only out of capital surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

   BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion or acquisition opportunities.

   The Federal Reserve Board has issued guidelines identifying minimum Tier I leverage ratios relative to total assets and minimum capital ratios relative to risk-adjusted assets. The minimum leverage ratio is 3% but is increased from 100 to 200 basis points based on a review of individual banks by the Federal Reserve. The minimum risk adjusted capital ratios established by the

Federal Reserve are 4% for Tier I and 8% for total capital. BancGroup's actual capital ratios and the components of capital and risk adjusted asset information as of December 31, 1995 are stated below:

Capital (thousands):
 Tier I Capital:
   Shareholders' equity (excluding
    unrealized gain on
    securities available for sale)
    less intangibles                           $  258,857
 Tier II Capital:
   Allowable loan loss reserve                     36,455
   Subordinated debt                               17,121
                                               ----------
 Total Capital                                 $  312,433

Risk Adjusted Assets (thousands)               $2,915,927
Total Assets (thousands)                       $4,202,195


                              1995        1994        1993
-----------------------------------------------------------
Tier I leverage ratio         6.29%       6.43%       5.79%

Risk Adjusted Capital
    Ratios:
    Tier I Capital Ratio      8.88%       9.24%       8.76%
    Total Capital Ratio      10.71%      11.27%      10.86%


   BancGroup has increased capital gradually through normal earnings retention as well as through stock registrations to capitalize acquisitions.

   In December 1995, BancGroup notified the holders of its 1985 Convertible Subordinated Debentures of redemption of all debentures outstanding at January 31, 1996. In 1996 substantially all of the debentures were converted resulting in the issuance of 806,598 shares of Common Stock and payment in cash for the remaining balance. (See Note 9 to the consolidated financial statements.)

REGULATORY RESTRICTIONS

   As noted previously, dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited.

   The subsidiary banks are also required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1995, these deposits totaled $49.4 million.

FINANCIAL ACCOUNTING STANDARDS BOARD RELEASES

   In 1995 the Financial Accounting Standards Board issued Statement of Accounting Standards (SFAS) No. 121 Accounting for the Impairment of Long-lived Assets to be Disposed Of and SFAS No. 123 Accounting for Stock--Based Compensation. Both standards require adoption for years beginning after December 15, 1995. Management believes that the adoption of these statements will not have a material impact on BancGroup's financial position or results of operation. In May 1995, effective January 1,1995, BancGroup adopted SFAS No. 122 Accounting for Mortgage Servicing Rights, an amendment to SFAS No. 65. (See Note 1 to the consolidated financial statements.)

The Colonial BancGroup, Inc. and Subsidiaries
-------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
THE COLONIAL BANCGROUP, INC.

   We have audited the accompanying consolidated statements of condition of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1995 and 1994, the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

   As discussed in Notes 1 and 18 to the consolidated financial statements, the Company changed its method of accounting for mortgage servicing rights in 1995, for investments in 1994 and for income taxes in 1993.

   COOPERS & LYBRAND L.L.P.

   Montgomery, Alabama
   February 11, 1997,

-------------------------------------------------------------------------------
                                            CONSOLIDATED STATEMENT OF CONDITION


                                                                                                 December 31, 1995 and 1994
                                                                                                             (In thousands)

ASSETS                                                                                         1995                    1994
---------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                                  $  162,891              $  155,475
Interest-bearing deposits in banks                                                            6,279                   3,282
Federal funds sold                                                                           32,139                  15,110
Securities available for sale  (Note 3)                                                     214,293                 103,682
Investment securities (market value: 1995, $287,858; 1994, $351,098; (Note 3))              284,539                 362,323
Mortgage loans held for sale                                                                110,486                  60,726
Loans, net of unearned income (Note 4)                                                    3,175,560               2,352,870
Less:
  Allowance for possible loan losses (Note 5)                                               (41,489)                (36,985)
---------------------------------------------------------------------------------------------------------------------------
Loans, net                                                                                3,134,071               2,315,885
Premises and equipment, net                                                                  65,833                  56,898
Excess of cost over tangible and identified intangible assets
  acquired, net                                                                              29,440                  19,436
Mortgage servicing rights                                                                    80,053                  54,796
Other real estate owned                                                                      10,754                   9,680
Accrued interest and other assets                                                            71,417                  61,789
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                    $4,202,195              $3,219,082
===========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand                                                             $  543,102              $  437,298
  Interest-bearing demand                                                                   522,803                 531,203
  Savings                                                                                   352,179                 315,304
  Time                                                                                    1,786,114               1,220,656
---------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                            3,204,198               2,504,461
FHLB short-term borrowings (Note 8)                                                         465,000                 210,050
Other short-term borrowings (Note 8)                                                        132,256                 146,550
Subordinated debt (Note 9)                                                                   17,121                  17,459
Other long-term debt (Note 9)                                                                29,142                  69,203
Other liabilities                                                                            65,014                  47,341
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                         3,912,731               2,995,064
---------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 6, 15)
Shareholders' equity (Notes 3, 10):
Preference Stock, $2.50 par value; 1,000,000 shares authorized, none issued
Common Stock, $2.50 par value; 44,000,000 shares authorized, outstanding:
  31,039,376 shares issued and outstanding in 1995.**                                        77,598
Class A Common Stock, $2.50 par value; 40,000,000 shares authorized,
 outstanding: 27,420,590 shares in 1994.* **                                                                         68,551
Class B Common Stock, $2.50 par value; 4,000,000 shares authorized,
  outstanding 1,270,176 shares in 1994.* **                                                                           3,175
Additional paid in capital**                                                                120,635                  96,099
Retained earnings                                                                            90,886                  59,853
Unearned compensation                                                                          (822)                     --
Unrealized gain (loss) on securities available for sale, net of taxes                         1,167                  (3,660)
---------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                  289,464                 224,018
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                    $4,202,195              $3,219,082
===========================================================================================================================

* On February 21, 1995 the Class A and Class B Common Stock were reclassified into one class. (See Note 10.)
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

See notes to consolidated financial statements.

The Colonial BancGroup, Inc. and Subsidiaries
-------------------------------------------------------------------------------
                                               CONSOLIDATED STATEMENT OF INCOME

                                                                                                        For the years ended
                                                                                           December 31, 1995, 1994 and 1993
                                                                                   (In thousands, except per share amounts)

                                                                                          1995           1994          1993
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                                            $255,267       $185,960      $141,283
Interest and dividends on securities:
  Taxable                                                                               24,681         20,701        15,637
  Nontaxable                                                                             2,492          2,152         1,729
  Dividends                                                                              2,140          1,779         1,239
Interest on federal funds sold and securities purchased under
  resale agreements                                                                      2,212            929           767
Other interest                                                                             349            382           174
---------------------------------------------------------------------------------------------------------------------------
Total interest income                                                                  287,141        211,903       160,829
---------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                                                   113,983         76,985        57,267
Interest on short-term borrowings                                                       29,261         10,456         6,296
Interest on long-term debt                                                               3,737          3,461         2,794
---------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                 146,981         90,902        66,357
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME BEFORE PROVISION FOR POSSIBLE LOAN LOSSES                          140,160        121,001        94,472
Provision for possible loan losses (Notes 1, 5)                                          7,350          7,506         8,850
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES                           132,810        113,495        85,622
---------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage servicing fees                                                                 23,429         22,216        21,079
Service charges on deposit accounts                                                     16,716         14,365        12,440
Securities gains, net (Note 3)                                                               5             84           116
Other charges, fees and commissions                                                      3,786          3,414         2,719
Other income                                                                            10,455          7,673         7,091
---------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                                54,391         47,752        43,445
---------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Salaries and employee benefits                                                          48,752         50,548        44,393
Occupancy expense of bank premises, net                                                 11,219         10,688         9,054
Furniture and equipment expenses                                                         9,247          8,074         6,802
Amortization of mortgage servicing rights                                                9,095          6,078         4,840
Amortization of intangible assets                                                        1,488          1,353           977
Other expense (Note 17)                                                                 42,605         38,936        32,435
---------------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                                              122,406        115,677        98,501
---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES, EXTRAORDINARY ITEMS AND THE
  CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING FOR INCOME TAXES                          64,795         45,570        30,566
Applicable income taxes (Note 18)                                                       23,242         15,829         9,780
---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEMS AND THE CUMULATIVE EFFECT
    OF A CHANGE IN ACCOUNTING FOR INCOME TAXES                                          41,553         29,741        20,786
Extraordinary items, net of income taxes (Note 9)                                           --             --          (463)
Cumulative effect of a change in accounting for income taxes (Notes 1, 18)                  --             --         3,650
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                            $ 41,553        $29,741      $ 23,973
===========================================================================================================================

EARNINGS PER SHARE:
  Primary:
    Income before extraordinary items and the cumulative effect
      of a change in accounting for income taxes*                                     $   1.32        $  1.00      $   0.82
    Extraordinary item, net of income taxes*                                                --             --         (0.02)
    Cumulative effect of a change in accounting for income taxes*                           --             --          0.15
    Net Income*                                                                       $   1.32        $  1.00      $   0.95
  Fully-diluted:
    Income before extraordinary items and the cumulative effect
      of a change in accounting for income taxes*                                     $   1.28        $  0.99      $   0.80
    Extraordinary item, net of income taxes*                                                --             --         (0.02)
    Cumulative effect of a change in accounting for income taxes*                           --             --           .13
    Net income*                                                                       $   1.28        $  0.99      $   0.91
AVERAGE NUMBER OF SHARES OUTSTANDING:
    Primary*                                                                            31,594         29,796        25,226
    Fully-diluted*                                                                      33,354         31,330        28,286
===========================================================================================================================

* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                       Consolidated Statement of Changes in Shareholders' Equity


                                                                                                                For the years ended
                                                                                                   December 31, 1995, 1994 and 1993
                                                                                                             (Dollars in thousands)

                                           CLASS A              CLASS B                          ADDITIONAL
                                         COMMON STOCK         COMMON STOCK        COMMON STOCK     PAID IN  RETAINED     UNEARNED
                                       SHARES*    AMOUNT*   SHARES*  AMOUNT*   SHARES*     AMOUNT* CAPITAL* EARNINGS   COMPENSATION
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1993               8,275,336 $ 20,688    637,528 $ 1,594                      $ 60,006  $18,118
Two-For-One Stock split
 (Note 1 and 10)                       8,275,336   20,689    637,528   1,594                       (22,283)
Adjustments for poolings-of-
 interests combinations
  (Notes 1 and 2)                      2,482,868    6,207                                            5,465       10
-----------------------------------------------------------------------------------------------------------------------------------
Restated Beginning Balance            19,033,540   47,584  1,275,056   3,188                        43,188   18,128
-----------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                   26,232        66                                              131
  Stock Option Plans                     42,700       107                                               49
  Dividend Reinvestment                  27,900        70                                              224
Issuance of shares for
 acquisitions                         7,154,294    17,886        132                                48,350      290
Net income                                                                                                   23,973
Cash dividends: (Class A,
  $0.355 per share; Class B,
  $0.155 per share)                                                                                          (4,847)
Cash dividends by pooled bank
  prior to merger                                                                                                --
Conversion of 7 1/2% convertible
  subordinated debentures                   214                                                          2
Conversion of Class B Common
  Stock to Class A Common Stock           1,398         3     (1,398)      (3)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993           26,286,278    65,716  1,273,790    3,184                       91,944   37,544
-----------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                   28,534        71                                              213
  Stock Option Plans                    134,156       335                                              571
  Dividend Reinvestment                  46,026       115                                              374
  Stock Bonus & Retention Plan            1,300         3                                                9
  Employee Stock Purchase Plan            4,372        11                                               37
Issuance of shares for previous
  year acquisitions                      14,940        37                                               70
Issuance of common stock by a
 pooled bank                            901,370     2,254                                            2,881
Net income                                                                                                   29,741
Cash dividends: (Class A,
  $0.40 per share; Class B,
  $0.20 per share)                                                                                           (7,432)
Cash dividends by pooled bank
  prior to merger                                                                                                --
Conversion of Class B Common
  Stock to Class A Common Stock           3,614         9     (3,614)     (9)
Unrealized loss on securities
  available for sale, net of taxes
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994           27,420,590    68,551  1,270,176   3,175            0       0   96,099   59,853
-----------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                    1,716         4                          32,332 $    81      241
  Stock Option Plan                      13,182        33                          65,856     165      180
  Dividend Reinvestment                                                            53,516     134      448
  Stock Bonus & Retention Plan                                                     50,000     125      697                $(822)
  Employee Stock Purchase Plan              536         1                           7,534      19       89
Issuance of common stock by a
 pooled bank                              9,406        24                                               12
Conversion of Class A Common Stock
  and Class B Common Stock to
  Common Stock                      (27,445,430)  (68,613)(1,270,176) (3,175)  28,715,606  71,788
Issuance of shares for acquisitions                                             2,089,994   5,225   22,592
Issuance of common stock by a                                                                                41,553
pooled bank prior to combination
Net Income
  Cash Dividends (Class A
  $0.1125; Class B, $0.0625;
  Common, $0.3375 per share)                                                                                (10,520)
Cash dividends by pooled bank
  prior to merger                                                                                                --
Conversion of 7 1/2% convertible
   subordinated debentures                                                         23,418      59      269
Conversion of 12 1/3% convertible
  subordinated debentures                                                           1,120       3        8
Change in Unrealized loss on securities
  available for sale, net of taxes
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December, 31, 1995                   0  $      0          0 $     0   31,039,376 $77,598 $120,635  $90,886       $(822)
===================================================================================================================================

                                        UNREALIZED
                                      GAIN (LOSS) ON
                                        SECURITIES      TOTAL
                                        AVAILABLE    SHAREHOLDERS'
                                         FOR SALE       EQUITY
------------------------------------------------------------------
Balance, January 1, 1993                     --        $100,406
Two-For-One Stock split
 (Note 1 and 10)                                             --
Adjustments for poolings-of-
 interests (Notes 1 and 2)                               11,682
------------------------------------------------------------------
Restated Beginning Balance                   --         112,088
------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                                      197
  Stock Option Plans                                        155
  Dividend Reinvestment                                     294
Issuance of shares for
 acquisitions                                            66,527
Net income                                               23,973
Cash dividends: (Class A,
  $0.355 per share; Class B,
  $0.155 per share)                                      (4,847)
Cash dividends by pooled bank
  prior to merger                                            --
Conversion of 7 1/2% convertible
  subordinated debentures                                     2
Conversion of Class B Common
  Stock to Class A Common Stock                              --
------------------------------------------------------------------
Balance, December 31, 1993                   --         198,389
------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                                      284
  Stock Option Plans                                        906
  Dividend Reinvestment                                     489
  Stock Bonus & Retention Plan                               12
  Employee Stock Purchase Plan                               48
Issuance of shares for previous year
  acquisitions                                              107
Issuance of common stock
  by a pooled bank                                        5,135
Net income                                               29,741
Cash dividends: (Class A,
  $0.40 per share; Class B,
  $0.20 per share)                                       (7,433)
Cash dividends by a pooled bank
  prior to merger                                            --
Conversion of Class B Common
  Stock to Class A Common Stock                              --
Unrealized loss on securities
  available for sale, net of taxes      $(3,660)         (3,660)
------------------------------------------------------------------
Balance, December 31, 1994               (3,660)        224,018
------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                                      326
  Stock Option Plan                                         378
  Dividend Reinvestment                                     582
  Stock Bonus & Retention Plan                              110
  Employee Stock Purchase Plan
Conversion of Class A Common Stock
  and Class B Common Stock to
  Common Stock
Issuance of shares for acquisitions                      27,816
Net Income                                               41,553
Cash Dividends (Class A,
  $0.1125; Class B, $0.0625;
  Common, $0.3375 per share)                            (10,520)
Cash dividends by a pooled bank
   prior to merger                                           --
Conversion of 7 1/2% convertible
   subordinated debentures                                  329
Conversion of 12 1/3% convertible
  subordinated debentures                                    10
Change in Unrealized loss on securities
  available for sale, net of taxes        4,827           4,827
------------------------------------------------------------------
Balance, December, 31, 1995             $ 1,167        $289,464
==================================================================

* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

See notes to consolidated financial statements.

The Colonial BancGroup, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statement of Cash Flows


                                                                                                        For the years ended
                                                                                           December 31, 1995, 1994 and 1993
                                                                                                             (In thousands)

                                                                                    1995              1994             1993
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                     $  41,553         $  29,741        $  23,973
Adjustments to reconcile net income to net cash (used in)
provided by operating activities:
    Depreciation, amortization and accretion                                      11,398            10,129            8,407
    Amortization of mortgage servicing rights                                      9,095             6,078            4,840
    Amortization of excess servicing fees                                          1,166             1,721            3,773
    Provision for possible loan losses                                             7,350             7,506            8,850
    Deferred income taxes                                                         (2,223)           (2,361)          (6,384)
    Gain on sale of securities, net                                                  (27)              (84)            (116)
    Additions to mortgage servicing rights                                       (32,139)          (34,624)         (19,377)
    Net (increase) decrease in mortgage loans held for sale                      (49,760)          303,577         (217,897)
    Increase in interest receivable                                               (8,697)           (3,977)          (1,011)
    Decrease (increase) in prepaids and other receivables                          1,357               953           (4,214)
    (Decrease) increase in accrued expenses and accounts payable                  (6,719)          (37,055)          23,580
    Increase (decrease) in accrued income taxes                                    2,709            (2,372)          (1,317)
    Increase (decrease) in interest payable                                       10,643             2,233           (1,025)
    Other, net                                                                    (1,576)           (2,457)           3,273
---------------------------------------------------------------------------------------------------------------------------
       Total adjustments                                                         (57,423)          249,267         (198,618)
---------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                              (15,870)          279,008         (174,645)
---------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Proceeds from maturities of securities available for sale                     21,034            35,601           18,274
    Proceeds from sales of securities available for sale                          13,585            20,329            8,114
    Purchase of securities available for sale                                    (68,393)          (16,970)         (33,959)
    Proceeds from maturities of investment securities                             90,160            74,123          206,251
    Proceeds from sales of investment securities                                  10,119                --            7,901
    Purchases of investment securities                                           (55,186)         (129,757)        (224,429)
    Net (increase) decrease in short-term investment securities                       --            (4,494)          39,000
    Net increase in loans                                                       (589,868)         (375,343)        (178,641)
    Cash and cash equivalents received in bank acquisitions, net (Note 2)         23,201                --           71,384
    Cash and cash equivalents received in the purchase of assets and
       assumption of liabilities (Note 2)                                             --            12,154            4,491
    Capital expenditures                                                          (9,818)           (9,723)          (8,938)
    Proceeds from sale of other real estate owned                                  6,430             7,639            6,405
    Other, net                                                                     2,474             6,799            8,466
---------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                           (556,262)         (379,642)         (75,681)
---------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in demand, savings and time deposits                              451,888             3,466          124,577
  Net increase in federal funds purchased and
    repurchase agreements and other short-term borrowings                        200,588            60,373          193,755
  Retirement of subordinated debt                                                     --                --          (15,338)
  Proceeds from issuance of long-term debt                                        12,092            25,336           27,498
  Repayment of long-term debt                                                    (55,510)          (13,443)          (8,012)
  Proceeds from issuance of common stock                                           1,038             6,337              428
  Dividends paid                                                                 (10,522)           (7,432)          (4,847)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                        599,574            74,637          318,061
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease)  in cash and cash equivalents                             27,442           (25,997)          67,735
Cash and cash equivalents at beginning of year                                   173,867           199,864          132,129
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year (Note 1)                              $ 201,309         $ 173,867        $ 199,864
===========================================================================================================================
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                                   $ 136,338         $  89,191        $  68,077
    Income taxes                                                                  21,323            23,079           13,567
  Non-cash transactions:
    Transfer of loans to other real estate                                     $   5,532         $   3,816        $   2,317
    Origination of loans from the sale of other real estate                          456             1,309              537
    Transfer of investment securities to securities available for sale            56,921            33,457           30,006
    Assets acquired in business combinations                                     330,626            47,985          703,885
    Liabilities assumed in business combinations                                 302,810            57,191          649,221

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                             For the years ended
                                                December 31, 1995, 1994 and 1993

1. SUMMARY OF SIGNIFICANT ACCOUNTING
   AND REPORTING POLICIES

   The Colonial BancGroup, Inc. ("BancGroup") and its subsidiaries operate predominantly in the domestic commercial and mortgage banking industry. The accounting and reporting policies of BancGroup and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The following summarizes the most significant of these policies.

   BASIS OF PRESENTATION--The consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries have been prepared to give retroactive effect to the mergers with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation on July 3, 1996. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they became the historical consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries after financial statements covering the date of consummation of the business combinations were issued. The Consolidated Financial Statements of BancGroup for 1994 and 1993 have previously been restated to give retroactive effect to the February 17, 1995 acquisition of Colonial Mortgage Company, which is accounted for in a manner similar to a pooling of interests. (See Note 2)

   PRINCIPLES OF CONSOLIDATION--The Consolidated Financial Statements and Notes to Consolidated Financial Statements include the accounts of BancGroup and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   CASH AND CASH EQUIVALENTS--The Company considers cash and highly liquid investments with maturities of three months or less when purchased as cash and cash equivalents. Cash and cash equivalents consist primarily of cash and due from banks, interest-bearing deposits in banks and Federal funds sold.

   INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE--Effective January 1, 1994, BancGroup adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, securities are classified as either held-to-maturity, available-for-sale or trading.

   Held-to-maturity or investment securities are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums, and accretion of discount to the earlier of the maturity or call date.

   Securities available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from shareholders' equity.

   Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

   Realized and unrealized gains and losses are based on the specific identification method. Prior to 1994, securities available for sale and marketable equity securities were recorded at the lower of aggregate cost or market value.

   MORTGAGE LOANS HELD FOR SALE--Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less discounts collected. The cost of mortgage loans is adjusted by gains and losses generated from corresponding hedging transactions, principally using forward sales commitments, entered into to protect the inventory value of the loans from increases in interest rates. Hedge positions are also used to protect the pipeline of commitments to originate and purchase loans from changes in interest rates. Gains and losses resulting from changes in the market value of the inventory, pipeline and open hedge positions are netted. Any net gain that results is deferred; any net loss that results is recognized when incurred. Hedging gains and losses realized during the commitment and warehousing period related to the pipeline and mortgage loans held for sale are deferred. Hedging losses are recognized currently if deferring such losses would result in mortgage loans held for sale and the pipeline being valued in excess of their estimated net realizable value. The aggregate cost of mortgage loans held for sale at December 31, 1995 and 1994 is less than their aggregate net realizable value. Gains or losses on the sale of Federal National Mortgage Association mortgage-backed securities are recognized on the earlier of the date settled or the date that a forward commitment to deliver a security to a dealer is effectively offset by a commitment to buy a similar security (paired off). These gains or losses are included in other income.

   LOANS--Loans are stated at face value, net of unearned income and allowance for possible loan losses. Interest income on loans is recognized under the "interest" method except for certain installment loans where interest income is recognized under the "Rule of 78's" (sum-of-the-months digits) method, which does not produce results significantly different from the "interest" method. Nonrefundable fees and costs associated with originating or acquiring loans are recognized under the interest method as a yield adjustment over the life of the corresponding loan.

   ALLOWANCE FOR POSSIBLE LOAN LOSSES--BancGroup adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition
Disclosure, on January 1, 1995. Under the new standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller balance homogeneous loans which consist of residential mortgages and consumer loans are evaluated collectively and reserves are established based on historical loss experience. The adoption of SFAS 114 and 118 resulted in no additional provision for credit losses at January 1, 1995.

   At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 totaled $16,293,000 and these loans had a corresponding valuation allowance

The Colonial BancGroup, Inc. and Subsidiaries
--------------------------------------------------------------------------------

of $5,907,000. The impaired loans at December 31, 1995, were measured for impairment based primarily on the value of underlying collateral. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $18,461,000. BancGroup recognized approximately $1,040,000 of interest on impaired loans during the portion of the year that they were impaired.

   BancGroup uses several factors in determining if a loan is impaired under SFAS No. 114. Generally, nonaccrual loans as well as loans classified by internal loan review are reviewed for impairment. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrower's financial data, and borrowers' operating factors such as cash flows, operating income or loss, etc.

   The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectable, the portion deemed uncollectable is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

   Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and an analysis of current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

   INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS--Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

   Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

   While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge offs have been fully recovered. Interest income recognized on a cash basis was immaterial for the years ended December 31, 1995 and 1994.

   PREMISES AND EQUIPMENT--Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Estimated useful lives range from five to forty years for bank buildings and leasehold improvements and three to ten years for furniture and equipment.

   Expenditures for maintenance and repairs are charged against earnings as incurred. Costs of major additions and improvements are capitalized. Upon disposition or retirement of property, the asset account is relieved of the cost of the item and the allowance for depreciation is charged with accumulated depreciation. Any resulting gain or loss is reflected in current income.

   OTHER REAL ESTATE OWNED--Other real estate owned includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at the lower of cost or market value less estimated costs to sell. Any write-down from the cost to market value required at the time of foreclosure is charged to the allowance for possible loan losses. Subsequent write-downs and gains or losses recognized on the sale of these properties are included in noninterest income or expense.

   INTANGIBLE ASSETS--Intangible assets acquired in acquisitions of banks are stated at cost, net of accumulated amortization. Amortization is provided over a period not to exceed twenty years for the excess of cost over tangible and identified intangible assets acquired and ten years for deposit core base intangibles using the straight-line method. The recoverability of intangible assets is reviewed periodically based on the current earnings of acquired entities. If warranted, analysis, including undiscounted income projections, are made to determine if adjustments to carrying value or amortization periods are necessary.

   MORTGAGE SERVICING RIGHTS--BancGroup adopted SFAS No. 122, Accounting for Mortgage Servicing Rights, in May 1995 effective January 1,1995. This statement amends certain provisions of SFAS No. 65 to substantially eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The statement requires an allocation of the total cost of mortgage loans held for sale to mortgage servicing rights and mortgage loans held for sale (without mortgage servicing rights) based on their relative fair values.

   Mortgage servicing rights are being amortized primarily using an accelerated method in proportion to the estimated net servicing income from the related loans, which approximates a level yield method. The amortization period represents management's best estimate of the remaining loan lives.

   The carrying values of the mortgage servicing rights are evaluated for impairment based on their fair values categorized by year of origination or acquisition. Fair values of servicing rights are determined by estimating the present value of future net servicing income considering the average interest rate and the average remaining lives of the related mortgage loans being serviced. At December 31, 1995, BancGroup had mortgage servicing rights (included in other assets) with a net book value of $80.1 million and excess servicing rights included in other assets with a net book value of $8.1 million. The estimated combined fair value of these assets is approximately $120 million.

   The servicing portfolio is geographically disbursed throughout the United States with a concentration in the southern states. The mortgage servicing rights at December 31, 1995 and 1994 are stated net of accumulated amortization of approximately $25,903,000 and $27,235,000, respectively.

   Mortgage servicing fees are deducted from the monthly payments on mortgage loans and are recorded as income when earned. Fees from investors for servicing their portfolios of residential loans generally range from 1/4 of 1% to 1/2 of 1% per year on the outstanding principal balance.

   INCOME TAXES--Effective January 1, 1993, BancGroup adopted SFAS No. 109 Accounting for Income Taxes, which changed BancGroup's method of accounting for income taxes from the deferred method required under Accounting Principles Board Opinion 11 to the asset and liability method (See Note 18). The principal difference between the asset and liability method and deferred method is that, under the asset and liability method, deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted.

   BancGroup files a consolidated income tax return; however, income taxes are computed by each subsidiary on a separate basis, and taxes currently payable are remitted to BancGroup.

   EARNINGS PER SHARE--Primary earnings per share were computed based on the weighted average number of shares of common stock actually outstanding and common stock equivalents which consists of shares issuable under outstanding stock options. Fully diluted earnings per share also gives effect to shares issuable under convertible debenture agreements. All earnings per share data has been restated to reflect a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on February 11, 1997.

   ADVERTISING COSTS--Advertising costs are expensed as incurred. Advertising expense was $3,733,000, $2,719,000 and $1,579,000 for the years ended
December 31, 1995, 1994 and 1993, respectively.

   RECENTLY ISSUED ACCOUNTING STANDARDS--In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No. 121). This statement requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. This statement also requires that long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. Management does not believe that the adoption of SFAS No. 121 will have a material impact on BancGroup's financial statements.

   The Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123) in October 1995. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. BancGroup has elected to continue to measure compensation cost for their stock option plan under the provisions in APB Opinion 25.

2. BUSINESS COMBINATIONS

   On July 3, 1996, BancGroup completed a business combination with Commercial Bancorp of Georgia,Inc. (CBG), of Lawrenceville, Georgia with the issuance of 2,306,460 shares of BancGroup common stock. At the date of combination, CBG had assets of $233 million and equity of $21 million. The transaction was accounted for under the pooling-of-interests method of accounting and accordingly all prior period information has been restated to include CBG.

   On July 3, 1996, BancGroup completed a business combination with Southern Banking Corporation (SBC), of Orlando, Florida with the issuance of 2,858,494 shares of BancGroup common stock. At the date of combination, SBC had assets of $232 million and equity of $17 million. The transaction was accounted for under the pooling-of-interests method of accounting and accordingly all prior period information has been restated to include SBC.

   On February 17, 1995, BancGroup completed a merger with Colonial Mortgage Company (CMC) and its parent company, The Colonial Company (TCC). At the merger date TCC's only asset was its investment in CMC. BancGroup issued 4,545,454 shares of its common stock and assumed the debts of TCC. At the merger date, TCC and CMC had total assets of $71 million, total liabilities of $64 million, and total stockholders' equity of $7 million. This business combination by entities under common control was accounted for in a manner similar to a pooling-of-interests and accordingly all prior period information has been restated to include CMC.

The following tables show the effect of the above transactions on results of operations for the periods prior to the merger and shareholders' equity at January 1, 1993 (earliest date presented). Since these business combinations were accounted for as poolings of interests, the combined results shown below are the results for BancGroup as shown in the accompanying financial statements.

                                         1995            1994            1993
                                       ----------------------------------------
Total Revenue(1):
        BancGroup                      $168,618        $122,806        $ 93,692
        CBG                              12,821          11,104           9,668
        SBC                              13,112           8,725           5,762
        CMC                                              26,118          28,795
                                       --------        --------        --------
        Combined                       $194,551        $168,753        $137,917
                                       --------        --------        --------

Net Income (loss):
        BancGroup                      $ 38,794        $ 27,671        $ 18,709
        CBG                                 668             698           1,270
        SBC                               2,091           1,733             810
        CMC                                                (361)          3,184
                                       --------        --------        --------
        Combined                       $ 41,553        $ 29,741        $ 23,973
                                       --------        --------        --------

                                        January 1,       Effect        January 1,
                                         1993 as           of             1993
                                         reported      Combinations     restated
                                        ----------     ------------    -----------
Common Stock                            $ 33,202        $17,570         $ 50,772
Additional Paid in Capital                44,532         (1,344)          43,188
Retained Earnings                         17,968            160           18,128
                                        --------        -------         --------
Total equity                            $ 95,702        $16,386         $112,088
                                        --------        -------         --------

(1) Includes net interest income
    before provision for loan
    losses and noninterest income.

   The combined financial results presented above include an adjustment made to conform accounting policies of TCC, CMC and BancGroup. The adjustment was the restatement of CMC's 1993 net income for the cumulative effect of a change in accounting principle to SFAS 109, which CMC previously adopted and had elected to apply retroactively to 1991. The adjustment increased net income $2,059,000 in 1993. Material intercompany transactions between TCC, CMC and BancGroup have been eliminated in consolidation.

   During 1995, three acquisitions were consummated; the following table represents those acquisitions.

(Dollars in thousands)

                                                Common
                       Acquisition           Stock Issued
Bank                      Date            Shares       Value
------------------------------------------------------------
Brundidge
  Banking Company     March 31           532,868      $6,209
Mt. Vernon
  Financial Corp.     October 20       1,043,440      14,608
Farmers and
  Merchants Bank      November 3         513,686       6,999


   The value of the shares issued represents the total purchase price of Brundidge Banking and Mt. Vernon Financial. Farmers and Merchants Bank shareholders received $3 million cash in addition to the $7 million in stock.

   The financial institutions acquired were accounted for as purchases and, accordingly, income and expenses of such institutions are included in the consolidated statements of BancGroup from the date of acquisition forward.

   The following table presents unaudited pro forma results of operations for the years ended December 31, 1995 and 1994, after giving effect to amortization of goodwill and other pro forma adjustments, as if the acquisitions had occurred at the beginning of the years presented. The pro forma summary information does not necessarily reflect the results of operations as they actually would have been, if the acquisition had occurred at the beginning of the years presented.


(In thousands, except per
share amounts)                            1995        1994
----------------------------------------------------------
                                           (Unaudited)
Net interest income before
  provision for possible
  loan losses                         $144,062    $151,504
Net income                              42,531      34,750
  Earnings per share:
   Primary                                1.29        1.09
   Fully-diluted                          1.26        1.08
  Average shares outstanding:
   Primary                              32,996      31,886
   Fully-diluted                        34,736      33,420
-----------------------------------------------------------

   The following chart summarizes the assets acquired and the liabilities assumed in connection with the 1995 acquisitions.



(In thousands)                                       Total
----------------------------------------------------------
Cash and due froms                                $  5,889
Interest-bearing deposits in banks                     987
Federal funds sold                                  16,325
Securities available for sale                       25,557
Investment securities                               11,456
Loans, net                                         249,086
Other real estate owned                                 68
Accrued interest and other assets                    9,941
Deposits                                           247,848
Short-term borrowings                               40,000
Other long-term debt                                 3,541
Other liabilities                                   11,421
Equity                                              27,816
----------------------------------------------------------
Excess of cost over tangible
and identified intangible assets
acquired, net                                     $ 11,317
----------------------------------------------------------

   On May 20, 1994, BancGroup purchased certain assets totaling $596,000 and assumed certain liabilities, primarily deposits, totaling $15,871,000 of Altus Federal Savings Bank in Tallassee and Eufaula, Alabama, from the Resolution Trust Corporation.

   On July 8, 1996, BancGroup completed the acquisition of Dothan Federal Savings Bank (Dothan) of Dothan, Alabama with the payment of $2.6 million and issuance of 154,818 shares of BancGroup common stock. The Dothan acquisition was accounted for as a purchase and, accordingly, income and expenses of Dothan will be included in the consolidated statements of BancGroup from the date of acquisition forward.

  On January 3, 1997, BancGroup completed a business combination with Jefferson Bancorp, Inc. (JBC), of Miami Beach, Florida, with the issuance of 3,854,952 shares of BancGroup common stock. At the date of combination, JBC had assets of $472 million and equity of $32 million.

         On January 3, 1997, BancGroup completed the combination with Tomoka Bancorp, Inc. ("Tomoka"). A total of 661,992 shares of BancGroup's Common Stock were issued to the shareholders of Tomoka. At December 31, 1996, Tomoka had assets of approximately $76.7 million, deposits of approximately $68.2 million and stockholders' equity of $6.5 million. Tomoka currently has four offices located in Ormond Beach, New Smyrna Beach, Pierson and Port Orange, Florida.

         On January 9, 1997, BancGroup completed the combination with First Family Financial Corporation ("First Family"). First Family's subsidiary First Family Bank, FSB, based in Eustis, Florida will merge with BancGroup's existing subsidiary bank in Orlando, Florida, Colonial Bank. The First Family combination was accounted for as a purchase with the issuance of 330,400 shares of BancGroup Common Stock and payment of $6.5 million in cash to First Family shareholders. At December 31, 1996, First Family had assets of $167.3 million, deposits of $156.7 million and stockholders' equity of $8.7 million. First Family has six offices located in Lake County, Florida which is considered part of the Orlando Metropolitan area.

         On January 31, 1997, BancGroup completed the combination with D/W Bankshares, Inc. ("Bankshares"). Bankshares is a Georgia corporation and is a holding company for Dalton/Whitfield Bank & Trust located in Dalton, Georgia. Bankshares will be merged into BancGroup's subsidiary, Colonial Bank, headquartered in Lawrenceville, Georgia. A total of 1,016,548 shares of BancGroup Common Stock were issued to the shareholders of Bankshares. At December 31, 1996, Bankshares had assets of $138.7 million, deposits of $124.4 million and stockholders' equity of $11.0 million.

3. SECURITIES

   The carrying and market values of investment securities are summarized as follows:

INVESTMENT SECURITIES


(In thousands)                                      1995                                            1994
-----------------------------------------------------------------------------------------------------------------------------
                              Amortized   Unrealized   Unrealized    Market    Amortized   Unrealized  Unrealized    Market
                                 Cost        Gains       Losses       Value       Cost        Gains      Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of U.S.
  government agencies          $219,049     $3,834      $(1,646)    $221,237    $288,554     $175      $ (10,070)    $278,659
Obligations of state and
  political subdivisions         47,007      1,250         (128)      48,129      44,489      499         (1,100)      43,888
Other                            18,483         52          (43)      18,492      29,280       44           (773)      28,551
-----------------------------------------------------------------------------------------------------------------------------
Total                          $284,539     $5,136      $(1,817)    $287,858    $362,323     $718       $(11,943)    $351,098
-----------------------------------------------------------------------------------------------------------------------------

   The carrying and market values of securities available for sale are summarized as follows:

SECURITIES AVAILABLE FOR SALE

(In thousands)                                      1995                                            1994
----------------------------------------------------------------------------------------------------------------------------
                              Amortized   Unrealized   Unrealized    Market    Amortized   Unrealized  Unrealized    Market
                                 Cost        Gains       Losses       Value       Cost        Gains      Losses       Value
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of U.S.
  government agencies          $170,687     $1,959      $(1,110)    $171,536     $89,190      $ 29      $(5,467)     $83,752
Obligations of state and
  political subdivisions          5,541         37                     5,578         105                     (4)         101
Other                            36,223      1,020          (64)      37,179      20,244       407         (822)      19,829
----------------------------------------------------------------------------------------------------------------------------
Total                          $212,451     $3,016      $(1,174)    $214,293    $109,539      $436      $(6,293)    $103,682
----------------------------------------------------------------------------------------------------------------------------

   The market values of obligations of states and political subdivisions were established with the assistance of an independent pricing service. They were based on available market data reflecting transactions of relatively small size and not necessarily indicative of the prices at which large amounts of particular issues could be readily sold or purchased.

   Included within other investment securities are $10,000,000 in marketable equity securities at both December 31, 1995 and 1994. Included within securities available for sale is $24,496,000 and $12,021,000 in Federal Home Loan Bank stock at December 31, 1995 and 1994, respectively.

   Securities with a carrying value of approximately $312,630,000 and $311,129,000 at December 31, 1995 and 1994 respectively, were pledged for various purposes as required or permitted by law.

   Gross gains of $77,000, $217,000 and $102,000 and gross losses of $52,000,
$138,000 and $1,000 were realized on sales of securities for 1995, 1994, and 1993, respectively. The amortized cost and market value of debt securities at December 31, 1995, by contractual maturity, are as follows. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        Securities Available
                   Investment Securities      For Sale
------------------------------------------------------------
                     Amortized   Market   Amortized   Market
(In thousands)         Cost       Value      Cost     Value
------------------------------------------------------------
Due in one year
  or less            $ 51,589   $ 51,859  $ 36,074   $ 36,048
Due after one year
  through five years  150,728    153,692    67,569     69,032
Due after five years
  through ten years    14,544     15,124    18,959     19,581
Due after ten years     7,366      7,556     9,021      8,939
-------------------------------------------------------------
                      224,227    228,231   131,623    133,600
Mortgage-backed
  securities           50,312     49,506    56,939     56,810
-------------------------------------------------------------
Total                $274,539   $277,737  $188,562   $190,410
-------------------------------------------------------------

    During 1995 and pursuant to a FASB Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, BancGroup transferred approximately $56,921,000 from Investment Securities to Securities Available for Sale.

The Colonial BancGroup, Inc. and Subsidiaries
-------------------------------------------------------------------------------


4. LOANS

   A summary of loans follows:

(In thousands)                   1995         1994
--------------------------------------------------
Commercial, financial,
  and agricultural         $  436,791   $  372,104
Real estate--commercial       692,550      626,618
Real estate--construction     335,645      227,645
Real estate--mortgage       1,451,338      900,318
Installment and consumer      215,043      185,272
Other                          44,746       42,015
--------------------------------------------------
Subtotal                   $3,176,113   $2,353,972
Unearned income                  (553)      (1,102)
--------------------------------------------------
Total                      $3,175,560   $2,352,870
==================================================

   BancGroup's lending is concentrated throughout Alabama, southern Tennessee, central Georgia and central Florida and repayment of these loans is in part dependent upon the economic conditions in the respective regions of the states. Management does not believe the loan portfolio contains concentrations of credits either geographically or by borrower which would expose BancGroup to unacceptable amounts of risk. Management continually evaluates the potential risk in all segments of the portfolio in determining the adequacy of the allowance for possible loan losses. Other than concentrations of credit risk in Alabama and commercial real estate loans in general, management is not aware of any significant concentrations.

   BancGroup evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BancGroup upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential houses and income-producing commercial properties. No additional credit risk exposure, relating to outstanding loan balances, exists beyond the amounts shown in the consolidated statement of condition at December 31, 1995.

   In the normal course of business, loans are made to officers, directors, principal shareholders and to companies in which they own a significant interest. Such loans aggregated approximately $35.6 million and $55.3 million at December 31, 1995 and 1994, respectively.

   Loan activity to officers, directors, principal shareholders and to companies in which they own a significant interest which aggregated a loan balance of more than $60,000 during the year ended December 31, 1995 are summarized as follows:

(In thousands)
Balance                                               Balance
1/1/95            Additions          Repayments      12/31/95
--------------------------------------------------------------
$55,319           $32,538             $52,210        $35,647

5. ALLOWANCE FOR POSSIBLE LOAN LOSSES

   An analysis of the allowance for possible loan losses is as follows:

(In thousands)                   1995       1994       1993
------------------------------------------------------------
Balance, January 1            $36,985    $30,946    $20,598
Addition due to
  acquisitions                  1,129        501      6,276
Provision charged
  to income                     7,350      7,506      8,850
Loans charged off              (6,302)    (5,453)    (7,095)
Recoveries                      2,327      3,485      2,317
------------------------------------------------------------
Balance, December 31          $41,489    $36,985    $30,946
------------------------------------------------------------

6. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

   BancGroup is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments and standby letters of credit and obligations to deliver and sell mortgage loans and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

   BancGroup's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and obligations to deliver and sell mortgage loans is represented by the contractual amount of those instruments. BancGroup uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. BancGroup has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 1995 and 1994 are as follows:


(In thousands)                                 Contract Amount
---------------------------------------------------------------
                                              1995         1994
                                              ----         ----
Financial instruments whose
  contract amounts represent
  credit risk:
Loan commitments                          $494,703     $529,928
Standby letters of credit                   28,440       18,058
Mortgage sales commitments                 121,925       56,750


   Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit and funding loan commitments is essentially the same as that involved in extending loan facilities to customers.

   Obligations to sell loans at specified dates (typically within ninety days of the commitment date) and at specified prices are intended to hedge the interest rate risk associated with the time period between the initial offer to lend and the subsequent sale to a permanent investor. Risks arise from changes in interest rates. Changes in the market value of the sales commitments is included in the measurement of the gain or loss on mortgage loans held for sale. The current market value of these commitments was $120,644,000 and $56,823,000 at December 31, 1995 and 1994, respectively.

7. PREMISES AND EQUIPMENT

   Premises and equipment are summarized as follows:


(In thousands)                          1995           1994
-----------------------------------------------------------
Land                                $ 15,055        $13,441
Bank premises                         54,852         49,285
Equipment                             48,552         41,486
Leasehold improvements                 4,615          4,445
Construction in progress               1,993            869
Automobiles                               59             42
-----------------------------------------------------------
Total                                125,126        109,568
Less accumulated depreciation
  and amortization                    59,293         52,670
-----------------------------------------------------------
 Premises and equipment, net        $ 65,833        $56,898
-----------------------------------------------------------

8. SHORT-TERM BORROWINGS

   Short-term borrowings are summarized as follows:


(In thousands)                   1995        1994      1993
-----------------------------------------------------------
Federal funds purchased
  and securities sold
  under repurchase
  agreements                 $131,115    $145,419  $104,818
FHLB borrowings               465,000     210,050   190,150
Other short-term
  borrowings                    1,141       1,131     1,000
-----------------------------------------------------------
Total                        $597,256    $356,600  $295,968
-----------------------------------------------------------

   BancGroup had outstanding term notes (Note 9) of which the current portion, $1,000,000, is included in other short-term borrowings at December 31, 1995 and 1994.

   BancGroup became a member of the Federal Home Loan Bank (FHLB) in late 1992. Based on its investment in the FHLB and other factors at December 31, 1995, BancGroup can borrow up to $850 million from the FHLB on either a short or long-term basis. At December 31, 1995, $465,000,000 was outstanding. FHLB has a blanket lien on BancGroup's 1-4 family mortgage loans in the amount of the outstanding debt.

   Additional details regarding short-term borrowings are shown below:


(In thousands)               1995       1994        1993
----------------------------------------------------------
Average amount
  outstanding
  during the year        $477,785     $235,845    $195,752
Maximum amount
  outstanding at
  any month-end           597,256      356,600     309,714
Weighted average
  interest rate:
During year                  6.12%        4.42%       3.20%
End of year                  5.78%        5.62%       3.20%
----------------------------------------------------------

9. LONG-TERM DEBT

   Long-term debt is summarized as follows:


(In thousands)                        1995             1994
-----------------------------------------------------------
12 3/4% convertible
   subordinated
   debentures                      $ 7,483          $ 7,494
7  1/2% convertible
   subordinated
   debentures                        9,638            9,965
Term note                           10,250           11,250
Line of credit and other             6,352              161
FHLB advances                        5,516            2,530
REMIC bonds                          7,024            8,612
Purchased servicing
   notes payable                        --           46,650
-----------------------------------------------------------
Total                              $46,263          $86,662
===========================================================

   The 12 3/4% Convertible Subordinated Debentures due December 15, 2000 ("1985 Debentures") were issued in connection with the acquisition of a bank. The 1985 Debentures are redeemable, at the option of BancGroup, ten years from the date of issuance at face value plus accrued interest. At the option of the holder, each 1985 Debenture may be converted into BancGroup Common Stock at the conversion price of $9.125 principal amount of 1985 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. In January, 1996, BancGroup called the 12 3/4% subordinated debentures. As a result, 806,598 shares of BancGroup Common Stock were issued and cash was paid for the remaining debentures.

   The 7 1/2% Convertible Subordinated Debentures due March 31, 2011 ("1986 Debentures") issued in 1986 are convertible at any time into shares of BancGroup Common Stock, at the conversion price of $14.00 principal amount of 1986 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. The 1986 Debentures are redeemable at the option of BancGroup at the face amount plus accrued interest. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 687,796 shares of such Common Stock will be issued.

   On August 11, 1993, BancGroup redeemed $15 million of the 1986 Debentures at 102.25%. The redemption resulted in an extraordinary loss of $746,000 ($463,000, net of tax). The redemption also reduced by 1,070,000 the number of fully diluted shares outstanding. The redemption was funded primarily by the term note discussed in the following paragraph.

   BancGroup has a term note with $11,250,000 outstanding at December 31, 1995. (Also see Note 8.) The term note is payable in annual installments of $1,000,000 with the balance due in 1998. BancGroup also has a line of credit with the same financial institution totaling $15 million of which $6,352,000 is outstanding at December 31, 1995. The line of credit is due at maturity in August 1997. The term note and the line of credit bear interest at a rate of 1.5% above LIBOR. All

The Colonial BancGroup, Inc. and Subsidiaries
-------------------------------------------------------------------------------

of the capital stock of BancGroup's subsidiary banks is pledged as collateral. The agreements contain restrictive covenants which, among other things, limit the sale of assets, incurrence of additional indebtedness, repurchase of BancGroup stock, and requires BancGroup to maintain certain specified financial ratios.

   BancGroup had long-term Federal Home Loan Bank (FHLB) Advances outstanding of $5,516,000 and $2,530,000 at December 31, 1995 and 1994, respectively. These advances bear interest rates of 4% to 7.53% and mature from 1999 to 2011.

   BancGroup, with the acquisition of First AmFed, also assumed the real estate mortgage investment conduit (REMIC) bonds through a conduit, Service Financial Corporation, a subsidiary of Colonial Bank. These bonds were series A (four classes) with an original principal amount of $28,123,000 and a coupon interest rate of 7.875%. As of December 31, 1995 the bonds have an outstanding balance of $7,024,000 and are collateralized by FNMA mortgaged-backed securities with a carrying value of $6,971,000. The collections on these securities are used to pay interest and principal on the bonds. Only Class A-3 and A-4 bonds remain outstanding. The REMIC bonds are summarized in the following table:


                                       Balance at
              Expected              December 31, 1995
 Class        Maturity               (In thousands)
-----------------------------------------------------
A-3           June 1, 2007               $2,658
A-4      September 1, 2017                4,366
-----------------------------------------------------
Total                                    $7,024
-----------------------------------------------------

   At December 31, 1995, 1ong-term debt, including the current portion, is scheduled to mature as follows:


(In thousands)
-------------------------------------------------
1996                                      $ 1,245
1997                                        7,399
1998                                        9,411
1999                                          366
2000                                           17
Thereafter                                 28,966
-------------------------------------------------
Total                                     $47,404
-------------------------------------------------

At December 31, 1994, Colonial Mortgage had purchased servicing notes payable with various lenders with interest rates that ranged from 9.0% fixed to prime, reduced by compensating balance credits limited to a base rate of 1.5%, due monthly and quarterly. The Colonial Mortgage purchased servicing notes payable were paid in full immediately following the merger.

   On January 29, 1997, BancGroup issued, through a special purpose trust, $70,000,000 of trust preferred securities in a private placement offering. In BancGroup's consolidated statement of condition, these securities will be shown as long-term debt.

10. CAPITAL STOCK

   Effective February 21, 1995 the Class A Common Stock and the Class B Common Stock were reclassified into one class of stock called Common Stock, $2.50 par value, with equal rights for all shareholders. The Board of Directors is authorized to issue shares of the preference stock in one or more series, and in connecton with such issuance, to establish the relative rights, preferences, and limitations of each such series. Prior to the reclassification the holders of Class A Common Stock had limited voting rights compared with the holders of Class B Common Stock. The holders of the Class A Common Stock were entitled to elect, voting as a separate class, up to 25% (rounded up to the nearest whole number) of the entire Board of Directors of BancGroup, and the holders of the Class B common Stock were entitled to elect the remaining directors. On all other matters coming before the stockholders of BancGroup, except matters for which Delaware law requires a class vote, the holders of the Class A Common Stock were entitled to the twentieth (1/20) of one (1) vote per shaare and the holders of the Class B Common Stock were entitled to one (1) vote per share. Stockholders of BancGroup may not act by written consent or call special meetings.

   At the option of the holder of the record, and subject to adjustment to avoid dilution in the event of certain occurrences, each share of BancGroup Class B Common Stock was convertible at any time into one share of Class A Common Stock. Shares of Class A Common Stock were not convertible into any other securities of BancGroup.

   On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. The stated par value of each share was not changed from $2.50. Accordingly all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

11. REGULATORY RESTRICTIONS

   Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $57.0 million of retained earnings plus certain 1996 earnings would be available for distribution to BancGroup as dividends in 1996 without prior approval from the respective regulatory authorities.

   The subsidiary banks are required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31,1995, these deposits totaled $49.4 million.

12. LEASES

   BancGroup and its subsidiaries have entered into certain noncancellable leases for premises and equipment used in connection with its operations. The majority of these noncancellable lease agreements contain renewal options for varying periods at the same or renegotiated rentals, and several contain purchase options at fair value. Future minimum lease payments under all noncancellable operating leases with initial or remaining terms (exclusive of renewal options) of one year or more at December 31, 1995 were as follows:


(In thousands)
------------------------------------------------------
1996                                           $ 4,684
1997                                             3,659
1998                                             2,803
1999                                             2,418
2000                                             1,909
Thereafter                                       6,829
------------------------------------------------------
Total                                          $22,302
------------------------------------------------------

   Rent expense for all leases amounted to $6,184,000 in 1995, $5,104,000 in 1994 and $4,319,000 in 1993.

13. EMPLOYEE BENEFIT PLANS

   BancGroup and its subsidiaries are participants in a pension plan with certain other related companies. This plan covers most employees who have met certain age and length of service requirements. BancGroup's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the frozen entry age actuarial method. Actuarial computations for financial reporting purposes are based on the projected unit credit method. For purposes of determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 7.25% for 1995, 8.5% for 1994 and 7% for 1993. The rate of increase in future compensation levels was 4.00% for 1995, 5.00% for 1994, and 4.25% for 1993. The expected long-term rate of return on assets was 9% for 1995, 1994, and 1993.

   Employee pension benefit plan status at December 31:


(In thousands)                                 1995               1994
----------------------------------------------------------------------
Actuarial present value of
 benefit obligations:
Accumulated benefit obligation              $10,211            $ 6,405
Vested benefit obligation                   $ 9,244            $ 6,557
Projected benefit obligation for
 service rendered to date                   $13,811            $ 9,029
Plan assets at fair value                   $11,567            $ 8,994
----------------------------------------------------------------------
Plan assets under projected
 benefit obligation                          (2,244)               (35)
Unrecognized net gain
 from past experience different
 from that assumed and effects of
 changes in assumptions                        (716)            (1,879)
Unrecognized prior service cost                (288)              (299)
Prior service cost due to
 January 1995 Plan change                       354
Unrecognized net asset at
 January, 1986 being recognized
 over 19 years                                  (38)               (42)
----------------------------------------------------------------------
 Accrued pension cost                       $(2,932)           $(2,255)
----------------------------------------------------------------------


(In thousands)                     1995        1994        1993
---------------------------------------------------------------
Net pension cost included
 the following components:
Service cost                      $ 873       $ 849       $ 616
Interest cost                       962         619         538
Actual return on plan assets       (851)       (614)       (442)
Net amortization and deferral        (6)        (27)       (147)
---------------------------------------------------------------
Net pension cost                  $ 978       $ 827       $ 565
---------------------------------------------------------------

   At December 31, 1995 and 1994, the pension plan assets included investments of 59,874 and 58,194 shares of BancGroup Common Stock representing 7% and 5% of pension plan assets, respectively. At December 31, 1995, BancGroup Common Stock included in pension plan assets had a cost and market value of $507,312 and $965,468, respectively. Pension plan assets are distributed approximately 11% in U.S. Government and agency issues, 37% in Corporate bonds and 44% in equity securities including BancGroup Common Stock and 1% in preferred stock.

   BancGroup also has an incentive savings plan (the "Savings Plan") for all of the employees of BancGroup and its subsidiaries. The Savings Plan, provides certain retirement, death, disability and employment benefits to all eligible employees and qualifies as a deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants in the Savings Plan make basic contributions and may make supplemental contributions to increase benefits. BancGroup contributes a minimum of 50% of the basic contributions made by the employees and may make an additional contribution from profits on an annual basis. An employee's interest in BancGroup's contributions becomes 100% vested after five years of participation in the Savings Plan. Participants have options as to the investment of their Savings Plan funds, one of which includes purchase of Common Stock of BancGroup. Charges to operations for this plan and similar plans of combined banks amounted to $772,000, $606,000 and $476,000 for 1995, 1994 and
1993, respectively.

14. STOCK PLANS

   The 1992 Incentive Stock Option Plan ("the 1992 Plan") provides an incentive to certain officers and key management employees of BancGroup and its subsidiaries. Options granted under the 1992 Plan must be at a price not less than the fair market value of the shares at the date of grant. All options expire no more than ten years from the date of grant, or three months after an employee's termination. An aggregate of 1,100,000 shares of Common Stock are reserved for issuance under the 1992 Plan. At December 31, 1995 and 1994, 977,038 and 858,538 shares, respectively remained available for the granting of options under the 1992 Plan.

   The 1992 Nonqualified Stock Option Plan ("the 1992 Nonqualified Plan") provides an incentive to directors, officers and employees of BancGroup and its subsidiaries. Options granted under the 1992 Nonqualified Plan must be at a price not less than 85% of the fair market value of the shares at the date of grant. All options expire no more than ten years after the date of grant, or three months after an employee's termination. An aggregate of 1,600,000 shares of Common Stock are reserved for issuance under the 1992 Nonqualified Plan. At December 31, 1995 and 1994, 1,565,500 and 1,573,000 shares, respectively remained available for the granting of options under the 1992 Nonqualified Plan.

   Prior to 1992, BancGroup had both a qualified incentive stock option plan ("Plan") under which options were granted at a price not less than fair market value and a nonqualified stock option plan ("Nonqualified Plan") under which options were granted at a price not less than 85% of fair market value. All options under the plans expire ten years from the date of grant, or three months after the employee's termination. Although options previously granted under these plans may be exercised, no further options may be granted.

   Pursuant to the SBC and CBG combinations, BancGroup assumed qualified stock options and non-qualified stock options in exchange for existing officers and directors and other stock options according to the respective exchange ratios.

The Colonial BancGroup, Inc. and Subsidiaries
--------------------------------------------------------------------------------

   Following is a summary of the transactions in Common Stock under these plans for the years ended December 31, 1995, 1994 and 1993.

                                 SHARES UNDER OPTION
---------------------------------------------------------
                           QUALIFIED         NONQUALIFIED
                             PLANS              PLANS
---------------------------------------------------------
Outstanding at
   December 31, 1992       137,660           1,247,550
Granted (at $2.125-
   $8.175 per share)       115,462             343,028
Exercised (at $3.08-
   $3.19 per share)         (5,000)            (37,700)
---------------------------------------------------------
Outstanding at
   December 31, 1993       248,122           1,552,878
Granted (at $5.74
   per share)                                  127,412
Exercised (at $2.125-
   $6.50 per share)       (104,156)            (30,000)
---------------------------------------------------------
Outstanding at
   December 31, 1994       143,966           1,650,290
Granted (at $8.445-
   $9.94 per share)          7,500              36,862
Exercised (at $3.08-
   $8.74 per share)        (67,038)            (30,464)
---------------------------------------------------------
Outstanding at
   December 31, 1995        84,428           1,656,688
---------------------------------------------------------

   At December 31, 1995, the total shares outstanding and exercisable under these option plans were as follows:


----------------------------------------------------------
                                                 AGGREGATE
RANGE OF                                          OPTION
OPTION PRICES                      SHARES          PRICE
----------------------------------------------------------
$3.08-$3.19                        319,540    $  986,384
$3.625-$4.31                       792,122     3,039,062
$4.875-$5.74                       129,390       739,941
$7.865-$9.94                       500,064     4,139,804
----------------------------------------------------------
Total                            1,741,116    $8,905,191
----------------------------------------------------------

   In 1987 BancGroup adopted the Restricted Stock Plan for Directors ("Directors Plan") whereby directors of BancGroup and its subsidiary banks may receive Common Stock in lieu of cash director fees. The election to participate in the Directors Plan is made at the inception of the director's term except for BancGroup directors who make this election six months prior to the inception of their term. Shares earned under the plan for regular fees are issued quarterly while supplemental fees are issued annually. All shares become vested at the expiration of the director's term. During 1995, 1994 and 1993, respectively, 34,048, 28,534, and 26,232 shares of Common Stock were issued under the Directors Plan, representing approximately $326,000, $284,000, and $197,000 in directors' fees for 1995, 1994 and 1993, respectively.

   In 1992 BancGroup adopted the Stock Bonus and Retention Plan to promote the long-term interests of BancGroup and its shareholders by providing a means for attracting and retaining officers, employees and directors by awarding Restricted Stock which shall vest 20% per year commencing on the first anniversary of the award. An aggregate of 1,500,000 shares have been reserved for issuance under this Plan. There were 51,300 shares outstanding of which 260 shares were vested at December 31, 1995.

   In 1994 BancGroup adopted the Employee Stock Purchase Plan which provides salaried employees of BancGroup with a convenient way to become shareholders of BancGroup. The participant authorizes a regular payroll deduction of not less than $10 or more than 10% of salary. The participant may also contribute whole dollar amounts of not less than $100 or more than $1,000 each month toward the purchase of the stock at market price. There are 300,000 shares authorized for issuance under this Plan. There were 12,442 shares issued and outstanding under this Plan at December 31, 1995.

15. CONTINGENCIES

   BancGroup and its subsidiary banks are from time to time defendants in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1995, will have a materially adverse effect on BancGroup's financial statements.

   On September 30, 1996, Congress passed legislation requiring thrifts and commercial banks including BancGroup, which have acquired thrifts in the past to pay a special assessment to recapitalize the Savings Association Insurance Fund (SAIF). This one-time payment resulted in a pre-tax expense of $3,817,000 for BancGroup in 1996.

16. RELATED PARTIES

   Most of the insurance coverage for vendor single interest, credit life, and accident and health insurance is provided to customers of BancGroup's subsidiary bank by companies owned by a principal shareholder and a director of BancGroup. Premiums collected from customers and remitted to these companies on such insurance were approximately $1,712,000, $2,242,000 and $1,287,000, in 1995,
1994 and 1993, respectively.

   BancGroup, Colonial Bank and Colonial Mortgage lease premises, including their principal corporate offices, and airplane services from companies owned by principal shareholders of BancGroup. Amounts paid under these leases and agreements approximated $3,100,000, $2,300,000 and $1,900,000 in 1995, 1994 and
1993, respectively.

   During 1995, 1994 and 1993, BancGroup and its subsidiaries paid or accrued fees of approximately $1,306,000, $1,326,000 and $949,000, respectively, for legal services required of law firms in which a partner of the firm serves on the Board of Directors.

17. OTHER EXPENSE

   The following charges have been included in Other Expense:


(In thousands)                1995        1994       1993
---------------------------------------------------------
Stationery, printing,
  and supplies             $ 2,961     $ 3,084    $ 2,892
Postage                      1,988       1,682      1,514
Telephone                    3,281       2,915      2,539
Insurance                    1,359       1,690      1,410
Legal fees                   2,448       2,949      1,947
Advertising and
  public relations           3,758       2,736      1,579
FDIC assessment              3,767       5,293      3,829
Other                       23,043      18,587     16,725
---------------------------------------------------------
Total                      $42,605     $38,936    $32,435
=========================================================

18. INCOME TAXES

The components of income taxes were as follows:


(In thousands)           1995          1994          1993
---------------------------------------------------------
Currently payable
 Federal              $23,265       $16,961       $11,834
 State                  2,200         1,229         1,111
Deferred               (2,223)       (2,361)       (3,165)
---------------------------------------------------------
Total                 $23,242       $15,829       $ 9,780
=========================================================

   BancGroup adopted SFAS No.109 as of January 1, 1993, as described in Note 1. This change in accounting principle resulted in a $3,650,000 credit being reported as the cumulative effect of a change in accounting for income taxes in the 1993 statement of income.

   The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:


(In thousands)                  1995            1994             1993
---------------------------------------------------------------------
Tax at statutory rate
 on income from
 operations                  $22,629         $15,911          $10,673
Add:
 State income taxes, net
   of federal tax benefit      1,453             829              585
 Amortization of net
   purchase accounting
   adjustments                   237             465              375
 Other                           871             261             (168)
---------------------------------------------------------------------
Total                         25,190          17,466           11,465
---------------------------------------------------------------------
Deduct:
 Nontaxable interest
   income                      1,696           1,404            1,260
 Dividends received
   deduction                     252             233              425
---------------------------------------------------------------------
 Total                         1,948           1,637            1,685
---------------------------------------------------------------------
Total income taxes           $23,242         $15,829          $ 9,780
=====================================================================

   The components of BancGroup's net deferred tax asset as of December 31, 1995 and 1994, were as follows:


(In thousands)                        1995           1994
---------------------------------------------------------
Deferred tax assets:
 Allowance for possible
   loan losses                     $15,294        $13,362
 Pension accrual in excess
   of contributions                    755            681
 Accumulated amortization of
   mortgage servicing rights         2,869          3,258
 Acquisition related accruals          547             48
 Other real estate owned
   writedowns                        1,394          1,421
 Other liabilities and reserves      1,514            466
 Deferred loan fees, net               408          1,071
 Securities valuation reserve          (18)           183
 Excess healthcare contributions       469            715
 Unrealized loss on securities
   available for sale                   --          2,130
 Other                               1,681          1,608
---------------------------------------------------------
 Total deferred tax asset           24,913         24,943
---------------------------------------------------------

Deferred tax liabilities:
 Accelerated tax depreciation          368            328
 Accumulated accretion/discount
   on bonds                            510          1,627
 Differences between financial
   reporting and tax bases of net
   assets acquired                   1,124            984
 Stock dividends received            1,449            906
 Prepaid FDIC assessment               407            827
 Loan loss reserve recapture         2,248          2,727
 Unrealized gain on securities
   available for sale                  362             --
 Other                               1,561            191
---------------------------------------------------------
Total deferred tax liability         8,029          7,590
=========================================================
Net deferred tax asset             $16,884        $17,353
=========================================================

   The net deferred tax asset is included as a component of accrued interest and other assets in the Consolidated Statement of Condition.

   BancGroup did not establish a valuation allowance related to the net deferred tax asset due to taxes paid within the carryback period being sufficient to offset future deductions resulting from the reversal of these temporary differences.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

- CASH AND CASH EQUIVALENTS--For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE--For debt securities and marketable equity securities held either for investment purposes or for sale, fair value equals quoted market price, if avail-

The Colonial Bancgroup, Inc. and Subsidiaries
--------------------------------------------------------------------------------

   able. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

- MORTGAGE LOANS HELD FOR SALE--For these short-term instruments, the fair value is determined from quoted current market prices.

- MORTGAGE SERVICING RIGHTS AND EXCESS SERVICING FEES--Fair value is estimated by discounting future cash flows from servicing fees using discount rates that approximate current market rates.

- LOANS--For loans, the fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

- DEPOSITS--The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1995 and 1994. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

- SHORT-TERM BORROWINGS--For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- LONG TERM DEBT--Rates currently available to BancGroup for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

- COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT--The value of the unrecognized financial instruments is estimated based on the related fee income associated with the commitments, which is not material to BancGroup's financial statements at December 31, 1995 and 1994.


   The estimated fair values of BancGroup's financial instruments at December 31, 1995 and 1994 are as follows:


                                                     1995                              1994
                                         -------------------------------------------------------------
                                            CARRYING           FAIR           CARRYING            FAIR
(In thousands)                               AMOUNT           VALUE            AMOUNT            VALUE
------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments        $  205,380       $  205,380       $  173,867       $  173,867
  Securities available for sale             214,293          214,293          103,682          103,862
  Investment securities                     284,539          287,857          362,323          351,098
  Mortgage loans held for sale              110,486          111,952           60,726           60,736
  Mortgage servicing rights and
    excess servicing fees                    88,165          130,156           63,821          101,327
  Loans                                   3,175,560                         2,352,870
  Less: allowance for loan losses           (41,489)                          (36,985)
------------------------------------------------------------------------------------------------------
  Loans, net                              3,134,071        3,178,115        2,315,885        2,339,085
------------------------------------------------------------------------------------------------------
Total                                    $4,036,934       $4,127,753       $3,080,304       $3,129,975
======================================================================================================
Financial liabilities:
  Deposits                               $3,204,198       $3,208,544       $2,504,461       $2,487,192
  Short-term borrowings                     597,256          597,256          356,600          356,550
  Long-term debt                             46,263           53,600           86,662           82,758
------------------------------------------------------------------------------------------------------
Total                                    $3,847,717       $3,859,400       $2,947,723       $2,926,500
======================================================================================================

20. CONDENSED FINANCIAL INFORMATION OF THE COLONIAL BANCGROUP, INC. (Parent Company Only)

STATEMENT OF CONDITION

                                                       December 31
(In thousands)                                     1995           1994
----------------------------------------------------------------------
ASSETS:
Cash*                                          $  3,002       $  1,758
Investment in subsidiaries*                     314,885        242,611
Intangible assets                                 3,621          4,028
Other assets                                      5,200          7,679
----------------------------------------------------------------------
Total assets                                   $326,708       $256,076
======================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings                          $  1,000       $  1,000
Subordinated debt                                17,121         17,458
Other long-term debt                             16,499         11,250
Other liabilities                                 2,624          2,350
Shareholders' equity                            289,464        224,018
----------------------------------------------------------------------
Total liabilities and
  shareholders' equity                         $326,708       $256,076
======================================================================

*Eliminated in consolidation.

STATEMENT OF OPERATIONS

                                     Years Ended December 31
---------------------------------------------------------------------
(In thousands)                 1995             1994             1993
---------------------------------------------------------------------
INCOME:
Cash dividends from
 subsidiaries*              $13,449          $12,027          $10,459
Interest and dividends
 on short-term
 investments*                    84               81               95
Other income                  1,054            1,062            1,082
---------------------------------------------------------------------
Total income                 14,587           13,170           11,636
---------------------------------------------------------------------
EXPENSES:
Interest                      2,616            2,486            2,702
Salaries and
 employee benefits              754              928              725
Occupancy expense               298              293              291
Furniture and
 equipment expense               89              111              135
Amortization of
 intangible assets              406              406              406
Other expenses                4,034            3,915            2,340
---------------------------------------------------------------------
Total expenses                8,197            8,139            6,599
---------------------------------------------------------------------
Income before income
 taxes, extraordinary
 item and equity in
 undistributed net
 income of subsidiaries       6,390            5,031            5,037
Income tax benefit            1,949            2,238            1,740
Extraordinary item,
 net of income taxes             --               --             (416)
---------------------------------------------------------------------
Income before equity in
 undistributed net
 income of subsidiaries       8,339            7,269            6,361
Equity in undistributed
 net income of
 subsidiaries*               33,214           22,472           17,612
---------------------------------------------------------------------
Net income                  $41,553          $29,741          $23,973
=====================================================================

*Eliminated in consolidation.

    (PARENT COMPANY ONLY)

STATEMENT OF CASH FLOWS


                                    Years Ended December 31
(In thousands)                1995             1994             1993
--------------------------------------------------------------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income                $ 41,553         $ 29,741         $ 23,973
Adjustments to
 reconcile net income
 to net cash provided by
 operating activities:
   Gain on sale of assets       --               (7)              92
   Depreciation, amorti-
    zation, and accretion      629              649              682
   (Increase) decrease in
    prepaids and other
    assets                  (1,726)             180              925
   Increase (decrease)
    in accrued income
    taxes                    3,387             (727)          (2,243)
   Increase (decrease)
    in accrued expenses        930               74              (83)
   Undistributed
    earnings
    of subsidiaries*       (33,214)         (22,472)         (17,612)
--------------------------------------------------------------------
Total adjustments          (29,994)         (22,303)         (18,239)
--------------------------------------------------------------------
Net cash provided by
  operating activities      11,559            7,438            5,734
--------------------------------------------------------------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Capital expenditures          (175)            (343)            (115)
Proceeds from sale
    of premises and
    equipment                  538              399              570
Additional investment
    in subsidiaries*        (6,417)          (5,603)              --
--------------------------------------------------------------------
Net cash provided by
    (used in) investing
    activities              (6,054)          (5,547)             455
--------------------------------------------------------------------

STATEMENT OF CASH FLOWS (continued)



                                    Years Ended December 31
(In thousands)                1995             1994             1993
--------------------------------------------------------------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Proceeds from issuance
 of long-term debt           6,249              --            15,000
Repayment of
 long-term debt             (1,000)         (2,000)           (3,550)
Retirement of Sub-
 ordinated debt                 --              --           (15,338)
Proceeds from
 issuance of
 common stock                1,062           6,518               558
Dividends paid             (10,522)         (7,432)           (4,847)
Other, net                     (50)             52                47
--------------------------------------------------------------------
Net cash used in
 financing activities       (4,261)         (2,862)           (8,130)
--------------------------------------------------------------------
Net (decrease) increase
 in cash and cash
 equivalents                 1,244            (971)           (1,941)
Cash and cash
 equivalents at
 beginning of year           1,758           2,729             4,670
--------------------------------------------------------------------
CASH AND CASH
 EQUIVALENTS AT END
 OF YEAR*                 $  3,002         $ 1,758          $  2,729
====================================================================
Supplemental
 disclosure of cash
 flow information:
Cash paid (received)
 during the year for:
  Interest                $  2,661         $ 2,489          $  2,674
  Income taxes                (700)         (1,500)              (24)
====================================================================

*Eliminated in consolidation.

                           SUPPLEMENTAL INFORMATION

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL SELECTED FINANCIAL DATA



                                                             FOR THE YEARS ENDED
                                    DECEMBER 31, 1995, 1994, 1993, 1992 AND 1991
                                         (IN THOUSAND, EXCEPT PER SHARE AMOUNTS)

                                                 1995         1994         1993         1992         1991
---------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Interest income                            $  317,933   $  237,009   $  187,291   $  175,249   $  182,850
Interest expense                              160,444       98,335       73,739       77,682      104,487
---------------------------------------------------------------------------------------------------------
Net interest income                           157,489      138,674      113,552       97,567       78,363
Provision for possible loan losses              7,500        7,836       11,185       12,700       10,083
---------------------------------------------------------------------------------------------------------
Net interest income after provision for
  possible loan losses                        149,989      130,838      102,367       84,867       68,280
Nointerest income                              58,599       52,098       48,795       43,909       37,166
Nointerest expense                            141,112      133,829      117,251      104,098       88,135
---------------------------------------------------------------------------------------------------------
Income before income taxes                     67,476       49,107       33,911       24,678       17,311
Applicable income taxes                        24,014       16,349       10,308        6,668        4,658
---------------------------------------------------------------------------------------------------------
Income before extraordinary items
  and the cumulative effect of a change in
  accounting for income taxes                  43,462       32,758       23,603       18,010       12,653
Extraordinary items, net of income taxes           --           --         (463)          --          831
Cumulative effect of a change in
  accounting for income taxes                      --           --        3,650           --           --
---------------------------------------------------------------------------------------------------------
Net income                                 $   43,462   $   32,758   $   26,790   $   18,010   $   13,484
=========================================================================================================
EARNINGS PER COMMON SHARE
Income before extraordinary items
and the cumulative effect of a change in
accounting for income taxes:
 Primary**                                 $     1.23   $      .98   $      .82   $      .71   $      .52
 Fully-diluted**                           $     1.21   $      .97   $      .81   $      .71   $      .52
Net Income:
 Primary**                                 $     1.23   $      .98   $      .93   $      .71   $      .56
 Fully-diluted**                           $     1.21   $      .97   $      .92   $      .71   $      .55
Average shares outstanding:
 Primary**                                     35,258       33,378       28,816       25,456       24,156
 Fully-diluted**                               37,034       34,912       31,002       28,122       26,840
Cash dividends per common share:
 Common**                                  $    .3375           --           --           --           --
 Class A**                                 $    .1125   $      .40   $     .355   $     .335   $     .315
 Class B**                                 $    .0625   $      .20   $     .155   $     .135   $     .115
---------------------------------------------------------------------------------------------------------
STATEMENT OF CONDITION DATA
At year-end:
 Total Assets                              $4,635,198   $3,583,357   $3,457,261   $2,415,930   $2,256,065
 Loans, net of unearned income              3,442,159    2,554,238    2,128,408    1,501,456    1,401,173
 Mortgage loans held for sale                 112,203       61,556      368,515      150,835      105,219
 Deposits                                   3,575,485    2,811,329    2,741,990    2,032,246    1,925,997
 Long-term debt                                29,142       69,203       57,397       22,979       27,225
 Shareholders' equity                         327,088      253,389      236,039      146,486      145,298
Average balances:
 Total assets                              $4,071,450   $3,430,220   $2,753,585   $2,354,542   $2,160,908
 Interest-earning assets                    3,711,269    3,095,963    2,441,029    2,076,097    1,927,815
 Loans, net of unearned income              2,931,666    2,312,422    1,656,255    1,460,366    1,403,980
 Mortgage loans held for sale                  98,785      135,046      248,502      121,820       65,373
 Deposits                                   3,181,066    2,768,866    2,188,618    1,983,221    1,842,306
 Shareholders' equity                         284,632      248,133      179,989      141,645      137,971
Book value per share at year-end**         $     9.41   $     7.90   $     7.63   $     6.20   $     6.20
Tangible book value per share at year-end**$     8.54   $     7.24   $     7.04   $     5.96   $     5.20

                                                                              1

SELECTED RATIOS
Income before extraordinary items and the
cumulative effect of a change in accounting
for income taxes to:
         Average assets                              1.07%      0.95%      0.86%      0.78%      0.62%
         Average shareholders' equity               15.27      13.20      13.11      12.71      10.15
Net income to:
         Average assets                              1.07       0.95       0.97       0.78       0.63
         Average shareholders' equity               15.27      13.20      14.88      12.71      10.15
Efficiency ratio                                    64.63      69.37      71.82      73.03      76.17
Dividend payout ratio                               28.39      27.99      27.73      32.83      43.68
Average equity to average total assets               6.99       7.23       6.54       6.02       6.38
Total nonperforming assets to
     net loans, other real estate and
     repossession                                    0.83       1.26       1.80       2.33       2.00
Net charge-offs to average loans                     0.17       0.13       0.36       0.58       0.61
Allowance for possible loan losses
     to total loans (net of unearned income)         1.28       1.57       1.63       1.55       1.36
Allowance for possible loan losses
     to nonperforming loans*                          256%       237%       211%       129%       124%
=====================================================================================================

*Nonperforming loans consist of the aggregate loans for which interest is not being accrued and loans negotiated to provide a reduction or deferral of principal or interest because of a deterioration in the financial condition of the borrower.

** Restated to reflect the impact of a two-for-one stock split in the form of a
   100% stock dividend paid February 11, 1997.
                                                                              2

SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL DATA 1995-1994


                                        (In thousands, except per share amounts)

TOTAL
                                                 1995                                       1994
                                ---------------------------------------    --------------------------------------
                                Dec. 31  Sept. 30   June 30    March 31    Dec. 31  Sept. 30   June 30   March 31
-----------------------------------------------------------------------    --------------------------------------
Interest income                 $88,711   $82,661   $77,526     $69,091    $65,470   $59,608   $57,533    $54,399
Interest expense                 46,042    42,768    39,127      32,507     28,196    24,468    23,469     22,202
-----------------------------------------------------------------------     -------------------------------------
Net interest income              42,669    39,893    38,399      36,584     37,274    35,140    34,064     32,197
Provision for loan losses         3,099     1,529     1,459       1,413      1,966     2,096     1,906      1,868
-----------------------------------------------------------------------     -------------------------------------
Net interest income after
 provision for loan losses       39,570    38,364    36,940      35,171     35,308    33,044    32,158     30,329
Net income                      $ 9,568   $12,106   $12,158     $ 9,631    $ 8,142   $ 8,219   $ 7,751    $ 8,647
-----------------------------------------------------------------------     -------------------------------------
Per common share:
Net income:
 Primary *                      $  0.26   $  0.36   $  0.37     $  0.24    $ 0.24    $  0.24   $  0.24    $  0.26
 Fully-diluted *                   0.26      0.36      0.36        0.23      0.24       0.24      0.23       0.26
-----------------------------------------------------------------------     -------------------------------------

* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

                            Management's Discussion and Analysis of Supplemental
                                   Financial Condition and Results of Operations

INTRODUCTION

     Management's Discussion and Analysis of Supplemental Financial Condition and Results of Operations is presented on the following pages. The principal purpose of this review is to provide the user of the attached financial statements and accompanying footnotes with a more detailed analysis of the financial results of The Colonial BancGroup, Inc. ("BancGroup"). Among other things, this discussion provides commentary on BancGroup's history, operating philosophies, the components of net interest margin and balance sheet strength as measured by the quality of assets, the composition of the loan portfolio and capital adequacy. The following discussion reflects the effect of the January 3, 1997 merger of Jefferson Bancorp, Inc. ("Jefferson") into BancGroup. (See Note
2 to the supplemental consolidated financial statements.)

BACKGROUND

        BancGroup (or the "Company") was established in 1981 with one bank and $166 million in assets. Through 35 acquisitions including Jefferson the Company has grown to a $4.6 billion multistate bank holding company with substantial centralized operations, local lending autonomy with centralized loan review and a strong commercial lending function. During 1995 the Company acquired Colonial Mortgage Company and expanded its operations into the Atlanta, Georgia market. In July 1996, the Company continued its expansion in the metropolitan
Atlanta market with the Commercial Bancorp, Inc. ("Commercial") acquisition and also moved into Florida with the acquisition of Southern Banking Corporation ("Southern") based in Orlando. In January 1997, BancGroup continued its expansion in Florida with the acquisition of Jefferson in Miami Beach. More importantly BancGroup's earnings per share have increased an average of 21.1% per year since 1992 and in 1995 the Company achieved a 15.27% return on average equity and a 1.07% return on average assets.

     BancGroup's performance goals are: 1) an annual earnings per share growth rate in excess of 10%, 2) a 17.5% return on equity, 3) a 1.45% return on assets and 4) a consistently increasing dividend. The strategies employed to achieve these results are outlined below. They represent the foundation upon which BancGroup operates and the basis for achieving the Company's goals.

- COMMUNITY BANK: BancGroup operates as a community bank allowing autonomy in lending decisions and customer relationships. This operating philosophy has been important in making acquisitions, retaining a skilled and highly motivated management team and in developing a strong customer base, particularly with respect to lending relationships.

- COMMERCIAL LENDING: Commercial lending primarily through groups located in Birmingham, Huntsville, Montgomery and Anniston, Alabama as well as the Atlanta, Georgia and the Orlando and Miami Beach, Florida metropolitan centers has been a major factor in the Company's growth. Commercial real estate and other commercial loans increased 15% during 1995 following a 20.4% increase in 1994. BancGroup has been very successful in competing for these loans against other larger financial institutions, due primarily to the Company's local lending strategy and management continuity.

- CONSUMER REAL ESTATE: Since 1993 BancGroup has focused on residential real estate lending as a means to increase consumer lending, broaden the Company's customer base and create a significant stream of fee income. In furtherance of this goal, in February, 1995 BancGroup acquired Colonial Mortgage Company ("CMC"), one of the 70 largest mortgage loan servicers in the country. BancGroup has increased residential mortgage loans 313% from December 31, 1992 to $1.55 billion at December 31, 1995. The portfolio of mortgage loans has a relatively low credit risk and CMC's $9 billion portfolio of loans serviced for others provides a steady source of noninterest income.

     GROWTH MARKET EXPANSION: In October, 1995 BancGroup completed the acquisition of Mt. Vernon Financial Corporation, an Atlanta, Georgia based thrift with $225 million in assets. On July 3, 1996, BancGroup merged with Commercial, a $232 million bank in the north Atlanta area and Southern, a $232 million bank in Orlando, Florida. On January 3, 1997, Bancorp merged with Jefferson, a $433 million bank in Miami Beach, Florida. These business combinations provide BancGroup with a significant base of operations in the Southeast's two latest growing markets.

     COST CONTROL: An operational and organizational infrastructure establised in prior years has allowed the Company to grow significantly and improve the efficiency ratio from 76.17% in 1991 to 64.63% in 1995. The operating structure is built around centralized back-shop operations in areas that do not have direct customer contact. As noted above, this structure has served the Company well over the past few years and should allow for continued growth at a low marginal cost. In order to further enhance the cost efficiencies already established and position the Company for more rapid growth, in 1995 BancGroup completed a reengineering study to streamline transaction processing, increase the cost-effective use of technological resources and identify potential revenue enhancements.

     CAPITAL UTILIZATION: Management's goal is to provide a greater than 17.5% return on capital while effectively utilizing internally created capital and exceeding regulatory capital requirements. BancGroup has an asset generating capability that can effectively utilize the capital generated. This capability is most evident in the Company's 25% internal growth in loans during 1995. As part of this capability the CMC acquisition provides asset generating sources for mortgage loans and mortgage servicing rights.

     ASSET QUALITY: Maintenance of high asset quality is at the forefront of the Company's strategy to allow for consistent earnings growth. The Company's asset quality is demonstrated by its charge-off history and nonperforming asset levels, which compare favorably to its peer group. On December 31, 1993 the Company completed the acquisition of First AmFed Corporation, Huntsville, Alabama. This transaction increased total nonperforming assets in 1993 by $12.8 million to 1.8% of loans and other real estate. This ratio was reduced to .83% as of December 31, 1995 primarily through sales of other real estate. Net chargeoffs over the past 5 years have consistently compared favorably with the Company's peer group and were only .17% of average loans in 1995 and .13% in 1994.

     STOCK RECLASSIFICATION: On February 21, 1995 BancGroup reclassified its two classes of common stock into one class. This action eliminates the super voting rights of the previously existing Class B common stock and establishes the rights of all stockholders on an equal basis. Management believes the reclassification will significantly increase the market acceptance of the Company's common stock and therefore enhance its ability to expand through mergers and acquisitions. Subsequent to the reclassification, and as part of this strategy for broader market acceptance, BancGroup listed its common stock for trading on the New York Stock Exchange on February 24, 1995.

     Obviously the Company cannot guarantee its success in implementing the initiatives or reaching the goals set out previously. The following analysis of financial condition and results of operations provide details with respect to this summary material and demonstrates trends concerning the initiatives taken through 1995.

COMBINATIONS

     A principal part of BancGroup's strategy is to combine with other financial institutions in order to increase the Company's market share in existing markets, expand into other growth markets, more efficiently absorb the Company's overhead and add profitable new lines of business.

     BancGroup recently completed the following combinations with other financial institutions. The balances reflected are as of the date of combination.

(Dollars in thousands)

                                          DATE     BANCGROUP     TOTAL      TOTAL      TOTAL
FINANCIAL INSTITUTIONS                  COMBINED     SHARES      ASSETS     LOANS     DEPOSITS
----------------------------------------------------------------------------------------------
Colonial Mortgage Company               02/17/95   4,545,454     $71,000  $ 1,675    $      0
Brundidge Banking Company               03/31/95     532,868      56,609   31,577      46,044
ML Vernon Financial Corp.               10/20/95   1,043,440     217,967  192,167     156,356
Farmers & Merchants Bank                11/03/95     513,686      56,050   25,342      45,448
Commercial Bancorp of Georgia, Inc.     07/03/96   2,306,460     232,555  145,429     207,641
Southern Banking Corporation            07/03/96   2,858,494     232,461  160,864     205,602
Jefferson Bancorp, Inc.                 01/03/97   3,854,952     472,732  322,857     405,836
==============================================================================================

        The combination with the Mortgage Company in 1995 was accounted for using a method of accounting similar to a pooling of interest. On July 3, 1996 BancGroup completed the mergers with Southern and Commercial and on January 3, 1997 BancGroup completed the merger with Jefferson. These combinations were accounted for using the pooling-of-interests method. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if the combinations had occurred at the beginning of the earliest period presented. The other three 1995 combinations were accounted for as purchases, and the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase. Each of the combined institutions that were accounted for as purchases was merged into Colonial BancGroup or one of its subsidiaries as of the listed dates, and the income and expenses have not been separately accounted for since the respective mergers. For this reason and due to the fact that significant changes have been made to the cost structure of each combined institution, a separate determination of the impact after combination of earnings of BancGroup for 1994 and 1995 cannot reasonably be determined.

     The combinations have had an impact on the comparisons of operating results for 1994 and 1995 with prior years. Where such information is determinable it has been identified and discussed in the discussion of results of operations and financial condition that follows.

COLONIAL MORTGAGE COMPANY

     On February 17, 1995 BancGroup completed the acquisition of Colonial Mortgage Company. This acquisition represents a major step in achieving several BancGroup strategic goals. A principal initiative of BancGroup for the past several years has been to increase fee income through establishment of additional lines of business that provide natural extensions of existing products or services. CMC in this regard provides an excellent fit for the following reasons:

FEE INCOME

     CMC, at December 31, 1995, provided servicing for approximately 118,000 customers with a total outstanding balance of $9.1 billion. The servicing revenues from this portfolio plus other fee income from CMC provided approximately 45% of BancGroup's noninterest income in 1995 and 1994.

CONSUMER REAL ESTATE LENDING

     CMC, through its wholesale and retail offices, originated over $5 billion in residential real estate loans from 1993 through 1995. These loans have primarily been fixed rate loans sold into the secondary markets. However, since the latter part of 1994 Colonial Bank has been acquiring adjustable rate mortgage (ARM) loans originated by CMC. This program provides CMC additional loan products for its branch network. In addition, CMC provides the Bank with fixed rate loan products for its customers.

GROWTH MARKET EXPANSION

     CMC currently originates residential mortgages in 29 states through 6 regional offices and services 118,000 customers located in 35 states. These locations provide BancGroup with a broader market base to solicit business and include areas which currently have greater growth rates than BancGroup's existing branch locations. These areas include Atlanta, Cincinnati, Dallas, Seattle, Denver, Milwaukee and Phoenix.

CAPITAL UTILIZATION

     CMC's growth has previously been somewhat limited due to its ownership structure as part of a private company. The combination of BancGroup and CMC provides additional resources for the expansion of CMC's low cost servicing operation through bulk purchases of servicing. In addition CMC provides another source of loans for the Bank's portfolio including ARM loans and equity lines.

CUSTODIAL DEPOSITS

     CMC maintains custodial accounts for its loan customers for the payment of taxes and insurance as well as collection of principal and interest. The balances in these accounts averaged approximately $121 million and $94 million in 1995 and 1994, respectively. These balances, most of which were in other financial institutions in 1994, have been deposited into Colonial Bank in 1995. As a result these balances represent 22% of the 29% increase in average noninterest bearing demand deposits from 1994 to 1995. These balances have a positive impact on BancGroup's net interest margin by providing a noninterest bearing source of funds.

CONTINUITY AND CONSISTENCY OF MANAGEMENT

     Robert E. Lowder, Chairman and CEO of BancGroup has been Chairman and CEO of CMC for 25 years. In addition, Ronnie Wynn has been the president of CMC for 19 years and is a former president of the Mortgage Bankers Association of America. This continuation of management has provided a very smooth transition in management and operating philosophy.

CROSS-SELLING OF CUSTOMERS

     BancGroup has established a personal banking unit to solicit other business from CMC customers, such as equity lines and deposits. In addition, BancGroup plans to expand other customer relationships through establishment of deposit relationships with CMC customers, acceptance of CMC payments in branches, and establishing a linkage between construction and permanent lending.

REVIEW OF RESULTS OF OPERATIONS

OVERVIEW

      The major components of BancGroup's net income are:


(In thousands)                                              1995           1994           1993
----------------------------------------------------------------------------------------------
Net interest income                                     $157,489       $138,674       $113,552
Provision for possible
  loan losses                                             (7,500)        (7,836)       (11,185)
Noninterest income                                        58,599         52,098         48,795
Noninterest expense                                     (141,112)      (133,829)      (117,251)
----------------------------------------------------------------------------------------------
Pretax income                                             67,476         49,107         33,911
Taxes                                                    (24,014)       (16,349)       (10,308)
----------------------------------------------------------------------------------------------
Income before
Income before extraordinary items and the cumulative
  effect of a change in accounting for income taxes       43,462         32,758         23,603
Extraordinary loss                                            --             --           (463)
Cumulative effect of accounting change                        --             --          3,650
----------------------------------------------------------------------------------------------
Net income                                              $ 43,462        $32,758       $ 26,790
----------------------------------------------------------------------------------------------

Consistently increasing net income is a primary goal of management. Earnings (income before extraordinary items and accounting changes) increased 33% in 1995, 39% in 1994 and 31% in 1993. The most significant factors affecting income for 1995, 1994 and 1993 are highlighted below and discussed in greater detail in subsequent sections.

- An increase in 1995 of 19.9% in average earning assets. This follows an increase of 26.8% in 1994.

- An increase of $6.5 million (12%) and $3.3 million (7%) in noninterest income in 1995 and 1994, respectively.

- Maintenace of high asset quality and reserve coverage ratios. Net charge-offs were $4.8 million or .17% of average net loans in 1995 and $3.0 million or .13% of average net loans in 1994. In recognition of these low net charge-offs loan loss provisions were reduced $3.3 million in 1994 and $336,000 in 1995.

- Loan growth, excluding acquisitions, of 25% in 1995 following an increase of 20% in 1994.

- An increase in loans as a percent of average earning assets to 79% in 1995 from 75% in 1994.

- Noninterest expenses as a percent of average assets were reduced to 3.47% in 1995 from 3.90% in 1994.

- 1993 includes a $463,000 extraordinary loss from the early redemption of subordinated convertible debt and $3,650,000 in income from the cumulative effect of a change in accounting for income taxes.

NET INTEREST INCOME

     Net interest income is the difference between interest and fees earned on loan, securities and other interest-earning assets (interest income) and interest paid on deposits and borrowed funds (interest expense). Three year comparisons of net interest income in dollars and yield on a tax equivalent basis are reflected on the following schedule. The net yield on interest-earning assets was 4.30% in 1995 compared to 4.55% in 1994 and 4.69% in 1993. Over this period net interest income on a fully tax equivalent basis increased to $159.7 million in 1995 from $140.8 million in 1994 and $114.5 million in 1993. The principal factors affecting the Company's yields and net interest income are discussed in the following paragraphs.

LEVELS OF INTEREST RATES

After declining consistently from 1989 through 1992 and remaining virtually flat throughout 1993, short-term interest rates increased dramatically throughout 1994 and continued to increase into late 1995 before starting to decline.
For example, the average fed funds rate for overnight bank borrowings was 2.99% in December 1993, 5.45% in December 1994 and reached 6.00% in 1995 before decreasing to 5.50% in December 1995. The Company's prime rate increased from 6.0% in 1993 to 8.5% in 1994 and continued to increase to 9.0% in midyear 1995 before declining to 8.5% in December 1995. Long-term rates declined throughout 1995, with the 30-year treasury bond ending 1994 at 7.93% and declining to 5.95% in December 1995. Net interest margin remained virtually flat from 1993 to 1994, while increasing competitive pressures resulted in an increase in cost of funds in 1995. This increase along with a change in the Company's loan mix is primarily responsible for the decreases in margin.

ACQUISITIONS

     The thrift acquisitions completed during 1993 and 1995 had a negative impact on the Company's net interest yield due primarily to the fact that these institutions had virtually no noninterest-bearing deposits. The rates on the interest-bearing deposits in the acquired institutions were slightly higher than the Company's rates and were adjusted to BancGroup products and rates within a short time after the mergers.

INTEREST-BEARING LIABILITIES

-    COST OF FUNDS

     Rates paid on new time deposits and variable rate deposits increased during 1994 and continued to increase through 1995. Competitive pressures on these deposit rates increased in 1995 resulting in a higher cost of funds from 3.68% for 1994 to 5.07% for 1995.

INTEREST-EARNING ASSETS


-    GROWTH IN EARNING ASSETS

     One of the most significant factors in the Company's increase in income for 1995 has been the 19.9% increase in average interest-earning assets. This follows a 26.8% increase in 1994. In addition and equally significant, net loans increased $888 million (35%) from December 31, 1994 to December 31, 1995. Earning assets as a percentage of total average assets also increased from 88.7% in 1993 to 90.3% in 1994 to 91.2% in 1995.

-    MORTGAGE LOANS HELD FOR SALE

     The level and direction of long-term interest rates had a dramatic impact on the volume of mortgage loan originations, causing the average balance of mortgage loans for sale to decline from $249 million in 1993 to $99 million in 1995. Mortgage loans held for sale represent single family residential mortgage loans originated or acquired by Colonial Mortgage then packaged and sold in the secondary market. Colonial Mortgage incurs gains or losses associated with rate fluctuations. Colonial Mortgage limits its risk associated with the sale of these loans through an active hedging program which generally provides for sales commitments on all loans funded. Mortgage loans held for sale are funded primarily with short-term borrowings.


-    CHANGING LOAN MIX

     During 1995 all categories of loans increased. The most significant increase was in residential real estate loans increasing from 38.5% of total loans at December 31, 1994 to 45.0% at December 31, 1995. These loans are predominantly adjustable rate mortgages which have a low level of credit risk and accordingly have lower yields than other loans.

AVERAGE VOLUME AND RATES

                                                 1995                          1994                           1993
                                                 ----                          ----                           ----
                                      AVERAGE             AVERAGE   AVERAGE              AVERAGE   AVERAGE                AVERAGE
                                      --------------------------------------------------------------------------------------------
(IN THOUSANDS)                        VOLUME     INTEREST  RATE     VOLUME      INTEREST   RATE     VOLUME     INTEREST     RATE
----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net of unearned
 income (1)                       $ 2,931,698  $  271,072  9.25%  $2,312,422  $  192,699   8.33%  $1,656,256  $  139,224    8.41%
Mortgage loans held for sale           98,753       7,423  7.52      135,046      10,674   7.90      248,502      18,353    7.39
Investment securities and
  securities available for sale:
  Taxable                             551,015      32,570  5.91      513,837      27,601   5.37      398,019      22,412    5.63
  Nontaxable (2)                       50,055       3,853  7.70       59,112       4,686   7.93       60,269       5,237    8.69
  Equity securities (3)                30,595       2,323  7.59       36,196       2,032   5.61       26,307       1,423    5.41
---------------------------------------------------------         ----------------------          ----------------------
  Total investment securities         631,665      38,746  6.13%     609,145      34,319   5.63%     484,595      29,072    6.00%
Federal funds sold and
  securities purchased under
  resale agreements                    45,147       2,621  5.81       32,613       1,149   3.52       48,546       1,422    2.93
Interest-earning deposits               4,006         293  7.31        6,737         297   4.41        3,130         104    3.32
---------------------------------------------------------         ----------------------          ----------------------
  Total interest-earning assets     3,711,269  $  320,155  8.63%   3,095,963  $  239,138   7.72%   2,441,029  $  188,175    7.71%
---------------------------------------------------------         ----------------------          ----------------------
Allowance for loan losses             (39,539)                       (36,201)                        (26,355)
Cash and due from banks               146,450                        132,064                         109,700
Premises and equipment. net            59,522                         56,602                          43,999
Other assets                          193,748                        181,792                         185,212
---------------------------------------------                     ----------                      ----------
Total Assets                      $ 4,071,450                     $3,430,220                      $2,753,585
---------------------------------------------                     ----------                      ----------
LIABILITIES AND
SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
  Interest-bearing demand
    deposits                      $   654,218  $   18,924  2.89%  $  713,507  $   18,327   2.57%  $  611,199  $   15,530    2.54%
    Savings deposits                  306,860      10,924  3.56      329,760       9,907   3.00      272,423       7,932    2.91
    Time deposits                   1,653,436      96,604  5.84    1,287,064      55,505   4.31      937,276      40,513    4.32
    Short-term borrowings             503,578      30,226  6.00      258,004      11,104   4.30      217,961       6,941    3.18
    Long-term debt                     48,683       3,736  7.67       83,858       3,461   4.13       56,339       2,794    4.96
---------------------------------------------------------         ----------------------          ----------------------
Total interest-bearing liabilities  3,166,775  $  160,414  5.07%   2,672,193  $   98,304   3.68    2,095,198  $   73,710    3.52%
---------------------------------------------------------         ----------------------          ----------------------
Non interest-bearing demand
  deposits                            566,552                        438,535                         367,720
Other liabilities                      53,491                         71,359                         110,678
---------------------------------------------                     ----------                      ----------
Total Liabilities                   3,786,818                      3,182,087                       2,573,596
Shareholders' equity                  284,632                        248,133                         179,989
---------------------------------------------                     ----------                      ----------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY              $ 4,071,450                     $3,430,220                      $2,753,585
==================================================================================================================================
RATE DIFFERENTIAL                                          3.56%                           4.04%                            4.19%
NET INTEREST INCOME AND
 NET YIELD ON INTEREST
  EARNING ASSETS (4)                           $  159,741  4.30%              $  140,834   4.55%              $  114,465    4.69%
==================================================================================================================================

(1) Loans classified as nonaccruing are included in the average volume calculation. Interest earned and average rates on non-taxable loans are reflected on a tax equivalent basis. This interest is included in the total interest earned for loans. Tax equivalent interest earned is actual interest earned times 145%.

(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.

(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.

(4)  Net interest income divided by average total interest-earning assets.

 ANALYSIS OF INTEREST INCREASES (DECREASES)



                                              1995 CHANGE FROM 1994                      1994 CHANGE FROM 1993
                                              ---------------------                      ---------------------
                                                         DUE TO(1)                                   DUE TO(1)
                                                 -------------------------                  --------------------------
(In thousands)                         AMOUNT       VOLUME          RATE          AMOUNT       VOLUME          RATE
----------------------------------------------------------------------------------------------------------------------
Interest income:
  Taxable securities                   $4,969       $2,081         $2,888        $ 5,189       $6,165        $  (972)
  Nontaxable securities (2)              (833)        (700)          (133)          (551)         (99)          (452)
Dividends on preferred
  stocks (3)                              291         (228)           519            609          553             56
-----------------------------------------------------------------------------------------------------------------------
Total securities                        4,427        1,153          3,274          5,247        6,619         (1,372)
Total loans (net of unearned
  income)                              78,373       55,618         22,755         53,475       54,669         (1,194)
Mortgage loans held for sale           (3,251)      (2,750)          (501)        (7,679)      (9,074)         1,395
Federal funds sold and
  securities purchased
  under resale agreements               1,472          548            924           (273)        (714)           441
  Interest-earning deposits                (4)           6            (10)           193          150             43
-----------------------------------------------------------------------------------------------------------------------
  Total                                81,017       54,575         26,442         50,963       51,650           (687)
-----------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest-bearing demand
    deposits                              597       (1,152)         1,749          2,797        2,626            171
  Savings deposits                      1,017         (611)         1,628          1,975        1,716            259
Time deposits                          41,099       18,295         22,804         14,992       15,084            (92)
Short-term borrowings                  19,122       13,517          5,605          4,163        1,429          2,734
Long-term debt                            275         (262)           537            667        1,016           (349)
-----------------------------------------------------------------------------------------------------------------------
  Total                                62,110       29,787         32,323         24,594       21,871          2,723
-----------------------------------------------------------------------------------------------------------------------
Net interest income                   $18,907      $24,788        $(5,881)       $26,369      $29,779        $(3,410)
-----------------------------------------------------------------------------------------------------------------------


(1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume x change in rate, and it is allocated between Volume Change and Rate Change at the ratio that the absolute value of each of those components bear to the absolute value of their total.

(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned as actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.

(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.

NONINTEREST INCOME

     BancGroup derives approximately 45% of its noninterest income from mortgage banking related activities with the remaining 55% from traditional retail banking services including various deposit account charges, safe deposit box rentals and credit life commissions. Prior to the CMC acquisition on February 17, 1995, BancGroup had not acquired other well-established ancillary income sources, such as trust operations, mortgage banking or credit card services with any of its acquisitions. One of the most important goals from 1993 through 1995 has been to increase noninterest income. The impact of this acquisition is evident by the volume of revenue included in the category entitled mortgage servicing fees.

     CMC has servicing and subservicing agreements under which it services 118,000, 83,000 and 68,000 mortgage loans with principal balances of $9.1 billion, $6.4 billion and $4.6 billion on December 31, 1995, 1994 and 1993, respectively. This servicing portfolio generated servicing fee and late charge income of approximately $23.4 million, $22.2 million and $21.0 million for the years ended December 31, 1995, 1994 and 1993, respectively. CMC through its wholesale and retail offices, originated $1.1 billion, $1.2 billion and $2.6 billion in residential real estate loans in 1995, 1994, and 1993, respectively. The increased volume in 1993 was primarily due to lower long-term interest rates which resulted in increased mortgage lending activity.

     Noninterest income from deposit accounts is significantly affected by competitive pricing on these services and the volume of noninterest-bearing accounts. During 1995 and 1994 average noninterest demand accounts (excluding CMC custodial deposits) increased 12.8% and 24.0%, respectively. This increase in volume and increases in service fee rates resulted in a 15% increase in service charge income in 1995 and a 14% increase in 1994.

     Other charges, fees, and commissions increased $372,000(11%) in 1995 and $695,000 (26%) in 1994. The increase is primarily from credit card related fees, official check commissions and credit life commissions on residential mortgage and consumer loans. Acquisitions have had a minimal impact on income in this area with most of the increase due to an emphasis on bottom line income as a result of the Company's incentive plan.

     The Company through CMC enters into offers to extend credit for mortgage loans to customers and into obligations to deliver and sell originated or acquired mortgage loans to permanent investors. Sales of loans servicing released by CMC resulted in income of $988,000, $539,000 and $1,820,000 for 1995, 1994 and 1993, respectively. The remaining increase in other income of $2,917,000 from 1994 to 1995 is due primarily to a gain on sale of servicing as well as increases in income from safe deposit boxes, ATM transaction fees and various other sources with off-setting decreases in gain on sale of fixed assets and income from investment sales. BancGroup has an investment sales operation (primarily mutual funds and annuities). Fee income generated from this and other investment services activities totaled $649,000, $990,000 and $770,000 in 1995, 1994 and 1993, respectively. The increase in other income in 1994 was primarily due to the investment sales programs as previously indicated and a gain on sale of fixed assets with various other smaller decreases.

     Securities gains and losses in each of the three years were not significant. While certain securities are considered available for sale, BancGroup currently intends to hold substantially all of its securities portfolio for investment purposes. Realized gains or losses in this portfolio are generally the result of calls of securities or sales of securities within the six months prior to maturity.



--------------------------------------------------------------------------------------------------------------------------
                                                                                          INCREASE (DECREASE)
                                                                                      ---------------------------
                                                YEARS ENDED DECEMBER 31                 1995               1994
                                         -------------------------------------        COMPARED           COMPARED
(In thousands)                             1995           1994           1993         TO 1994      %     TO 1993      %
--------------------------------------------------------------------------------------------------------------------------
Noninterest income:
  Mortgage servicing                     $23,429        $22,216        $21,079         $1,213        5%   $1,137      5%
  Service charges on
      deposit accounts                    18,048         15,648         13,697          2,400       15     1,951     14
  Other charges, fees and
      commissions                          3,786          3,414          2,719            372       11       695     26
Other income                              12,461          9,095          9,107          3,366       37       (12)     0
-------------------------                -------        -------        -------         ------     ----    ------     --
Subtotal                                  57,724         50,373         46,602          7,351       15     3,771      8
  Other noninterest income items:
  Securities gains, net                      633          1,649          2,568         (1,016)              (919)
  Gain (loss) on disposal of
  other real estate and
  repossessions                              242             76           (375)           166                451
-------------------------                -------        -------        -------         ------     ----    ------
  Total noninterest income               $58,599        $52,098        $48,795         $6,501       12%   $3,303      7%
-------------------------                -------        -------        -------         ------     ----    ------     --
==========================================================================================================================

NONINTEREST EXPENSE

        The impact of the acquisitions completed from 1993 through 1995 is reflected most noticeably in the increase in net interest income, discussed previously, as well as the 20% increase from 1993 to 1995 in noninterest expense as shown in the schedule following. The decrease in noninterest expense as a percent of average assets from

4.26% in 1993 to 3.90% in 1994 to 3.47% in 1995 is a direct result of the increased efficiency generated by this growth. The foundation for the efficiencies gained in 1995 and 1994 was laid in 1989 and 1990 when the Company established its current operating structure (regional and community banks supported by centralized backshop operations).

     Salaries and benefits decreased $2.7 million or 4% in 1995 and increased $6 million or 11% in 1994. The decrease in 1995 is primarily due to increased deferred cost associated with loan originations discussed in a following paragraph and a reduction in certain staffing levels throughout BancGroup, particularly at CMC as a result of the decline in origination activity discussed earlier that began in 1994. The incentive plan has been a major factor in the Company's ability to contain cost and increase income. The increase in 1994 was primarily due to acquisitions and other expansion efforts. In addition to the increase in expenses related to growth, advertising and public relations expenses have increased $1,022,000 or 37% and $1,157,000 or 73% in 1995 and 1994, respectively, in concentrated efforts to expand the Company's customer base and take advantage of increased market share in certain key markets.

     Other expenses in 1995, 1994 and 1993 include approximately $1,700,000, $1,200,000 and $960,000, respectively associated with various acquisition efforts.

     As discussed in Note 1 to BancGroup's Consolidated Financial Statements, BancGroup defers certain salary and benefit costs associated with loan originations and amortizes these costs as yield adjustments over the life of the related loans. The amount of costs deferred increased from $4 million in 1993 to $5 million in 1994 and $9 million in 1995 due to changes in the mix of loans and increases in the number of loans closed.


     Cost control and the capacity to absorb future growth continue to be a major focus for management. The Company has taken several steps to achieve this goal and to attempt to improve BancGroup's efficiency ratio. The incentive plan and its profit-based rewards represent a key element in the plan. During 1994 BancGroup also increased its data processing capacity through a major upgrade. The cost of this upgrade is reflected in equipment expenses in 1994 and 1995. Finally, and most importantly, in 1995 the Company invested in a reengineering study. This study reviewed the Company's retail delivery systems to better position the company for future growth, product expansion and customer service. The cost of the study (approximately $2 million) was included in other expense. The study had some impact on 1995 through lower salary cost and increased fee income with the major impact to be achieved in 1996.

        The Company's deposits are insured by the Federal Deposit Insurance Corporation in two separate funds; the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). On September 30, 1996, Congress passed legislation requiring thrifts and commercial banks, including BancGroup, which have acquired thrifts in the past to pay a special assessment to recapitalize the SAIF. This one-time payment resulted in a pre-tax expense of $3,817,000 for BancGroup in the third quarter of 1996. The recapitalization allows a reduction in the current .23% average annual SAIF premium rate.


----------------------------------------------------------------------------------------------------------
                                                                         INCREASE (DECREASE)
                                                                      --------------------------
                                      YEARS ENDED DECEMBER 31         1995                   1994
                                 ---------------------------------  COMPARED               COMPARED
(IN THOUSANDS)                    1995          1994         1993   TO 1994        %        TO 1993    %
----------------------------------------------------------------------------------------------------------
Noninterest expense
 Salaries and employee           $ 57,200      $ 59,867   $ 53,861  $(2,667)      (4)%     $ 6,006    11%
benefits
 Net occupancy expenses            14,057        13,165     10,939      892        7         2,226    20
 Furniture and equipment
  expense                           9,247         8,074      6,802    1,173       15         1,272    19
 Amortization of mortgage
  servicing rights                  9,095         6,078      4,840    3,017       50         1,238    26
 Amortization of intangible
  assets                            1,545         1,410        977      135       10           433    44
 FDIC assessment                    4,204         6,072      4,726   (1,868)     (31)        1,346    28
 Stationery, printing and
 supplies                           3,261         3,378      3,145     (117)      (3)          233     7
 Postage                            2,170         1,860      1,684      310       17           176    10
 Telephone                          3,585         3,197      2,808      388       12           389    14
 Insurance                          1,633         2,030      1,799     (397)     (20)          231    13
 Legal fees                         2,604         3,038      2,167     (434)     (14)          871    40
 Advertising and public
 relations                          4,078         2,964      1,768    1,114       38         1,196    68
 Other                             28,433        22,696     21,735    5,737       25           961     4
---------------------------------------------------------------------------                -------
Total noninterest expense        $141,112      $133,829   $117,251   $7,283        5%      $16,578    14%
---------------------------------------------------------------------------                -------
Noninterest expense to
 Average Assets                      3.47%         3.90%      4.26%
==========================================================================================================

INCOME TAXES

The provision for income taxes and related items are as follows:

                           TAX              CUMULATIVE EFFECT OF
                        PROVISION            ACCOUNTING CHANGE
----------------------------------------------------------------
1995                  $24,014,000                        --
1994                   16,349,000                        --
1993                   10,308,000                $3,650,000

        BancGroup is subject to federal and state taxes at combined rates of approximately 38% for regular tax purposes and 23% for alternative minimum tax purposes. These rates are reduced or increased for certain nontaxable income or nondeductible expenses, primarily consisting of tax exempt interest income, partially taxable dividend income and nondeductible amortization of goodwill.

        In 1993 the Company adopted Financial Accounting Standards Board Statement No. 109 which requires and asset and liability approach for financial accounting and reporting for income taxes. The impact of the adoption of this statement was the recognition in the first quarter of 1993 of income in the amount of $3,650,000, which is shown in the financial statements as the cumulative effect of a change in accounting for income taxes.

        Also in 1993, the Omnibus Reconciliation Act of 1993 effectively increased the Company's Federal tax rate by 1% to 35% based on taxable income.

        Management's goal is to minimize income tax expense and maximize cash yield on earning assets by increasing or decreasing its tax exempt securities and/or investment in preferred and common stock. Accordingly, BancGroup's investment in tax exempt securities was increased in 1993, 1994 and 1995.

REVIEW OF FINANCIAL CONDITION

OVERVIEW

        Ending balances of selected components of the Company's balance sheet changed from December 31, 1994 to December 31, 1995 as follows:


(IN THOUSANDS)                          INCREASE
                                       (DECREASE)
------------------------------------------------------
                                      Amount       %
------------------------------------------------------
Total assets                       $1,051,841    29.4
Securities available for sale
 and investment securities             28,139     4.8
Mortgage loans held for sale           50,647    82.3
Loans, net of unearned income         887,921    34.8
Deposits                              764,156    27.2
------------------------------------------------------

        Management continuously monitors the financial condition of BancGroup in order to protect depositors, increase shareholder value and protect current and future earnings.

        The most significant factors affecting BancGroup's financial condition for 1993 through 1995 have been:

- An increase in residential mortgage loans from 25.0% of total loans at December 31, 1992 to 45.0% at December 31, 1995. This increase has resulted from the acquisition of thrifts as well as from loans CMC produced for the Company's profolio. BancGroup has continued to place emphasis on these as a major product line which has a relatively low loss ratio.

-       Internal loan growth of 25% in 1995 excluding acquisitions.


- A 29% increase in 1995 in average noninterest bearing demand deposits with 22% of the increase from CMC custodial deposits and the remainder substantially from internal growth.

- Maintenance of high asset quality and reserve coverage of nonperforming assets. Nonperforming assets were .83%, 1.26% and 1.80% of related assets at December 31, 1995, 1994 and 1993. Net charge-offs were .17%, .13% and .36% of average loans over the same periods. The allowance for possible loan losses was 1.28% of total loans at December 31, 1995, providing 256% coverage of nonperforming loans (nonaccrual and renegotiated).

        Increase in tier one leverage ratios from 5.79% at December 31, 1993 to 7.36% at December 31, 1995.

- An increase in the loan to deposit ratio from 90.9% at December 31, 1994 to 96.3% at December 31, 1995. Federal Home Loan Bank borrowings continue to be a major source of funding allowing the Company greater funding flexibility.

- Increase of $51 million in mortgage loans held for sale primarily as a result of decreases in long-term interest rates in late 1995.

        These items, as well as a more detailed analysis of BancGroup's financial condition, are discussed in the following sections.

LOANS

     Growth in loans and maintenance of a high quality loan portfolio are the principal ingredients to improved earnings. This goal is achieved in various ways as outlined below:

- Management's emphasis, within all of BancGroup's banking regions, is on loan growth in accordance with local market demands and the lending experience and expertise in the regional and county banks. The regional banks are diverse in the loan demands of their areas and in their lending expertise, resulting in a fairly diversified portfolio without significant concentration of risk.

- Management believes that its strategy of meeting local demands and utilizing local lending expertise has proven successful. Management also believes that any existing concentrations of loans, whether geographically, by industry or by borrower do not expose BancGroup to unacceptable levels of risk.

- BancGroup has a significant concentration of residential real estate loans representing 45% of total loans. These loans are substantially all mortgages on single-family, owner occupied properties and therefore have minimal credit risk. While a major portion of these loans was acquired with the thrift acquisitions, the Company has continued to grow this portfolio with a $567 million or 58% increase in these loans in 1995. A portion of this growth, approximately $246 million, is due to adjustable rate mortgages originated by CMC and acquired by Colonial Bank. Residential mortgage loans are predominately adjustable rate loans and therefore have not resulted in any material change in the Company's rate sensitivity.

- The most significant industry concentration is in loans collateralized by commercial real estate with loan balances of $769,241,000, $675,204,000, $561,834,000, $467,020,000, and $385,443,000, at December 31, 1995, 1994,
     1993, 1992 and 1991, respectively. BancGroup's commercial real estate loans are spread geographically throughout Alabama and other areas including metropolitan Atlanta, Georgia and Central and South Florida with no more than 30% of these loans in any one geographic area. The Alabama economy experiences a generally slow but steady rate of growth. For this reason, real estate values have not been inflated due to excessive speculation and BancGroup's real estate related loans continue to perform at acceptable levels.

- BancGroup makes mortgage loans on a short-term basis (generally less than ninety days) while these loans are being packaged for sale in the secondary market. These loans are classified as mortgage loans held for sale with balances totaling $112,203,000, $61,556,000, $368,515,000, $150,835,000 and
     $105,219,000 at December 31, 1995, 1994, 1993, 1992 and 1991, respectively.
     There is minimal credit risk associated with these loans. During 1991, 1992 and 1993 the total balances invested in these types of loans increased significantly due primarily to large volumes of mortgage refinancing. The decrease in mortgage loans held for sale during 1994 and subsequent increase in 1995 are directly related to the fluctuation in long-term interest rates and its related impact on mortgage loan refinancing. These loans are funded principally with short-term borrowings, providing a relatively high margin for these funds.

- As discussed more fully in subsequent sections, management has determined to maintain adequate liquidity and liquidity sources. BancGroup has arranged funding sources in addition to customer deposits which provide the capability for the Company to exceed a 100% loan to deposit ratio and maintain adequate liquidity.

- Internal loan growth has been a major factor in the Company's increasing earnings with growth rates of 25% in 1995, 20% in 1994, 12% in 1993 and 11% in 1992 excluding acquisitions.

GROSS LOANS BY CATEGORY


                   (In thousands)                                              December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                       1995          1994          1993          1992           1991
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural             $  485,255    $  405,084    $  335,779    $  305,897     $  339,859
Real estate--commercial                               821,661       675,204       561,834       467,020        385,443
Real estate--construction                             362,558       238,233       175,706       131,898         92,619
Real estate--residential                            1,504,188       984,328       826,956       375,572        342,104
Installment and consumer                              224,812       193,671       172,033       164,074        183,663
Other                                                  48,142        60,929        51,708        58,224         60,911
------------------------------------------------------------------------------------------------------------------------------------
Total loans                                        $3,446,616    $2,557,449    $2,124,016    $1,502,685     $1,404,599
====================================================================================================================================
------------------------------------------------------------------------------------------------------------------------------------
Percent of loans in each category to
  total loans:
  Commercial, financial and agricultural                14.1%         15.8%         15.8%         20.4%          24.2%
  Real estate--commercial                               23.8          26.4          26.5          31.1           27.4
  Real estate--construction                             10.5           9.3           8.3           8.8            6.6
  Real estate--residential                              43.6          38.5          38.9          25.0           24.4
  Installment and consumer                               6.5           7.6           8.1          10.9           13.1
  Other                                                  1.5           2.4           2.4           3.8            4.3
------------------------------------------------------------------------------------------------------------------------------------
                                                       100.0%        100.0%        100.0%        100.0%         100.0%
====================================================================================================================================

        As discussed in a subsequest section, BancGroup seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. The goals of BancGroup with respect to loan maturities and rate sensitivity have been and will continue to be to focus on shorter term maturities and floating or adjustable rate loans.

        At December 31, 1995, approximately 57% loans were floating rate or adjustable rate loans.

        Contractual maturities may vary significantly from actual maturities due to loan extensions, early payoffs due to refinancing and other factors. Fluctuations in interest rates are also a major factor in early loan pay-offs. The uncertainties, particularily with respect to interest rates, of future events make it difficult to predict the actual maturities. BancGroup has not maintained records related to trends of early pay-off since management does not believe such trends would present any significantly more accurate estimate of actual maturities than the contractual maturities presented.

           (In thousands)                                                      December 31, 1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              RateSensitivity
                                                                                                               Loans Maturing
                                                              Maturing                 Rate Sensitivity         Over 1 Year
                                               -----------------------------------------------------------------------------------
                                                  Within          1-5        Over
                                                  1 Year         Years      5 Years      Fixed     Floating     Fixed    Floating
----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and
  agricultural                                 $  265,970     $  150,601  $   53,530   $  204,358 $  265,743 $  129,973 $   74,158
Real estate-commercial                            229,137        440,162     128,298      433,974    363,623    358,987    209,473
Real estate-construction                          213,370         65,041      41,099       88,378    231,132     33,210     72,930
Real estate-residential                           177,143        441,445     947,349      522,903  1,043,034    414,243    974,669
Installment and consumer                          115,281        104,112      12,286      186,568     45,112     99,058     17,222
Other                                               6,402         10,023      43,649       34,367     25,707     28,602     25,070
----------------------------------------------------------------------------------------------------------------------------------
Total loans                                    $1,007,303     $1,211,385  $1,226,211   $1,470,548 $1,974,351 $1,064,074 $1,373,522
==================================================================================================================================

LOAN QUALITY

     A major key to long-term earnings growth is maintenance of a high quality loan portfolio. BancGroup's directive in this regard is carried out through its policies and procedures for review of loans and through a company wide senior credit administration function. This function participates in the loan approval process with the regional banks and provides an independent review and grading of loan credits on a continual basis.

     BancGroup has standard policies and procedures for the evaluation of new credits, including debt service evaluations and collateral guidelines. Collateral guidelines vary with the credit worthiness of the borrower, but generally require maximum loan-to-value ratios of 85% for commercial real estate and 90% for residential real estate. Commercial, financial and agricultural loans are generally collateralized by business inventory, accounts receivables or new business equipment at 50%, 80% and 90% of estimated value, respectively. Installment and consumer loan collateral where required is based on 90% loan to value ratios.

     Based on the above policies, procedures and loan review program, BancGroup determines its allowance for possible loan losses and the amount of provision for loan losses. The allowance for possible loan losses is maintained at a level which, in management's opinion, is adequate to absorb potential losses on loans present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; (3) the provision for possible loan losses charged to income, which increases the allowance, and (4) the allowance for loan losses of acquired banks. In determining the provision for possible loan losses in an effort to evaluate portfolio risks, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions.

     The goal and result of these policies and procedures is to provide a sound basis for new credit extensions and an early recognition of problem assets to allow the most flexibility in their timely disposition.

LOAN LOSS EXPERIENCE

     During 1995 the ratio of net charge-offs to average loans increased to .17% from .13% in 1994. This increase has been impacted by the increase in average loans but also by an increase of approximately $1.9 million in actual net charge-offs. Net charge-offs as a percent of net loans for the past five years have fluctuated from a high of .61 % in 1991 to a low of .13% in 1994. For 1991 and 1992, a period during which the national economy went through a recession, BancGroup's annual charge-off ratio averaged .60% with only a .03% variance between the two years. This consistently low and improving charge-off level has primarily been the result of the Company's localized lending strategies and early identification of potential problem loans. In addition, the current concentration of loans in residential real estate loans has had a favorable impact on net charge-offs.

     The schedule on the following page reflects greater than 100% coverage of nonperforming loans (nonaccrual and renegotiated) by the allowance for loan losses. Management has not targeted any specific coverage ratio in excess of 100%, and the coverage ratio may fluctuate significantly as larger loans are placed into or removed from nonperforming status. Management's focus has rather been on establishing reserves related to an earlier identification of potential problem loans. The increase in the coverage ratio from 124% at December 31, 1991 to 256% at December 31, 1995 reflects added reserves due to the growth in loans and the relatively consistent level of nonperforming loans (nonaccrual and renegotiated), coupled with management's decision to maintain and in fact increase reserves due to economic uncertainties.

         Management is committed to maintaining adequate reserve levels to absorb future losses. This commitment has allowed BancGroup to weather economic uncertainties without disruption of its earnings.

------------------------------------------------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE

(In thousands)                                                            Years Ended December 31
------------------------------------------------------------------------------------------------------------------------
                                                      1995          1994          1993           1992           1991
------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses-
 January 1                                      $   40,137     $   34,770    $   23,338     $   19,072      $   17,322
Charge-offs:
 Commercial, financial, and agricultural             3,100          2,765         4,112          5,001           4,818
 Real estate-commercial                              1,165          1,605           938          1,635           1,385
 Real estate-construction                               44              2           957              7               4
 Real estate-residential                               372            372           569            730             766
 Installment and consumer                            2,622          1,775         2,004          3,190           3,886
 Other                                                 163            168             7             83              74
------------------------------------------------------------------------------------------------------------------------
 Total charge-offs                                   7,466          6,687         8,587         10,646          10,933
------------------------------------------------------------------------------------------------------------------------
Recoveries:
 Commercial, financial, and agricultural             1,051          1,898           804            539             621
 Real estate-commercial*                                48            218            96             64              37
 Real estate-construction                               11             12            25             --              --
 Real estate-residential                               161             77           102            171             157
 Installment and consumer                            1,307          1,469         1,524          1,423           1,515
 Other                                                  45             43             7             15              13
------------------------------------------------------------------------------------------------------------------------
 Total recoveries                                    2,623          3,717         2,558          2,212           2,343
------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                      4,843          2,970         6,029          8,434           8,590
Addition to allowance charged to
 operating expense                                   7,500          7,836        11,185         12,700          10,014
Allowance added from bank acquisitions               1,129            501         6,276             --             326
------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses-
 December 31                                    $   43,923     $   40,137   $   34,770      $   23,338      $   19,072
========================================================================================================================
Loans (net of unearned income)
 December 31                                    $3,442,159     $2,554,238   $2,128,408      $1,501,456      $1,401,172
Ratio of ending allowance to ending loans
 (net of unearned income)                             1.28%          1.57%        1.63%           1.55%           1.36%
Average loans (net of unearned income)          $2,931,698     $2,312,422   $1,656,256      $1,460,366      $1,403,980
Ratio of net charge-offs to average loans
 (net of unearned income)                             0.17%          0.13%        0.36%           0.58%           0.61%
Allowance for loan losses as a percent
 of nonperforming loans
 (nonaccrual and renegotiated                          256%           237%         211%            129%            124%
========================================================================================================================

NONPERFORMING ASSETS

         BancGroup classifies problem loans into four categories: nonaccrual, past due, renegotiated and other potential problems. When management determines a loan no longer meets the criteria for performing loans and collection of interest appears doubtful, the loan is placed on nonaccrual status. All loans that are 90 days past due are considered nonaccrual unless they are adequately collateralized, they are in the process of collection, and there is reasonable assurance of full collection of principal and interest. BancGroup's policy is also to charge off installment loans 120 days past due unless they are in the process of foreclosure and are adequately collateralized. Management closely monitors all loans which are contractually 90 days past due, renegotiated or nonaccrual. These loans are summarized as follows:

====================================================================================================================================
NONPERFORMING ASSETS                                                         DECEMBER 31
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                            1995           1994            1993           1992             1991
------------------------------------------------------------------------------------------------------------------------------------
Aggregate loans for which interest is
 not being accrued                                      $15,360        $13,528         $15,080         $16,744         $14,339
Aggregate loans renegotiated                              1,800          3,386           1,425           1,346           1,020
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans*                               17,160         16,914          16,505          18,090          15,359
Other real estate                                        11,226         15,473          22,066          17,126          12,731
Repossessions                                               162             81              88             103             150
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets*                             $28,548        $32,468         $38,659         $35,319         $28,240
====================================================================================================================================

Aggregate loans contractually
 past due 90 days for which
 interest is being accrued                              $ 2,233        $ 3,609         $ 2,229         $ 1,474         $ 4,362
Total nonperforming loans as a
 percent of net loans                                      0.50%          0.66%           0.78%           1.20%           1.10%
Total nonperforming assets as a
 percent of net loans, other real estate
 and repossessions                                         0.83%          1.26%           1.80%           2.33%           2.00%
Total nonaccrual, renegotiated and
 past due loans as a percent of total loans                0.56%          0.80%           0.88%           1.30%           1.41%
Allowance for loan loss as a percent of
 nonperforming loans (nonaccrual
 and renegotiated)                                          256%           237%            211%            129%            124%
====================================================================================================================================

* Total does not include loans contractually past due 90 days or more which are still accruing interest


        Fluctuations from year to year in the balances of nonperforming assets are attributable to several factors including changing economic conditions in various markets, nonperforming assets obtained in various acquisitions and the disproportionate impact of larger (over $500,000) individual credits. On December 31, 1993 BancGroup completed the acquisition of First AmFed Corporation. With this acquisition the Company recorded $11.2 million in other real estate, $1.6 million in nonaccrual loans, and $.5 million in 90 day past due loans that were still accruing. The carrying value of these nonperforming assets was adjusted at the acquisition date to their current estimated fair values based on BancGroup's intention to dispose of them in the most expeditious and profitable manner. Excluding these nonperforming assets acquired with First AmFed, the Company's nonperforming asset ratio would have been 1.20% at December 31, 1993 compared to 1.80% noted above. During 1994 a substantial portion of these problem assets, particularly other real estate, was disposed of and the nonperforming asset ratio was reduced to 1.26%.

        In the fourth quarter of 1992, three large loans totaling $4.9 million were placed in nonperforming status, including one apartment loan ($1.3 million) which was classified as an "in substance foreclosure." The other two loans were to an industrial trailer manufacturer and a health care services provider located in different geographic areas of Alabama. All of these loans were either charged-off ($.5 million), paid off ($1.3 million) or paid current ($3.1 million) in 1993 and removed from nonperforming status. The majority of the balance of renegotiated loans at December 31, 1994 and 1995 represents a bankruptcy credit on which the rate was reduced to below current market rate.

        Nonaccrual loans at December 31, 1995 were $15.4 million compared to $13.5 million at December 31, 1994. This increase is primarily in commercial real estate loans from prior years' acquisitions and the Georgia acquisition completed in 1995.

        Management, through its loan officers, internal loan review staff and external examinations by regulatory agencies, has identified approximately $119 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by regulatory agencies. In connection with such reviews collateral values are updated where considered necessary. If collateral values are judged insufficient or other sources of repayment inadequate, the loans are reduced to estimated recoverable amount through increases in reserves allocated to the loans or charge-offs. As of December 31, 1995 substantially all of these loans are current with their existing repayment terms. Management believes that classification of such loans as potential problem loans well in advance of their reaching a delinquent status allows the Company the greatest flexibility in correcting problems and providing adequate reserves without disruption of earnings trends. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.

        The above nonperforming loans and potential problem loans represent all material credits for which management has serious doubts as to the ability of the borrowers to comply with the loan repayment terms. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.

        Interest income earned on nonaccrual loans was $605,000, $414,000, $93,000, $316,000 and $232,000 in 1995, 1994, 1993, 1992 and 1991,
respectively. Interest income foregone on such loans was approximately $1,062,000, $1,196,000, $958,000, $1,121,000 and $1,344,000 in 1995, 1994,
1993, 1992 and 1991 respectively.

        On January 1, 1995, BancGroup adopted SFAS No. 114, Accounting By Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosure. As a result, the following loans were considered impaired as of December 31, 1995. See Note 1 to the consolidated financial statements for further discussion.


                                                             Carrying
(In thousands)               Balance          Reserve          Value
--------------------------------------------------------------------------------
Commercial, financial,
 and agricultural            $  2,569        $  2,177        $   392
Real Estate--Commercial         5,855           2,474          3,381
Real Estate--Construction       2,680             529          2,151
Real Estate--Residential        5,152             832          4,320
Installment and Consumer          782             232            550
Other                              26              13             13
--------------------------------------------------------------------------------
Total impaired loans         $ 17,064        $  6,257        $10,807
================================================================================

ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

        Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocations of the total allowance represent an approximation of the reserves for each category of loans based on management's evaluation of the respective historical charge-off experience and risk within each loan type.

-----------------------------------------------------------------------------------------------------
ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES               DECEMBER 31
-----------------------------------------------------------------------------------------------------
(In thousands)                                  1995        1994      1993      1992       1991
-----------------------------------------------------------------------------------------------------
Balance at end of period applicable to:
 Commercial, financial, and agricultural      $ 9,142     $ 8,742   $ 8,235   $ 6,087    $ 5,113
 Real estate--commercial                       13,812      12,458    11,844     6,688      5,552
 Real estate--construction                      7,333       3,636     1,830     2,077      1,177
 Real estate--residential                       7,506       9,047     7,349     4,042      3,697
 Installment and consumer                       3,326       3,044     2,954     2,567      2,328
 Other                                          2,804       3,210     2,558     1,877      1,205
-----------------------------------------------------------------------------------------------------
Total                                         $43,923     $40,137   $34,770   $23,338    $19,072
-----------------------------------------------------------------------------------------------------

SECURITIES

         BancGroup determines on a daily basis the funds available for short-term investment. Funds available for long-term investment are projected based upon anticipated loan and deposit growth, liquidity needs, pledging requirements and maturities of securities, as well as other factors. Based on these factors and management's interest rate and income tax forecast, an investment strategy is determined. Significant elements of this strategy as of December 31, 1995 include:

- BancGroup's investment in U.S. Treasury securities and obligations of U.S. government agencies is substantially all pledged against public funds deposits.

- Investment alternatives which maximize the highest after-tax net yield are considered.

- Management has also attempted to increase the investment portfolio's overall yield by investing funds in excess of pledging requirements in high-grade corporate notes and mortgage-backed securities.

- BancGroup's investment in obligations of state and political subdivisions has been increased during 1994 and 1995 since the Company receives full benefit for tax-advantaged investments. The investment strategy also incorporates high-grade preferred stocks when the tax equivalent yield on these investments provides an attractive alternative. The yields on these preferred stocks are adjusted on a short-term basis and provide tax advantaged income without long-term interest rate risk.

- The maturities of investment alternatives are determined in consideration of the yield curve, liquidity needs and the Company's asset/liability gap position. Throughout 1992 and 1993, management invested in securities with maturities of 5 years or less with the majority in the 2-3 year range. As interest rates increased and the Company's asset/liability gap position allowed, maturities were increased during 1994 to the 5-7 year range and reduced to the 2-3 year range in 1995.

- The risk elements associated with the various types of securities are also considered in determining investment strategies. U.S. Treasury and U.S. government agency obligations are considered to contain virtually no default or prepayment risk. Mortgage-backed securities have varying degrees of risk of impairment of principal. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest only strip securities. BancGroup's mortgage backed security portfolio as of December 31, 1995 or 1994 does not include any interest-only strips and the amount of unamortized premium on mortgage backed securities is approximately $222,000. The recoverability of BancGroup's investment in mortgage-backed securities is reviewed periodically, and where necessary, appropriate adjustments are made to income for impaired values.

- Obligations of state and political subdivisions, as well as other securities have varying degrees of credit risk associated with the individual borrowers. The credit ratings and the credit worthiness of these securities are reviewed periodically and appropriate reserves established when necessary.

         Securities available for sale represent those securities that BancGroup intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, added or deducted from shareholders' equity. The balance in securities available for sale increased from $226 million at December 31, 1994 to $333 million at December 31, 1995 partially as a result of a reclassification from investment securities of $57 million in December 1995 as allowed by the Financial Accounting Standards Board to realign the portfolios without risk of penalties and $26 million from acquisitions. The Company took this opportunity to reclassify certain structured notes, corporate and municipal bonds to allow for possible disposition and certain treasury notes for liquidity purposes.


SECURITIES BY CATEGORY
--------------------------------------------------------------------------------
                                             Carrying Value
                                             at December 31
--------------------------------------------------------------------------------
(In thousands)                      1995            1994            1993
--------------------------------------------------------------------------------
Investment securities:
 U.S. Treasury securities
  and obligations
  of U.S. government
  agencies                        $217,801        $289,341        $243,383
 Obligations of state
  and political
  subdivisions                      47,111          44,613          36,823
 Other                              19,622          30,420          35,408
--------------------------------------------------------------------------------
Total                             $284,534        $364,374        $315,614
--------------------------------------------------------------------------------
Securities available for sale:
 U.S. Treasury securities
  and obligations
  of U.S. government
  agencies                        $283,494        $195,124        $222,732
 Obligations of state
  and political
  subdivisions                      10,188           7,518          27,406
 Other                              39,813          22,874          14,477
--------------------------------------------------------------------------------
Total                             $333,495        $225,516        $264,615
--------------------------------------------------------------------------------

        At December 31, 1995, there was no single issuer with the exception of U.S. government and U.S. government agencies, where the aggregate book value of these securities exceeded ten percent of shareholders' equity or $32.7 million.

MATURITY DISTRIBUTION OF SECURITIES

                                    WITHIN 1 YEAR             1-5 YEARS            5-10 YEARS          OVER 10 YEARS
                                    -------------             ---------            ----------          -------------
                                           AVERAGE                 AVERAGE              AVERAGE                  AVERAGE
(In thousands)                    AMOUNT    RATE           AMOUNT   RATE       AMOUNT    RATE          AMOUNT      RATE
------------------------------------------------------------------------------------------------------------------------
Investment securities:
U.S. Treasury securities
 and obligations of U.S.
 government agencies            $ 44,645   5.50%          $126,365  6.42%            --      --          $   518  6.99%
Mortgage-backed securities           217   8.05             24,600  6.40        $13,463    7.54%          12,032  8.09
Obligations of state and
 political subdivisions (1)        6,395   7.15             24,467  7.21         14,182    8.07            6,848  9.43
Other (2)                              5   5.50                285  6.62            502    7.93               10  5.49
                                --------                  --------              -------                  -------
Total                           $ 51,262   5.73%          $175,717  6.53%       $28,147    7.82%         $19,408  8.24%
------------------------------------------------------------------------------------------------------------------------
Securities available for sale (3):
U.S. Treasury securities
 and obligations of U.S.
 government agencies            $235,373   5.76%
Mortgage-backed securities        58,466   6.88
Obligations of state and
 political subdivisions (1)       10,174   4.93
Other                              6,553   7.60
                                --------
Total                           $310,566   6.27%
================================================================

(1) The weighted average yields are calculated on the basis of the cost and effective yield weighted for the scheduled maturity of each security. The weighted average yields on tax exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 35%. The taxable equivalent adjustment represents the annual amounts of income from tax exempt obligations multiplied by 145%.

(2) This category excludes all corporate common and preferred stocks since these instruments have no maturity date.

(3) Securities available for sale are shown as maturing within one year although BancGroup intends to hold these securities for an indefinite period of time. (See Contractual Maturities in Note 3 to the consolidated financial statements.)


DEPOSITS

         BancGroup's deposit structure consists of the following.

                                                           DECEMBER 31            % OF TOTAL
--------------------------------------------------------------------------------------------------
(In thousands)                                         1995        1994      1995       1994
--------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                $  598,917     $  486,674   16.8%     17.3%
Interest-bearing demand deposits                      627,231        642,236   17.5      22.8
Savings deposits                                      379,575        347,876   10.6      12.4
Certificates of deposit less than $100,000          1,187,511        739,896   33.3      26.3
Certificates of deposit more that $100,000            412,825        285,540   11.5      10.2
IRA's                                                 183,136        154,344    5.1       5.5
Open time deposits                                    186,290        154,763    5.2       5.5
--------------------------------------------------------------------------------------------------
Total deposits                                     $3,575,485     $2,811,329  100.0%    100.0%
==================================================================================================

        The growth in deposits and the mix of deposits has been most significantly impacted in 1994 and 1995 by acquisitions. BancGroup acquired several thrift-institutions from 1993 to 1995. As such, the level of noninterest-bearing demand deposits was less than 3% of the total deposits acquired with the major portion of acquired deposits in certificates of deposits. Interest-bearing demand deposits have decreased $15 million (2%) from December 31, 1994 to December 31, 1995. The increase in average noninterest demand deposits was approximately 23%. Included in this 23% increase is approximately 19% related to an increase in custodial deposits of Colonial Mortgage Company with the remaining approximately 4% primarily related to internal growth throughout the Company's branch system. As noted above, the acquired thrift did not add any significant amounts of noninterest-bearing demand accounts. However, the presence of such branches and customer relationships has attracted demand deposit accounts after the mergers. The Company also acquired two commercial banks in 1995, Brundidge Banking and Farmers and Merchants Bank, with approximately $12 million in non-interest bearing deposits at acquisition. The majority of the noninterest-bearing demand deposit growth is attributable to the Company's focus on developing customer relationships and sales efforts.

        BancGroup has attempted through its acquisition and branch expansion programs to increase its market presence in the State of Alabama and expand into other growth markets in the Southeast, the first of which was Atlanta in 1995 followed by Orlando in 1996 and other parts of Florida in 1997. The principal goal is to provide the Company's retail customer base with convenient access to branch locations while enhancing the Company's potential for future increases in profitability. During 1995 BancGroup established retail banking, training and policies and procedures departments as well as continuing its branch automation project to reinforce the Company's goal of providing the customer with the best possible service. In connection with this goal, several other initiatives have been undertaken, including an electronic banking division which includes home banking, business banking, automatic teller, credit card and check card services. The Company has increased its automatic teller machine services by expanding into 67 WalMart locations throughout Alabama. Full service banking will be offered in nine WalMart locations in 1996 with eight located in Alabama and one in Tennessee. The Company is continuing its sales of investment products, such as mutual funds and annuities to customers seeking alternatives to deposit products. The overall goal of these steps has been to efficiently provide customers with the financial products they need and desire.

         In 1995 the Company initiated a brokered Certificate of Deposit (CD) program to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates and maturities. At December 31, 1995, $75 million of CD's were outstanding under this program.


SHORT-TERM BORROWING

          Short-term borrowing were comprised of the following at December 31, 1995, 1994 and 1993:


  (In thousands)                         1995             1994             1993
------------------------------------------------------------------------------------------
  Federal funds purchased
   and securities sold
   under repurchase
   agreements                           $150,540         $171,264         $119,734
  Federal Home Loan
   Bank borrowings                       465,000          210,050          190,150
  Other short-term
   borrowings                              1,141            1,131            1,000
------------------------------------------------------------------------------------------
  Total                                 $616,681         $382,445         $310,884
------------------------------------------------------------------------------------------

         BancGroup has available Federal Funds lines from upstream banks including the Federal Home Loan Bank (FHLB) totaling $558 million at December 31, 1995. In addition, correspondent banks and customers with repurchase agreements have provided a consistent base of short-term funds. BancGroup became a member of the FHLB in late 1992. As a member of the FHLB, BancGroup can borrow up to $850 million from the FHLB on either a short or long-term basis excluding funds available through the federal funds line.

         Short-term borrowings, including FHLB borrowings, have been used to fund short-term assets, primarily mortgage loans held for sale, and loans. During 1994 the volume of mortgage loans held for sale decreased significantly as long-term interest rates increased. FHLB borrowings have been used during 1994 and 1995 to fund loan growth. As discussed more fully in the "Liquidity and Interest Sensitivity" section of this report, the line of credit with the FHLB is considered a primary source of funding for the Company's asset growth.


LIQUIDITY AND INTEREST SENSITIVITY

         BancGroup has addressed its liquidity and interest rate sensitivity through its policies and structure for asset/liability management. It has created the Asset/Liability Management Committee ("ALMCO"), the objective of which is to optimize the net interest margin while assuming reasonable business risks. ALMCO annually establishes operating constraints for critical elements of BancGroup's business, such as liquidity and rate sensitivity. ALMCO constantly monitors performance and takes action in order to meet its objectives.

         Of primary concern to ALMCO is maintaining adequate liquidity. Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, repayment of debt when due and payment of operating expenses and dividends.

         The Consolidated Statement of Cash Flows identifies the three major sources and uses of cash (liquidity) as operating, investing and financing activities. Operating activities reflect cash generated from operations. Management views cash flow from operations as a major source of liquidity. Investing activities represent a primary usage of cash with the major net increase being attributed to loan growth. When investment securities mature they are generally reinvested in new investment securities or assets held for sale. Financing activities generally provide funding for the growth in loans and investment securities with increased deposits. Short-term borrowings are used to provide funding for temporary gaps in the funding of long-term assets and deposits, as well as to provide funding for mortgage loans held for sale and loan growth. BancGroup has the ability to tap other markets for certificates of deposits and to utilize established lines for Federal funds purchased and FHLB advances. BancGroup maintains and builds diversified funding sources in order to provide flexibility in meeting its requirements.

         From 1992 through 1995 the significant changes in the Company's cash flows have centered around loan growth and fluctuations in mortgage loans held for sale. Loan growth of $656 million in 1995 and $412 million in 1994 has been one of the principal uses of cash in both years. The decrease in mortgage loans held for sale, was a principal source of cash in 1994 decreasing $310 million. In 1995 these loans increased, using $51 million in funds. As noted in previous sections, short-term borrowing increased $234 million in 1995 and were used to fund loan growth. Management has chosen to fund short-term fluctuations in the volume of mortgage loans held for sale with short-term borrowing as opposed to increasing rate sensitive deposits. Deposit growth of $516 million with $75 million from the previously discussed brokered CD program provided an additional source of funding for internal loan growth.

         As noted previously, the composition of the Company's loan portfolio has changed over the past three years. BancGroup at December 31, 1995 had $1.6 billion of residential real estate loans. These loans provide collateral for the current $850 million credit line at the FHLB. The FBLB unused credit capacity, $385 million at December 31, 1995, provides the Company significant flexibility in asset liability management, liquidity and deposit pricing.

         In August,1993 the Company retired $15 million of its 1986 subordinated debentures which had a maturity date of 2011. The retirement of this debt was funded with a $15 million term note which requires an annual principal amortization of $1 million. The term note was reduced to a balance of $11,250,000 at December 31, 1995. In August 1995 BancGroup entered into a two year revolving line of credit for $15 million. This line of credit provides an additional source of funding for acquisition related activities.

Management believes its liquidity sources and funding strategies are adequate given the nature of its asset base and current loan demand.

         The primary uses of funds as reflected in BancGroup's Parent Only Statement of Cash Flows were $2.7 million for the payment of interest on debt, $1.0 million for principal payment on term notes (See Note 9 to the Consolidated Financial Statements) and $12.3 million for the payment of dividends. The Parent Company's primary source of funds was $16.9 million in dividends received from its Alabama subsidiary bank and $6.2 million in proceeds from the line of credit discussed previously. Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $57 million of retained earnings plus certain 1996 earnings would be available for distribution to BancGroup as dividends in 1996 without prior approval from the respective regulatory authorities. BancGroup anticipates that the cash flow needs of the parent company are well below the regulatory dividend restrictions of its subsidiary bank.

        At December 31, 1995, BancGroup's liquidity position was adequate with loan maturities of $1,007 million, or 29% of the total loan portfolio, due within one year. Investment securities totaling $361 million or 62% of the total portfolio also had maturities within one year or have been classified as available for sale. As of December 31, 1995 there were, however, no current plans to dispose of any significant portion of these securities. In addition BancGroup has $385 million in additional borrowing capacity at the FHLB.

        BancGroup's assettliability management policy has also established targets for interest rate sensitivity. Changes in interest rates will necessarily lead to changes in the net interest margin. It is ALMCO's goal to minimize volatility in the net interest margin by taking an active role in managing the level, mix and maturities of assets and liabilities and by analyzing and taking action to manage mismatch and basis risk. The interest sensitivity schedule reflects a 7.1% negative gap at 12 months. Based on this schedule, management believes that neither an increase or decrease in interest rates would result in a material swing in net income. Management has managed the asset/liability position of the bank through traditional sources. The Company does however, use off balance sheet instruments for hedging purposes to limit its risk associated with the sale of mortgage loans by providing sales commitments on all loans funded (See Note 6 to the supplemental consolidated financial statements). The following table summarizes BancGroup's interest rate sensitivity as of December 31, 1995.

                                                                               AT DECEMBER 31, 1995
                                                                             INTEREST SENSITIVE WITHIN
                                                        ---------------------------------------------------------------------
                                                TOTAL         0-90         91-180        181-365       1 - 5         OVER 5
(IN THOUSANDS)                                 BALANCE        DAYS          DAYS          DAYS         YEARS         YEARS
-----------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets:
  Federal funds sold and resale              $   36,839    $   36,839            --             --            --           --
  agreements
  Investment securities                         284,534        66,381     $  13,436     $   41,123    $   90,657   $   72,393
  Securities available for sale                 333,495        40,495        11,443          7,913       232,819       41,369
  Mortgage loans held for sale                  112,203       112,203            --             --            --           --
-----------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income                 3,442,159     1,292,450       226,523        428,953       761,666      732,567
  Allowance for possible loan losses            (43,923)      (16,314)       (3,033)        (5,459)      (10,075)      (9,042)
-----------------------------------------------------------------------------------------------------------------------------
Net loans                                     3,398,236     1,276,136       223,490        423,494       751,591      723,525
Nonearning assets                               469,891           459           100            100        29,660      439,572
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                 $4,635,198    $1,532,513     $ 248,469     $  472,630    $1,104,727   $1,276,859
-----------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Liabilities:

  Interest-bearing demand deposits           $  627,231    $  393,628            --             --       233,603           --
  Savings deposits                              379,575       225,487            --             --       154,088           --
  Certificates of deposits less than          1,323,353       265,460     $ 224,083     $  405,434       344,026   $   84,350
  $100,000
  Certificates of deposits more than            416,578        94,026        69,841        120,796       129,514        2,401
  $100,000
  IRA's                                         183,136        48,440        20,636         26,924        86,695          441
  Open time deposits                             46,695        45,439            48            302           401          505
  Short-term borrowings                         616,681       616,681            --             --            --           --
  Long-term debt                                 46,263        25,184            87            174         4,157       16,661
Noncosting liabilities & equity                 995,686             0            --             --            --      995,686
-----------------------------------------------------------------------------------------------------------------------------
Total Liabilities & Equity                   $4,635,198    $1,714,345     $ 314,695     $  553,630    $  952,484   $1,100,044
-----------------------------------------------------------------------------------------------------------------------------
Gap                                                  --    $ (181,832)    $ (66,226)    $  (81,000)   $  152,243   $  176,801
-----------------------------------------------------------------------------------------------------------------------------
Cumulative Gap                                       --    $ (181,832)    $(248,058)    $ (329,058)   $ (176,815)  $       --
-----------------------------------------------------------------------------------------------------------------------------

       At the bottom of the table is the interest rate sensitivity gap which is the difference between rate sensitive assets and rate sensitive liabilities.

       In reviewing the table, it should be noted that the balances are shown for a specific point in time and, because the interest sensitivity position is dynamic, it can change significantly over time. For all interest earning assets and interest bearing liabilities, variable rate assets and liabilities are reflected in the time interval or the assets or liabilities' earliest repricing date. Fixed rate assets and liabilities have been allocated to various time intervals based on contractual repayment. Furthermore, the balances reflect contractual repricing of the deposits and management's position on repricing certain deposits where management discretion is permitted prepayment assumptions are applied at a constant rate based on the Company's historical experience. Certain demand deposit accounts and regular savings accounts have been classified as repricing beyond one year in accordance with regulatory guidelines. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0 - 90 day category, the gap in that time frame would be a negative $570 million with a corresponding cumulative gap at one year of negative $717 million.

CAPITAL ADEQUACY AND RESOURCES

       Management is committed to maintaining capital at a level sufficient to protect shareholders and depositors, provide for reasonable growth and fully comply with all regulatory requirements. Management's strategy to achieve these goals is to retain sufficient earnings while providing a reasonable return to shareholders in the form of dividends and return on equity. BancGroup's dividend pay-out ratio in 1995 was 28%. This level is below the Company's target range of 30-45%. Dividend rates are determined by the Board of Directors in consideration of several factors including: current and projected capital ratios, liquidity and income levels and other bank dividend yields and payment ratios.

         The amount of a cash dividend, if any, rests with the discretion of the Board of Directors of BancGroup as well as upon applicable statutory constraints such as the Delaware law requirement that dividends may be paid only out of capital surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

         BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion or acquisition opportunities.

         The Federal Reserve Board has issued guidelines identifying minimum Tier I leverage ratios relative to total assets and minimum capital ratios relative to risk-adjusted assets. The minimum leverage ratio is 3% but is increased from 100 to 200 basis points based on a review of individual banks by the Federal Reserve. The minimum risk adjusted capital ratios established by the Federal Reserve are 4% for Tier I and 8% for total capital. BancGroup's actual capital ratios and the components of capital and risk adjusted asset information as of December 31, 1995 are stated below:



Capital (thousands)
 Tier I Capital:
  Shareholders'equity (excluding
   unrealized gain on
   securities available for sale)            $  297,637
   less intangibles
 Tier II Capital:
  Allowable loan loss reserve                    42,761
  Subordinated debt                              17,121
                                             ----------
 Total Capital                               $  357,519
Risk Adjusted Assets (thousands)             $3,420,367
Total Assets (thousands)                     $4,635,198

                                             1995              1994             1993
----------------------------------------------------------------------------------------
Tier I leverage ratio                        7.36%              6.43%            5.79%
Risk Adjusted Capital
  Ratios:
   Tier I Capital Ratio                      8.70%              9.24%            8.76%
   Total Capital Ratio                      10.45%             11.27%           10.86%

        BancGroup has increased capital gradually through normal earnings retention as well as through stock registrations to capitalize acquisitions.

         In December 1995, BancGroup notified the holders of its 1985 Convertible Subordinated Debentures of redemption of all debentures outstanding at January 31, 1996. In 1996 substantially all of the debentures were converted resulting in the issuance of 806,598 shares of Common Stock and payment in cash for the remaining balance. (See Note 9 to the consolidated financial statements.)

REGULATORY RESTRICTIONS

         As noted previously, dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited.

         The subsidiary banks are also required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1995, these deposits totaled $56.9 million.

FINANCIAL ACCOUNTING STANDARDS B0ARD RELEASES

         In 1995 the Financial Accounting Standards Board issued Statement of Accounting Standards (SFAS) No. 121 Accounting for the Impairment of
Long-lived Assets to be Disposed Of and SFAS No. 123 Accounting for Stock-Based Compensation. Both standards require adoption for years beginning after December 15, 1995. Management believes that the adoption of the statements will not have a material impact on BancGroup's financial position or results of operation. In May 1995, effective January 1,1995, BancGroup adopted SFAS No. 122 Accounting for Mortgage Servicing Rights, an amendment to SFAS No. 65. (See
Note 1 to the consolidated financial statements.)

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
THE COLONIAL BANCGROUP, INC.

We have audited the accompanying supplemental consolidated statements of condition of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of The Colonial BancGroup, Inc. with Jefferson Bancorp, Inc. which occurred on January 3, 1997, and has been accounted for as a pooling of interests as described in Notes 1 and 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation; however, they will become the historical consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1995 and 1994, the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

As discussed in Notes 1 and 18 to the consolidated supplemental financial statements, the Company changed its method of accounting for mortgage servicing rights in 1995, for investments in 1994 and for income taxes in 1993.

                                        COOPERS & LYBRAND L.L.P.

Montgomery, Alabama
February 11, 1997

                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF CONDITION

                                                                                           December 31,
                                                                                    --------------------------
                                                                                        1995             1994
                                                                                    ----------       ---------
                                                                                           (IN THOUSANDS)
                                         ASSETS
Cash and due from banks..........................................................  $  180,437       $  170,017
Interest-bearing deposits in banks...............................................       6,279            3,282
Federal funds sold...............................................................      36,839           15,310
Securities available for sale (Note 3)...........................................     333,495          225,516
Investment securities (market value: 1995, $287,803; 1994, $353,191; (Note 3))....    284,534          364,374
Mortgage loans held for sale.....................................................     112,203           61,556
Loans, net of unearned income (Note 4)............................................  3,442,159        2,554,238
Less:
       Allowance for possible loan losses (Note 5)...............................     (43,923)         (40,137)
                                                                                   ----------       ----------
Loans, net........................................................................  3,398,236        2,514,101
Premises and equipment, net......................................................      72,020           62,818
Excess of cost over tangible and identified intangible assets acquired, net......      30,032           20,078
Mortgage servicing rights........................................................      80,053           54,796
Other real estate owned..........................................................      11,388           15,280
Accrued interest and other assets................................................      89,682           76,229
                                                                                   ----------       ----------
         Total...................................................................  $4,635,198       $3,583,357
                                                                                   ==========       ==========
                   LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
       Noninterest-bearing demand................................................  $  598,917       $  486,674
       Interest-bearing demand...................................................     627,231          642,236
       Savings...................................................................     379,575          347,876
       Time......................................................................   1,969,762        1,334,543
                                                                                   ----------       ----------
Total deposits...................................................................   3,575,485        2,811,329
FHLB short-term borrowings (Note 8)..............................................     465,000          210,050
Other short-term borrowings (Note 8).............................................     151,681          172,395
Subordinated debt (Note 9).......................................................      17,121           17,459
Other long-term debt (Note 9)....................................................      29,142           69,203
Other liabilities................................................................      69,681           49,532
                                                                                   ----------       ----------
          Total liabilities......................................................   4,308,110        3,329,968
                                                                                   ----------       ----------
Commitments and contingencies (Notes 6, 15)
Shareholders' equity (Notes 3, 10):
Preference Stock, $2.50 par value; 1,000,000 shares authorized, none issued......
Common Stock, $2.50 par value; 44,000,000 shares authorized, outstanding:
 34,776,292 shares issued and outstanding in 1995**..............................      86,941
Class A Common Stock, $2.50 par value: 40,000,000 shares authorized, outstanding:
 30,961,744  shares in 1994*..**.................................................                       77,404
Class B Common Stock, $2.50 par value; 4,000,000 shares authorized, outstanding
 1,120,176 shares in 1994*....**.................................................                        3,175
Additional paid in capital...**..................................................     142,779          116,805
Retained earnings................................................................      99,798           68,665
Unearned compensation............................................................      (1,849)            (840)
Unrealized gain (loss) on securities available for sale, net of taxes............        (581)         (11,820)
                                                                                   ----------       ----------
          Total shareholders' equity.............................................     327,088          253,389
                                                                                   ----------       ----------
          Total..................................................................  $4,635,198       $3,583,357
                                                                                   ==========       ==========
----------------

* On February 21, 1995 the Class A and Class B Common Stock were reclassified into one class. (See Note 10.)

** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997

         See notes to supplemental consolidated financial statements.

                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME





                                                                                         FOR THE YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                   ----------------------------------
                                                                                    1995           1994        1993
                                                                                   -------        -------     -------
                                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     INTEREST INCOME:
     Interest and fees on loans.................................................  $277,706       $203,010    $158,594
     Interest and dividends on securities:
         Taxable................................................................    32,313         27,409      22,332
         Nontaxable.............................................................     2,803          3,280       3,531
         Dividends..............................................................     2,140          1,779       1,239
     Interest on federal funds sold and securities purchased under resale
         agreements.............................................................     2,622          1,149       1,421
     Other interest.............................................................       349            382         174
                                                                                  --------       --------    --------
         Total interest income..................................................   317,933        237,009     187,291
                                                                                  --------       --------    --------
     INTEREST EXPENSE:
     Interest on deposits.......................................................   126,525         83,742      63,976
     Interest on short-term borrowings..........................................    30,182         11,132       6,969
     Interest on long-term debt.................................................     3,737          3,461       2,794
                                                                                  --------       --------    --------
         Total interest expense.................................................   160,444         98,335      73,739
                                                                                  --------       --------    --------
     NET INTEREST INCOME BEFORE PROVISION FOR POSSIBLE LOAN LOSSES..............   157,489        138,674     113,552
     Provision for possible loan losses (Notes 1, 5)............................     7,500          7,836      11,185
                                                                                  --------       --------    --------
     NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES...............   149,989        130,838     102,367
                                                                                  --------       --------    --------
     NONINTEREST INCOME:
     Mortgage servicing fees....................................................    23,429         22,216      21,079
     Service charges on deposit accounts........................................    18,048         15,648      13,697
     Securities gains, net (Note 3).............................................       633          1,649       2,568
     Other charges, fees and commissions........................................     3,786          3,414       2,719
     Other income...............................................................    12,703          9,171       8,732
                                                                                  --------       --------    --------
          Total noninterest income..............................................    58,599         52,098      48,795
                                                                                  --------       --------    --------
     NONINTEREST EXPENSE:
     Salaries and employee benefits.............................................    57,200         59,867      53,861
     Occupancy expense of bank premises, net....................................    14,057         13,165      10,939
     Furniture and equipment expenses...........................................     9,247          8,074       6,802
     Amortization of mortgage servicing rights..................................     9,095          6,078       4,840
     Amortization of intangible assets..........................................     1,488          1,353         977
     Other expense (Note 17)....................................................    50,025         45,292      39,832
                                                                                  --------       --------    --------
          Total noninterest expense.............................................   141,112        133,829     117,251
                                                                                  --------       --------    --------
     INCOME BEFORE INCOME TAXES, EXTRAORDINARY ITEMS AND THE
       CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING FOR INCOME TAXES.............    67,476         49,107      33,911
     Applicable income taxes (Note 18)..........................................    24,014         16,349      10,308
                                                                                  --------       --------    --------
     INCOME BEFORE EXTRAORDINARY ITEMS AND THE CUMULATIVE EFFECT OF
         A CHANGE IN ACCOUNTING FOR INCOME TAXES................................    43,462         32,758      23,603
     Extraordinary items, net of income taxes (Note 9)..........................         -              -        (463)
     Cumulative effect of a change in accounting for income taxes (Notes 1, 18).         -              -       3,650
                                                                                  --------       --------    --------
     NET INCOME.................................................................  $ 43,462       $ 32,758    $ 26,790
                                                                                  ========       ========    ========
     EARNINGS PER SHARE:
       Primary:
        Income before extraordinary items and the cumulative effect of a change
          in accounting for income taxes*.......................................  $   1.23       $   0.98    $   0.82
        Extraordinary item, net of income taxes*................................         -              -       (0.02)
        Cumulative effect of a change in accounting for income taxes*...........         -              -        0.13
        Net Income*.............................................................  $   1.23       $   0.98    $   0.93
       Fully-diluted:
        Income before extraordinary items and the cumulative effect of a change
          in accounting for income taxes*.......................................  $   1.20       $   0.97    $   0.81
        Extraordinary item, net of income taxes*................................         -              -       (0.01)
        Cumulative effect of a change in accounting for income taxes*...........         -              -        0.12
        Net income*.............................................................  $   1.20       $   0.97    $   0.92
     AVERAGE NUMBER OF SHARES OUTSTANDING:
        Primary*................................................................    35,258         33,378      28,816
        Fully-diluted*..........................................................    37,034         34,912      31,002

        * Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.


         See notes to supplemental consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                              FOR THE YEARS ENDED
                                                                         DECEMBER 31, 1995, 1994 AND 1993
                                                         -----------------------------------------------------------------
                                                            CLASS A                  CLASS B
                                                          COMMON STOCK             COMMON STOCK            COMMON STOCK
                                                         -----------------       -----------------       -----------------
                                                         SHARES*    AMOUNT*      SHARES*    AMOUNT*      SHARES*    AMOUNT*
                                                         ------     ------       ------     ------       ------     ------
                                                                               (DOLLARS IN THOUSANDS)

Balance, January 1, 1993..............................    8,275,336  $20,688     637,528   $  1,594
Two-for-one stock split (Note 1 and 10)...............    8,275,336   20,689     637,528      1,594
Adjustments for poolings-of-interests combinations
  (Notes 1 and 2).....................................    5,811,402   14,528
                                                         ----------  -------   ---------   --------   ----------   ---------
     Restated Beginning Balance.......................   22,362,074   55,905   1,275,056      3,188
                                                         ----------  -------   ---------   --------   ----------   ---------
Shares issued under:
   Directors Stock Plan...............................       26,232       66
   Stock Option Plans.................................       69,984      175
   Stock Bonus and Retention Plan.....................       43,200      108
   Dividend Reinvestment..............................       27,900       70
Issuance of shares for acquisitions...................    7,154,294   17,886         132          1
Net income............................................
Treasury stock activity of merged bank................       (8,836)     (22)
Cash dividends:  (Class A, $0.355 per share; Class B,
   $15.5 per share)...................................
Cash dividends by a pooled bank prior to merger
Conversion of 7 1/2% convertible subordinated
   debentures.........................................          214
Conversion of Class B Common Stock to Class A
   Common Stock.......................................        1,398        3      (1,398)        (3)
Unrealized gains on securities available for sale, net
   of taxes...........................................
                                                         ----------  -------   ---------   --------   ----------   ---------
       Balance, December 31, 1993.....................   29,676,460   74,191   1,273,790      3,184
                                                         ----------  -------   ---------   --------   ----------   ---------
Shares issued under:
   Directors Stock Plan...............................       28,534       72
   Stock Option Plans.................................      188,894      472
   Dividend Reinvestment..............................       46,026      115
   Stock Bonus and Retention Plan.....................       44,500      111
Employee Stock Purchase Plan..........................        4,372       11
Issuance of shares for previous year acqusitions......       14,940       37
Issuance of common stock by a pooled bank.............      954,404    2,386
Net income............................................
Cash dividends: (Class A, $0.40 per share; Class B,
  $0.20 per share)....................................
Cash dividends by a pooled bank prior to merger
Conversion of Class B Common Stock to Class A
  Common Stock........................................        3,614        9      (3,614)        (9)
Unrealized loss on securities available for sale, net
  of taxes............................................

                                                         ----------  -------   ---------   --------   ----------   ---------
   Balance, December 31, 1994.........................   30,961,744   77,404   1,270,176      3,175
                                                         ----------  -------   ---------   --------   ----------   ---------
Shares issued under:
  Directors Stock Plan................................        1,716        4                              32,332   $      81
  Stock Option Plan...................................       13,182       33                             218,410         546
  Dividend Reinvestment...............................                                                    53,516         134
  Stock Bonus and Retention Plan......................                                                    50,000         125
Employee Stock Purchase Plan..........................          536        1                               7,534          19
Issuance of common stock by a pooled bank.............        9,344       24                              43,270         108
Conversion of Class A Common Stock and Class B
   Common Stock to Common Stock.......................  (30,986,522) (77,466) (1,270,176)    (3,175)  32,256,698      80,641
Issuance of shares for acquisitions...................                                                 2,089,994       5,225
Net income............................................
Cash Divdends (Class A, $0.1125; Class B, $0.0625;
  Common, $0.3375 per share)..........................
Cash dividends by a pooled bank prior to merger
Conversion of 7 1/2% convertible subordinated
  debentures..........................................                                                    23,418          59
Conversion of 12 1/3% convertible subordinated                                                             1,120           3
  debentures..........................................
Change in Unrealized loss on securities available
  for sale, net of taxes..............................
                                                         ----------  -------   ---------   --------   ----------  ----------
    Balance, December 31, 1995........................            0  $     0           0   $      0   34,776,292  $   86,941
                                                         ==========  =======   =========   ========   ==========  ==========

*Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

         See notes to supplemental consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY --(Continued)



                                                                                      FOR THE YEARS ENDED
                                                                                DECEMBER 31, 1995, 1994 AND 1993
                                                                   -------------------------------------------------------------
                                                                                                        UNREALIZED
                                                                                                      GAIN (LOSS) ON
                                                                   ADDITIONAL                            SECURITIES       TOTAL
                                                                    PAID-IN     RETAINED    UNEARNED     AVAILABLE    SHAREHOLDERS'
                                                                    CAPITAL*    EARNINGS  COMPENSATION   FOR SALE        EQUITY
                                                                  ----------    --------  ------------ -------------  -------------
                                                                                        (DOLLARS IN THOUSANDS)
Balance January 1, 1993.......................................... $ 60,006      $18,118                     ---          $100,406
Two-for-one stock split (Note 1 and 10)..........................  <22,283>                                                   ---
Adjustments for poolings-of-interests combinations
   (Notes 1 and 2)...............................................   24,689        7,533       (670)                        46,080
                                                                  --------     --------    -------      -------          --------
    Restated Beginning Balance...................................   62,413       25,651       (670)         ---           146,486
                                                                  --------     --------    -------      -------          --------
Shares issued under:
   Directors Stock Plan..........................................      131                                                    197
   Stock Option Plans............................................      220                                                    394
   Stock Bonus and Retention Plan................................      332                     (93)                           347
   Dividend Reinvestment.........................................      224                                                    294
Issuance of shares for acquisitions..............................   48,350          290                                    66,527
Net income.......................................................                26,790                                    26,790
Treasury stock activity of merged bank...........................      (52)                                                   (74)
Cash dividends:  (Class A, $0.355 per share; Class B,
   $0.155 per share).............................................                <4,847>                                   <4,847>
Cash dividends by a pooled bank prior to merger..................                <1,698>                                   <1,698>
Conversion of 7 1/2% convertible subordinated
   debentures....................................................        2                                                      2
Conversion of Class B Common Stock to Class A
   Common Stock..................................................                                                              --
Unrealized gains on securities available for sale, net
   of taxes......................................................                                         1,622             1,622
                                                                  --------     --------    -------      -------          --------
    Balance, December 31, 1993                                     111,620       46,186       (763)       1,622           236,040
                                                                  --------     --------    -------      -------          --------
Shares issued under:
   Directors Stock Plan..........................................      212                                                    284
   Stock Option Plans............................................      869                                                  1,341
   Dividend Reinvestment.........................................      374                                                    489
   Stock Bonus and Retention Plan................................      340                     (77)                           375
Employee Stock Purchase Plan.....................................       38                                                     48
Issuance of shares for previous year acquisitions................       69                                                    107
Issuance of common stock by a pooled bank........................    3,283       (1,108)                                    4,560
Net income.......................................................                32,758                                    32,758
Cash dividends (Class A, $0.40 per share; Class B, $0.20 per
   share)........................................................                <7,423>                                   <7,432>
Cash dividends by a pooled bank prior to merger..................                <1,739>                                   <1,729>
Conversion of Class B Common Stock to Class A
   Common Stock..................................................                                                              --
Unrealized loss on securities available for sale, net
   of taxes......................................................                                      $(13,442)          (13,442)
                                                                  --------     --------    -------      -------          --------
    Balance, December 31, 1994...................................  116,805       68,665       (840)     (11,820)          253,389
                                                                  --------     --------    -------      -------          --------
Shares issued under:
   Directors Stock Plan..........................................      241                                                    326
   Stock Option Plan.............................................    1,143                                                  1,722
   Dividend Reinvestment.........................................      448                                                    582
   Stock Bonus and Retention Plan................................      697                 $  (822)                           ---
Employee Stock Purchase Plan.....................................       90                                                    110
Issuance of common stock by a pooled bank........................      487                    (187)                           432
Conversion of Class A Common Stock and Class B
   Common Stock to Common Stock..................................
Issuance of shares for acquisitions..............................   22,591                                                 27,816
Net income.......................................................                43,462                                    43,462
Cash Dividends (Class A, $0.1125; Class B, $0.0625
   Common, $0.3375) per share)...................................               <10,520>                                  (10,520)
Cash dividends by a pooled bank prior to merger..................                <1,809>                                   <1,809>
Conversion of 7 1/2% convertible subordinated
   debentures....................................................      270                                                    329
Conversion of 12 1/3% convertible subordinated
   debentures....................................................        7                                                     10
Change in Unrealized loss on securities available
   for sale, net of taxes........................................                                        11,239            11,239
                                                                  --------     --------    -------      -------          --------
    Balance, December 31, 1995................................... $142,779     $ 99,798    $(1,849)     $  (581)         $327,088
                                                                  ========     ========    =======      =======          ========

* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

         See notes to supplemental consolidated financial statements.

              SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                            FOR THE YEARS ENDED
                                                                                                 DECEMBER 31,
                                                                                   ---------------------------------------
                                                                                      1995           1994           1993
                                                                                   ---------       --------       --------
                                                                                               (IN THOUSANDS)
  Cash flows from operating activities:
  Net income...................................................................    $  43,462      $  32,758      $  26,790
  Adjustments to reconcile net income to net cash (used in) provided by operating activities:
   Depreciation, amortization and accretion....................................       13,613         11,230         10,015
   Amortization of mortgage servicing rights...................................        9,095          6,078          4,840
   Amortization of excess servicing fees.......................................        1,166          1,721          3,773
   Provision for possible loan losses..........................................        7,500          7,836         11,185
   Deferred income taxes.......................................................       (2,223)        (2,361)        (6,384)
   Gain on sale of securities, net.............................................         (655)        (1,649)        (2,568)
   Additions to mortgage servicing rights......................................      (32,139)       (34,624)       (19,377)
   Net (increase) decrease in mortgage loans held for sale.....................      (50,647)       309,766       (218,296)
   Increase in interest receivable.............................................       (8,697)        (3,977)        (1,011)
   Decrease (increase) in prepaids and other receivables.......................        4,683         (3,701)        (2,773)
   (Decrease) increase in accrued expenses and accounts payable................       (4,687)       (35,775)        22,944
   Increase (decrease) in accrued income taxes.................................        3,054         (2,491)          (953)
   Increase (decrease) in interest payable.....................................       10,643          2,233         (1,025)
   Other, net..................................................................      (12,558)         5,700            654
                                                                                   ---------      ---------      ---------
       Total adjustments.......................................................      (61,852)       260,222       (198,976)
                                                                                   ---------      ---------      ---------
   Net cash (used in) provided by operating activities.........................      (18,390)       292,980       (172,186)
                                                                                   ---------      ---------      ---------
   Cash flows from investing activities:
     Proceeds from maturities of securities available for sale.................       51,067         43,350         42,209
     Proceeds from sales of securities available for sale......................       69,711         93,651        110,463
     Purchase of securities available for sale.................................     (140,576)       (92,012)      (153,689)
     Proceeds from maturities of investment securities.........................       91,671         74,123        206,276
     Proceeds from sales of investment securities..............................       10,119              -         18,442
     Purchases of investment securities........................................      (55,186)      (131,499)      (224,429)
     Net (increase) decrease in short-term investment securities...............       (4,500)        (1,094)        57,000
     Net increase in loans.....................................................     (655,968)      (412,366)      (174,710)
     Cash and cash equivalents received in bank acquisitions, net (Note 2).....       23,201         (3,121)        71,384
     Cash and cash equivalents received in the purchase of assets and assumption
        of liabilities (Note 2)................................................           -          15,275          4,491
     Capital expenditures......................................................      (10,881)       (11,637)        (9,806)
     Proceeds from sale of other real estate owned.............................       10,606          7,570          6,682
     Other, net................................................................        2,474          6,799          8,466
                                                                                   ---------      ---------      ---------
   Net cash used in investing activities.......................................     (608,262)      (410,961)       (37,221)
                                                                                   ---------      ---------      ---------
   Cash flows from financing activities:
     Net increase in demand, savings and time deposits.........................      516,307         12,764         87,550
     Net increase in federal funds purchased and repurchase agreements
        and other short-term borrowings........................................      194,168         71,302        192,036
     Retirement of subordinated debt...........................................            -              -        (15,338)
     Proceeds from issuance of long-term debt..................................       12,092         25,336         27,498
     Repayment of long-term debt...............................................      (55,510)       (13,443)        (8,012)
     Proceeds from issuance of common stock....................................        2,369          6,198            594
     Dividends paid............................................................      (12,329)        (9,171)        (6,545)
                                                                                   ---------      ---------      ---------
   Net cash provided by financing activities.................................        657,097         92,986        277,783
                                                                                   ---------      ---------      ---------
   Net increase (decrease) in cash and cash equivalents......................         30,445        (24,995)        68,376
   Cash and cash equivalents at beginning of year............................        188,411        213,406        145,030
                                                                                   ---------      ---------      ---------
   Cash and cash equivalents at end of year (Note 1).........................      $ 218,856      $ 188,411      $ 213,406
                                                                                   =========      =========      =========
   Supplemental disclosures of cash flow information:
     Cash paid during the year for:
     Interest..............................................................        $ 148,688      $  95,170      $  75,648
     Income taxes..........................................................           21,749         23,719         14,294
   Non-cash transactions:
     Transfer of loans to other real estate................................        $   5,642      $   4,717      $   2,945
     Origination of loans from the sale of other real estate...............              456          1,309            537
     Transfer of investment securities to securities available for sale....           56,921         33,457        129,946
     Assets acquired in business combinations..............................          330,626         47,985        703,885
     Liabilities assumed in business combinations..........................          302,810         57,191        649,221



         See notes to supplemental consolidated financial statements.

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


1.   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

   The Colonial BancGroup, Inc. ("BancGroup") and its subsidiaries operate predominantly in the domestic commercial and mortgage banking industry. The accounting and reporting policies of BancGroup and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The following summarizes the most significant of these policies.

   Basis of Presentation-The supplemental consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries have been prepared to give retroactive effect to the merger with Jefferson Bancorp, Inc. on January 3, 1997. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued. The consolidated financial statements of BancGroup for 1994 and 1993 have previously been restated to give retroactive effect to the February 17, 1995 acquisition of Colonial Mortgage Company, which is accounted for in a manner similar to a pooling of interests. The consolidated financial statements of BancGroup for 1995, 1994 and 1993 have also previously been restated to give retroactive effect to the July 3, 1996 mergers with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation which were accounted for as poolings of interests. (See Note 2)

   Principles of Consolidation-The supplemental consolidated financial statements and notes to supplemental consolidated financial statements include the accounts of BancGroup and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

   Use of Estimates in the Preparation of Financial Statements-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents-The Company considers cash and highly liquid investments with maturities of three months or less when purchased as cash and cash equivalents. Cash and cash equivalents consist primarily of cash and due from banks, interest-bearing deposits in banks and Federal funds sold.

   Investment Securities and Securities Available for Sale-Effective January 1, 1994, BancGroup adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, securities are classified as either held-to-maturity, available-for-sale or trading.

   Held-to-maturity or investment securities are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums, and accretion of discount to the earlier of the maturity or call date.

   Securities available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from shareholders' equity.

   Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

   Realized and unrealized gains and losses are based on the specific identification method. Prior to 1994, securities available for sale and marketable equity securities were recorded at the lower of aggregate cost or market value.

   Mortgage Loans held for Sale-Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less discounts collected. The cost of mortgage loans is adjusted by gains and losses generated from corresponding hedging transactions, principally using forward sales commitments, entered into to protect the inventory value of the loans from increases in interest rates. Hedge positions are also used to protect the pipeline of commitments to originate and purchase loans from changes in interest rates. Gains and losses resulting from changes in the market value of the inventory, pipeline and open hedge positions are netted. Any net gain that results is deferred; any net loss that results is recognized when incurred. Hedging gains and losses realized during the commitment and warehousing period related to the pipeline and mortgage loans held for sale are deferred. Hedging losses are recognized currently if deferring such losses would result in mortgage loans held for sale and the pipeline being valued in excess of their estimated net realizable value. The aggregate cost of mortgage loans held for sale at December 31, 1995 and 1994 is less than their aggregate net realizable value. Gains or losses on the sale of Federal National Mortgage Association mortgage-backed securities are recognized on the earlier of the date settled or the date that a forward commitment to deliver a security to a dealer is effectively offset by a commitment to buy a similar security
(paired off).  These gains or losses are included in other income.

  Loans- Loans are stated at face value, net of unearned income and allowance for possible loan losses. Interest income on loans is recognized under the "interest" method except for certain installment loans where interest income is recognized under the "Rule of 78's" (sum-of-the-months digits) method, which does not produce results significantly different from the "interest" method. Nonrefundable fees and costs associated with originating or acquiring loans are recognized under the interest method as a yield adjustment over the life of the corresponding loan.

  Allowance for Possible Loan Losses-BancGroup adopted SFAS No. 114,
Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition Disclosure, on January 1, 1995. Under the new standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller balance homogeneous loans which consist of residential mortgages and consumer loans are evaluated collectively and reserves are established based on historical loss experience. The adoption of SFAS 114 and 118 resulted in no additional provision for credit losses at January 1, 1995.

   At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 totaled $17,064,000 and these loans had a corresponding valuation allowance of $6,257,000. The impaired loans at December 31, 1995, were measured for impairment based primarily on the value of underlying collateral. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $19,150,000. BancGroup recognized approximately $1,121,000 of interest on impaired loans during the portion of the year that they were impaired.

   BancGroup uses several factors in determining if a loan is impaired under SFAS No. 114. Generally, nonaccrual loans as well as loans classified by internal loan review are reviewed for impairment. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrower's financial data, and borrowers' operating factors such as cash flows, operating income or loss, etc.

   The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectable, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

   Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and an analysis of current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

   Income Recognition on Impaired and Nonaccrual Loans-Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

   Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

   While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge offs have been fully recovered. Interest income recognized on a cash basis was immaterial for the years ended December 31, 1995 and 1994.

   Premises and Equipment-Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Estimated useful lives range from five to forty years for bank buildings and leasehold improvements and three to ten years for furniture and equipment.

   Expenditures for maintenance and repairs are charged against earnings as incurred. Costs of major additions and improvements are capitalized. Upon disposition or retirement of property, the asset account is relieved of the cost of the item and the allowance for depreciation is charged with accumulated depreciation. Any resulting gain or loss is reflected in current income.

  Other Real Estate Owned-Other real estate owned includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at the lower of cost or market value less estimated costs to sell.
Any write-down from the cost to market value required at the time of foreclosure is charged to the allowance for possible loan losses. Subsequent write-downs and gains or losses recognized on the sale of these properties are included in noninterest income or expense.

  Intangible Assets-Intangible assets acquired in acquisitions of banks are stated at cost, net of accumulated amortization. Amortization is provided over a period not to exceed twenty years for the excess of cost over tangible and identified intangible assets acquired and ten years for deposit core base intangibles using the straight-line method. The recoverability of intangible assets is reviewed periodically based on the current earnings of acquired entities. If warranted, analysis, including undiscounted income projections, are made to determine if adjustments to carrying value or amortization periods are necessary.

  Mortgage Servicing Rights-BancGroup adopted SFAS No. 122, Accounting for Mortgage Servicing Rights, in May 1995 effective January 1, 1995. This statement amends certain provisions of SFAS No. 65 to substantially eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The statement requires an allocation of the total cost of mortgage loans held for sale to mortgage servicing rights and mortgage loans held for sale (without mortgage servicing rights) based on their relative fair values.

  Mortgage servicing rights are being amortized primarily using an accelerated method in proportion to the estimated net servicing income from the related loans, which approximates a level yield method. The amortization period represents management's best estimate of the remaining loan lives.

  The carrying values of the mortgage servicing rights are evaluated for impairment based on their fair values categorized by year of origination or acquisition. Fair values of servicing rights are determined by estimating the present value of future net servicing income considering the average interest rate and the average remaining lives of the related mortgage loans being serviced. At December 31, 1995, BancGroup had mortgage servicing rights (included in other assets) with a net book value of $80.1 million and excess servicing rights included in other assets with a net book value of $8.1 million. The estimated combined fair value of these assets is approximately $120 million.

  The servicing portfolio is geographically disbursed throughout the United States with a concentration in the southern states. The mortgage servicing rights at December 31, 1995 and 1994 are stated net of accumulated amortization of approximately $25,903,000 and $27,235,000, respectively.

  Mortgage servicing fees are deducted from the monthly payments on mortgage loans and are recorded as income when earned. Fees from investors for servicing their portfolios of residential loans generally range from 1/4 of 1% to 1/2 of 1% per year on the outstanding principal balance.

  Income Taxes-Effective January 1, 1993, BancGroup adopted SFAS No. 109 Accounting for Income Taxes, which changed BancGroup's method of accounting for income taxes from the deferred method required under Accounting Principles Board Opinion 11 to the asset and liability method (See Note 18). The principal difference between the asset and liability method and deferred method is that, under the asset and liability method, deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted.

  BancGroup files a consolidated income tax return; however, income taxes are computed by each subsidiary on a separate basis, and taxes currently payable are remitted to BancGroup.

  Earnings Per Share-Primary earnings per share were computed based on the weighted average number of shares of common stock actually outstanding and common stock equivalents which consists of shares issuable under outstanding stock options. Fully diluted earnings per share also gives effect to shares issuable under convertible debenture agreements. All earnings per share data has been restated to reflect a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on February 11, 1997.

  Advertising Costs-Advertising costs are expensed as incurred. Advertising expense was $4,078,000, $2,964,000 and $1,768,000 for the years ended
December 31, 1995, 1994 and 1993, respectively.

  Recently Issued Accounting Standards-In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No. 121). This statement requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. This statement also requires that long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. Management does not believe that the adoption of SFAS No. 121 will have a material impact on BancGroup's financial statements.

  The Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123) in October 1995. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. BancGroup has elected to continue to measure compensation cost for their stock option plan under the provisions in APB Opinion 25.


2.     BUSINESS COMBINATIONS

  On January 3, 1997, BancGroup completed a business combination with Jefferson Bancorp, Inc. (JBC), of Miami Beach, Florida, with the issuance of 3,854,952 shares of BancGroup common stock. At the date of combination, JBC had assets of $472 million and equity of $32 million. The transaction was accounted for under the pooling-of-interests method of accounting and accordingly all prior period information has been restated to include JBC.

     On July 3, 1996, BancGroup completed a business combination with Commercial Bancorp of Georgia, Inc. (CBG), of Lawrenceville, Georgia, with the issuance of 2,306,460 shares of BancGroup common stock. At the date of combination, CBG had assets of $233 million and equity of $21 million. The transaction was accounted for under the pooling-of-interests method of accounting and accordingly all prior period information has been restated to include CBG.

     On July 3, 1996, BancGroup completed a business combination with Southern Banking Corporation (SBC), of Orlando, Florida, with the issuance of 2,858,494 shares of BancGroup common stock. At the date of combination, SBC had assets of $232 million and equity of $17 million. The transaction was accounted for under the pooling-of-interests method of accounting and accordingly all prior period information has been restated to include SBC.

     On February 17, 1995, BancGroup completed a merger with Colonial Mortgage Company (CMC) and its parent company, The Colonial Company (TCC). At the merger date TCC's only asset was its investment in CMC. BancGroup issued 4,545,454 shares of its common stock and assumed the debts of TCC. At the merger date, TCC and CMC had total assets of $71 million, total liabilities of $64 million, and total stockholders' equity of $7 million. This business combination by entities under common control was accounted for in a manner similar to a pooling of interests and accordingly all prior period information has been restated to include CMC.

     The following tables show the effect of the above transactions on results of operations for the periods prior to the merger and shareholders' equity at January 1, 1993 (earliest date presented). Since these business combinations were accounted for as poolings of interests, the combined results shown below are the results for BancGroup as shown in the accompanying financial statements.


                                                                       1995            1994           1993
                                                                     --------        --------       --------
     Total Revenue(l):
          BancGroup .....................................            $168,618        $122,806       $ 93,692
          JBC ...........................................              21,537          22,019         24,430
          CBG ...........................................              12,821          11,104          9,668
          SBC ...........................................              13,112           8,725          5,762
          CMC ...........................................                              26,118         28,795
                                                                     --------        --------       --------
          Combined ......................................            $216,088        $190,772       $162,347
                                                                     ========        ========       ========
     Net Income (loss):
          BancGroup .....................................            $ 38,794        $ 27,671       $ 18,709
          JBC ...........................................               1,909           3,017          2,817
          CBG ...........................................                 668             698          1,270
          SBC ...........................................               2,091           1,733            810
          CMC ...........................................                               (361)          3,184
                                                                     --------        --------       --------
          Combined ......................................            $ 43,462        $ 32,758       $ 26,790
                                                                     ========        ========       ========
                                                                    JANUARY 1,       EFFECT        JANUARY 1,
                                                                     1993 AS           OF            1993
                                                                     REPORTED      COMBINATIONS    RESTATED
                                                                    ---------      ------------    ---------
     Common Stock  ......................................            $ 33,200        $ 25,894       $ 59,094
     Additional Paid in Capital .........................              44,534          17,877         62,411
     Retained Earnings ..................................              17,968           7,683         25,651
     Unearned compensation ..............................                                (670)          (670)
                                                                     --------        --------       --------
     Total equity .......................................            $ 95,702        $ 50,784       $146,486
                                                                     ========        ========       ========

------------
(1) Includes net interest income before provision for loan losses and noninterest income.

     The combined financial results presented above include an adjustment made to conform accounting policies of TCC, CMC and BancGroup. The adjustment was the restatement of CMC's 1993 net income for the cumulative effect of a change in accounting principle to SFAS 109, which CMC previously adopted and had elected to apply retroactively to 1991. The adjustment increased net income $2,059,000 in 1993. Material intercompany transactions between TCC, CMC and BancGroup have been eliminated in consolidation.

     During 1995, three acquisitions were consummated; the following table represents those acquisitions.


                                                                                             COMMON
                                                                                          STOCK ISSUED
                                                                    ACQUISITION      ----------------------
                                                                       DATE          SHARES           VALUE
                                                                    -----------      ------           -----
                                                                             (DOLLARS IN THOUSANDS)
BANK
----
Brundidge Banking Company ...............................           March 31         532,868          $ 6,209
Mt. Vernon Financial Corp ...............................           October 20     1,043,440           14,608
Farmers and Merchants Bank  .............................           November 3       513,686            6,999

     The value of the shares issued represents the total purchase price of Brundidge Banking and Mt. Vernon Financial. Farmers and Merchants Bank shareholders received $3 million cash in addition to the $7 million in stock.

     The financial institutions acquired were accounted for as purchases and, accordingly, income and expenses of such institutions are included in the consolidated statements of BancGroup from the date of acquisition forward.

     The following table presents unaudited pro forma results of operations for the years ended December 31, 1995 and 1994, after giving effect to amortization of goodwill and other pro forma adjustments, as if the acquisitions had occurred at the beginning of the years presented. The pro forma summary information does not necessarily reflect the results of operations as they actually would have been, if the acquisition had occurred at the beginning of the years presented.

                                                                                     1995         1994
                                                                                   --------     --------
                                                                                        (UNAUDITED)
                                                                                 (IN THOUSANDS, EXCEPT PER
                                                                                        SHARE AMOUNTS)
Net interest income before provision for possible loan losses ..................   $161,391     $169,177
Net income  ....................................................................     44,440       37,767
Earnings per share:
     Primary  ..................................................................       1.21         1.06
     Fully-diluted  ............................................................       1.16         1.05
Average shares outstanding:
     Primary  ..................................................................     36,660       35,468
     Fully-diluted  ............................................................     38,436       37,002

     The following chart summarizes the assets acquired and the liabilities assumed in connection with the 1995 acquisitions.

                                                                                      TOTAL
                                                                                 --------------
                                                                                 (IN THOUSANDS)
     Cash and due froms   ...................................................       $  5,889
     Interest-bearing deposits in banks   ...................................            987
     Federal funds sold   ...................................................         16,325
     Securities available for sale  .........................................         25,557
     Investment securities  .................................................         11,456
     Loans, net   ...........................................................        249,086
     Other real estate owned  ...............................................             68
     Accrued interest and other assets  .....................................          9,941
     Deposits   .............................................................        247,848
     Short-term borrowings  .................................................         40,000
     Other long-term debt   .................................................          3,541
     Other liabilities  .....................................................         11,421
     Equity   ...............................................................         27,816
                                                                                    --------
     Excess of cost over tangible and identified intangible
     assets acquired, net   ...............................................         $ 11,317
                                                                                    ========

     On May 20, 1994, BancGroup purchased certain assets totaling $596,000 and assumed certain liabilities, primarily deposits, totaling $15,871,000 of Altus Federal Savings Bank in Tallassee and Eufaula, Alabama. from the Resolution Trust Corporation.

     On July 8, 1996, BancGroup completed the acquisition of Dothan Federal Savings Bank (Dothan) of Dothan, Alabama with the payment of $2.6 million and issuance of 154,818 shares of BancGroup common stock. The Dothan acquisition was accounted for as a purchase and, accordingly, income and expenses of Dothan will be included in the consolidated statements of BancGroup from the date of acquisition forward.

         On January 3, 1997, BancGroup completed the combination with Tomoka Bancorp, Inc. ("Tomoka"). A total of 661,992 shares of BancGroup's Common Stock were issued to the shareholders of Tomoka. At December 31, 1996, Tomoka had assets of approximately $76.7 million, deposits of approximately $68.2 million and stockholders' equity of $6.5 million. Tomoka currently has four offices located in Ormond Beach, New Smyrna Beach, Pierson and Port Orange, Florida. BancGroup's financial statements have not been restated to include Tomoka, the effect of which is not material to BancGroup's financial condition or results of operations.

         On January 9, 1997, BancGroup completed the combination with First Family Financial Corporation ("First Family"). First Family's subsidiary First Family Bank, FSB, based in Eustis, Florida will merge with BancGroup's existing subsidiary bank in Orlando, Florida, Colonial Bank. The First Family combination was accounted for as a purchase with the issuance of 330,400 shares of BancGroup Common Stock and payment of $6.5 million in cash to First Family shareholders. At December 31, 1996, First Family had assets of $167.3 million, deposits of $156.7 million and stockholders' equity of $8.7 million. First Family has six offices located in Lake County, Florida which is considered part of the Orlando Metropolitan area.

         On January 31, 1997, BancGroup completed the combination with D/W Bankshares, Inc. ("Bankshares"). Bankshares is a Georgia corporation and is a holding company for Dalton/Whitfield Bank & Trust located in Dalton, Georgia. Bankshares will be merged into BancGroup's subsidiary, Colonial Bank, headquartered in Lawrenceville, Georgia. A total of 1,016,548 shares of BancGroup Common Stock were issued to the shareholders of Bankshares. At December 31, 1996, Bankshares had assets of $138.7 million, deposits of $124.4 million and stockholders' equity of $11.0 million. BancGroup's financial statements have not been restated to include Bankshares, the effect of which is not material to BancGroup's financial condition or results of operations.

3.   SECURITIES

     The carrying and market values of investment securities are summarized as follows:

INVESTMENT SECURITIES

                                                 1995                                          1994
                               ------------------------------------------   -------------------------------------------
                               AMORTIZED UNREALIZED UNREALIZED    MARKET    AMORTIZED  UNREALIZED UNREALIZED     MARKET
                                 COST      GAINS      LOSSES      VALUE       COST       GAINS      LOSSES        VALUE
                               --------- ---------- ----------   --------   ---------  ---------- ----------    --------
                                                                   (IN THOUSANDS)
U.S. Treasury
    securities and
    obligations of U.S.
    government
    agencies  .............    $217,801    $3,834    $(1,646)    $219,989   $289,341     $204      $(10,070)    $279,475
Obligations of state
    and political
    subdivisions  .........      47,111     1,250       (128)      48,233     44,613      499        (1,100)      44,012
    Other .................      19,622         7        (48)      19,581     30,420       62          (778)      29,704
                               --------    ------    -------     --------   --------     ----      --------     --------
       Total ..............    $284,534    $5,091    $(1,822)    $287,803   $364,374     $765      $(11,948)    $353,191
                               ========    ======    =======     ========   ========     ====      ========     ========

     The carrying and market values of securities available for sale are summarized as follows:


SECURITIES AVAILABLE FOR SALE

                                                             1995                                       1994
                                           ----------------------------------------   ------------------------------------------
                                           AMORTIZED UNREALIZED UNREALIZED   MARKET   AMORTIZED UNREALIZED UNREALIZED    MARKET
                                             COST       GAINS    LOSSES      VALUE       COST      GAINS     LOSSES      VALUE
                                           --------    ------    -------    --------   --------    ----     --------    --------
                                                                             (IN THOUSANDS)
U.S. Treasury securities and
     obligations of U.S.
     government agencies  .............    $285,283    $2,155    $(3,944)   $283,494   $212,924    $ 40     $(17,840)   $195,124
Obligations of state and political
     subdivisions .....................      10,174        60        (46)     10,188      8,044       2         (528)      7,518
Other  ................................      38,998     1,020       (205)     39,813     23,489     407       (1,022)     22,874
                                           --------    ------    -------    --------   --------    ----     --------    --------

        Total .........................    $334,455    $3,235    $(4,195)   $333,495   $244,457    $449     $(19,390)   $225,516
                                           ========    ======    =======    ========   ========    ====     ========    ========


     The market values of obligations of states and political subdivisions were established with the assistance of an independent pricing service. They were based on available market data reflecting transactions of relatively small size and not necessarily indicative of the prices at which large amounts of particular issues could be readily sold or purchased.

     Included within other investment securities are $ 10,000,000 in marketable equity securities at both December 31, 1995 and 1994. Included within securities available for sale is $25,744,000 and $13,269,000 in Federal Home Loan Bank stock at December 31, 1995 and 1994, respectively.

     Securities with a carrying value of approximately $400,616,000 and $378,854,000 at December 31, 1995 and 1994 respectively, were pledged for various purposes as required or permitted by law.

     Gross gains of $734,000, $1,845,000 and $2,039,000 and gross losses of $82,000, $201,000 and $84,000 were realized on sales of securities for 1995, 1994, and 1993, respectively. The amortized cost and market value of debt securities at December 31, 1995, by contractual maturity, are as follows. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                 SECURITIES AVAILABLE
                                                                   INVESTMENT SECURITIES               FOR SALE
                                                                  -----------------------       ----------------------
                                                                  AMORTIZED       MARKET        AMORTIZED      MARKET
                                                                    COST          VALUE           COST          VALUE
                                                                  --------       --------       --------      --------
                                                                                     (IN THOUSANDS)
  Due in one year or less   ...............................       $ 51,045       $ 51,315       $ 78,445      $ 77,452
  Due after one year through five years   .................        151,117        154,152        138,550       138,429
  Due after five years through ten years  .................         14,684         15,263         25,158        25,691
  Due after ten years   ...................................          7,376          7,567          9,947         9,843
                                                                  --------       --------       --------      --------
                                                                   224,222        228,297        252,100       251,415
  Mortgage-backed securities  .............................         50,312         49,506         58,466        58,196
                                                                  --------       --------       --------      --------
      Total   .............................................       $274,534       $277,803       $310,566      $309,611
                                                                  ========       ========       ========      ========

     During 1995 and pursuant to a FASB Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, BancGroup transferred approximately $56,921,000 from Investment Securities to Securities Available for Sale.

4.   LOANS

     A summary of loans follows:

                                                                             1995           1994
                                                                          ----------     ----------
                                                                                (IN THOUSANDS)
     Commercial, financial, and agricultural  .......................     $  472,064     $  405,084
     Real estate-commercial .........................................        769,241        675,204
     Real estate-construction .......................................        362,558        238,233
     Real estate-mortgage ...........................................      1,551,525        984,328
     installment and consumer .......................................        228,357        193,671
     Other  .........................................................         61,153         60,929
                                                                          ----------     ----------
     Subtotal .......................................................     $3,444,898     $2,557,449
     Unearned income  ...............................................         (2,739)        (3,211)
                                                                          ----------     ----------

     Total  .........................................................     $3,442,159     $2,554,238
                                                                          ==========     ==========

     BancGroup's lending is concentrated throughout Alabama, southern Tennessee, central Georgia and central and south Florida, and repayment of the loans is in part dependent upon the economic conditions in the respective regions of the states. Management does not believe the loan portfolio contains concentrations of credits either geographically or by borrower which would expose BancGroup to unacceptable amounts of risk. Management continually evaluates the potential risk in all segments of the portfolio in determining the adequacy of the allowance for possible loan losses. Other than concentrations of credit risk in Alabama and commercial real estate loans in general, management is not aware of any significant concentrations.

     BancGroup evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BancGroup upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential houses and income-producing commercial properties. No additional credit risk exposure, relating to outstanding loan balances, exists beyond the amounts shown in the consolidated statement of condition at December 31, 1995.

     In the normal course of business, loans are made to officers, directors, principal shareholders and to companies in which they own a significant interest. Such loans aggregated approximately $36.5 million and $56.2 million at December 31, 1995 and 1994, respectively.

     Loan activity to officers, directors, principal shareholders and to companies in which they own a significant interest which aggregated a loan balance of more than $60,000 during the year ended December 31, 1995 are summarized as follows:

                     BALANCE                                   BALANCE
                     1/1/95        ADDITIONS    REPAYMENTS    12/31/95
                     -------       ---------    ----------    --------
                                      (IN THOUSANDS)
                     $56,163        $32,583       $52,262      $36,484


5.   ALLOWANCE FOR POSSIBLE LOAN LOSSES

     An analysis of the allowance for possible loan losses is as follows:

                                                          1995           1994            1993
                                                        -------        -------         -------
                                                                  (IN THOUSANDS)
     Balance, January 1 ...........................     $40,137        $34,770         $23,338
     Addition due to acquisitions .................       1,129            501           6,276
     Provision charged to income  .................       7,500          7,836          11,185
     Loans charged off  ...........................      (7,466)        (6,687)         (8,587)
     Recoveries ...................................       2,623          3,717           2,558
                                                        -------        -------         -------
     Balance, December 31 .........................     $43,923        $40,137         $34,770
                                                        -------        -------         -------

6.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     BancGroup is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments and standby letters of credit and obligations to deliver and sell mortgage loans and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

     BancGroup's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and obligations to deliver and sell mortgage loans is represented by the contractual amount of those instruments. BancGroup uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. BancGroup has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 1995 and 1994 are as follows:

                                                                                            CONTRACT AMOUNT
                                                                                        -----------------------
                                                                                          1995           1994
                                                                                        --------       --------
                                                                                             (IN THOUSANDS)
     Financial instruments whose contract amounts represent credit risk:
     Loan commitments  ...........................................................      $555,049       $561,492
     Standby letters of credit ...................................................        30,322         20,091
     Mortgage sales commitments  .................................................       121,925         56,750

     Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit and funding loan commitments is essentially the same as that involved in extending loan facilities to customers.

     Obligations to sell loans at specified dates (typically within ninety days of the commitment date) and at specified prices are intended to hedge the interest rate risk associated with the time period between the initial offer to lend and the subsequent sale to a permanent investor. Risks arise from changes in interest rates. Changes in the market value of the sales commitments is included in the measurement of the gain or loss on mortgage loans held for sale. The current market value of these commitments was $120,644,000 and $56,823,000 at December 31, 1995 and 1994, respectively.

7.   PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                                          1995            1994
                                                                        -------         -------
                                                                             (IN THOUSANDS)
     Land .....................................................        $ 15,658        $ 14,044
     Bank premises  ...........................................          62,096          55,957
     Equipment  ...............................................          53,440          45,977
     Leasehold improvements ...................................           4,615           4,445
     Construction in progress .................................           1,993             869
     Automobiles  .............................................              59              42
                                                                       --------        --------
          Total ...............................................         137,861         121,334
     Less accumulated depreciation and amortization ...........          65,841          58,516
                                                                       --------        --------
     Premises and equipment, net  .............................        $ 72,020        $ 62,818
                                                                       ========        ========

8.   SHORT-TERM BORROWINGS

     Short-term borrowings are summarized as follows:

                                                                                 1995          1994           1993
                                                                               --------      --------      --------
                                                                                         (IN THOUSANDS)
     Federal funds purchased and securities sold under repurchase
        agreements  ...................................................        $150,540      $171,264      $119,734
     FHLB borrowings   ................................................         465,000       210,050       190,150
     Other short-term borrowings   ....................................           1,141         1,131         1,000
                                                                               --------      --------      --------

        Total   .......................................................        $616,681      $382,445      $310,884
                                                                               ========      ========      ========

     BancGroup had outstanding term notes (Note 9) of which the current portion, $1,000,000, is included in other short-term borrowings at December 31, 1995, 1994 and 1993.

     BancGroup became a member of the Federal Home Loan Bank (FHLB) in late 1992. Based on its investment in the FHLB and other factors at December 31, 1995, BancGroup can borrow up to $850 million from the FHLB on either a short or long-term basis. At December 31, 1995, $465,000,000 was outstanding. FHLB has a blanket lien on BancGroup's 1-4 family mortgage loans in the amount of the outstanding debt.

     Additional details regarding short-term borrowings are shown below:

                                                                     1995          1994         1993
                                                                   --------      --------     --------
                                                                            (IN THOUSANDS)
     Average amount outstanding during the year ...............    $502,767      $257,561     $ 217,669
     Maximum amount at any month-end  .........................     638,249       378,930       338,145
     Weighted average interest rate:
     During year  .............................................        6.00%         4.31%         3.19%
     End of year  .............................................        5.78%         5.62%         3.20%

9.  LONG-TERM DEBT

    Long-term debt is summarized as follows:

                                                                                               1995          1994
                                                                                             -------       -------
                                                                                                 (IN THOUSANDS)
     12 3/4% convertible subordinated debentures .......................................     $ 7,483       $ 7,494
     7 1/2% convertible subordinated debentures  .......................................       9,638         9,965
     Term note .........................................................................      10,250        11,250
     Line of credit and other  .........................................................       6,352           161
     FHLB advances .....................................................................       5,516         2,530
     REMIC bonds .......................................................................       7,024         8,612
     Purchased servicing notes payable .................................................           -        46,650
                                                                                             -------       -------
        Total  .........................................................................     $46,263       $86,662
                                                                                             =======       =======

     The 12 3/4% Convertible Subordinated Debentures due December 15, 2000 ("1985 Debentures") were issued in connection with the acquisition of a bank. The 1985 Debentures are redeemable, at the option of BancGroup, ten years from the date of issuance at face value plus accrued interest. At the option of the holder, each 1985 Debenture may be converted into BancGroup Common Stock at the conversion price of $9.125 principal amount of 1985 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. In January, 1996, BancGroup called the 12 3/4% subordinated debentures. As a result, 806,598 shares of BancGroup Common Stock were issued and cash was paid for the remaining debentures.

     The 7 1/2% Convertible Subordinated Debentures due March 31, 2011 ("1986 Debentures") issued in 1986 are convertible at any time into shares of BancGroup Common Stock, at the conversion price of $14.00 principal amount of 1986 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. The 1986 Debentures are redeemable at the option of BancGroup at the face amount plus accrued interest. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 687,796 shares of such Common Stock will be issued.

     On August 11, 1993, BancGroup redeemed $15 million of the 1986 Debentures at 102.25% The redemption resulted in an extraordinary loss of $746,000 ($463,000, net of tax). The redemption also reduced by 1,070,000 the number of fully diluted shares outstanding. The redemption was funded primarily by the term note discussed in the following paragraph.

     BancGroup has a term note with $11,250,000 outstanding at December 31, 1995. (Also see Note 8.) The term note is payable in annual installments of $1,000,000 with the balance due in 1998. BancGroup also has a line of credit with the same financial institution totaling $15 million of which $6,352,000 is outstanding at December 31, 1995. The line of credit is due at maturity in August 1997. The term note and the line of credit bear interest at a rate of 1.5% above LIBOR. All of the capital stock of BancGroup's subsidiary banks is pledged as collateral. The agreements contain restrictive covenants which, among other things, limit the sale of assets, incurrence of additional indebtedness, repurchase of BancGroup stock, and requires BancGroup to maintain certain specified financial ratios.

     BancGroup had long-term Federal Home Loan Bank (FHLB) Advances outstanding of $5,516,000 and $2,530,000 at December 31, 1995 and 1994, respectively. These advances bear interest rates of 4% to 7.53% and mature from 1999 to 2011.

     BancGroup, with the acquisition of First AmFed, also assumed the real estate mortgage investment conduit (REMIC) bonds through a conduit, Service Financial Corporation, a subsidiary of Colonial Bank. These bonds were series A (four classes) with an original principal amount of $28,123,000 and a coupon interest rate of 7.875%. As of December 31, 1995 the bonds have an outstanding balance of $7,024,000 and are collateralized by FNMA mortgaged-backed securities with a carrying value of $6,971,000. The collections on these securities are used to pay interest and principal on the bonds. Only Class A-3 and A-4 bonds remain outstanding. The REMIC bonds are summarized in the following table:

                                                                 EXPECTED          BALANCE AT
     CLASS                                                       MATURITY       DECEMBER 31,1995
     -----                                                   -----------------  ----------------
                                                                       (IN THOUSANDS)
     A-3 ...............................................       June 1, 2007           $2,658
     A-4 ...............................................     September 1, 2017         4,366
                                                                                      ------
       Total ...........................................                              $7,024
                                                                                      ======


     At December 31, 1995, long-term debt, including the current portion, is scheduled to mature as follows:

                                                     (IN THOUSANDS)
     1996 .........................................     $ 1,245
     1997 .........................................       7,399
     1998 .........................................       9,411
     1999 .........................................         366
     2000 .........................................          17
     Thereafter ...................................      28,966
                                                        -------

        Total .....................................     $47,404
                                                        =======

     At December 31, 1994, Colonial Mortgage had purchased servicing notes payable with various lenders with interest rates that ranged from 9.0% fixed to prime, reduced by compensating balance credits limited to a base rate of 1.5%, due monthly and quarterly. The Colonial Mortgage purchased servicing notes payable were paid in full immediately following the merger.

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70,000,000 of trust preferred securities in a private placement offering. In BancGroup's consolidated statement of condition, these securities will be shown as Long-Term Debt.

10.  CAPITAL STOCK

     Effective February 21, 1995 the Class A Common Stock and the Class B Common Stock were reclassified into one class of stock called Common Stock, $2.50 par value, with equal rights for all shareholders. The Board of Directors is authorized to issue shares of the preference stock in one or more series, and in connection with such issuance, to establish the relative rights, preferences, and limitations of each such series. Prior to the reclassification the holders of Class A Common Stock had limited voting rights compared with the holders of Class B Common Stock. The holders of the Class A Common Stock were entitled to elect, voting as a separate class, up to 25% (rounded up to the nearest whole number) of the entire Board of Directors of BancGroup, and the holders of the Class B Common Stock were entitled to elect the remaining directors. On all other matters coming before the stockholders of BancGroup, except matters for which Delaware law requires a class vote, the holders of the Class A Common Stock were entitled to one twentieth (1/20) of one (1) vote per share and the holders of the Class B Common Stock were entitled to one (1) vote per share. Stockholders of BancGroup may not act by written consent or call special meetings.

     At the option of the holder of record, and subject to adjustment to avoid dilution in the event of certain occurrences, each share of BancGroup Class B Common Stock was convertible at any time into one share of

Class A Common Stock. Shares of Class A Common Stock were not convertible into any other securities of BancGroup.

     On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. The stated par value of each share was not changed from $2.50. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

11.  REGULATORY RESTRICTIONS

     Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $60 million of retained earnings plus certain 1996 earnings would be available for distribution to BancGroup as dividends in 1996 without prior approval from the respective regulatory authorities.

     The subsidiary banks are required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1995, these deposits totaled $56.9 million.

12.  LEASES

     BancGroup and its subsidiaries have entered into certain noncancellable leases for premises and equipment used in connection with its operations. The majority of these noncancellable lease agreements contain renewal options for varying periods at the same or renegotiated rentals, and several contain purchase options at fair value. Future minimum lease payments under all noncancellable operating leases with initial or remaining terms (exclusive of renewal options) of one year or more at December 31, 1995 were as follows:

                                                      (IN THOUSANDS)
     1996  ........................................     $ 6,708
     1997  ........................................       5,478
     1998  ........................................       4,536
     1999  ........................................       3,991
     2000  ........................................       3,385
     Thereafter  ..................................       7,912
                                                        -------
        Total  ....................................     $32,010
                                                        =======

     Rent expense for all leases amounted to $8,099,000 in 1995, $6,634,000 in 1994 and $5,262,000 in 1993.

13.  EMPLOYEE BENEFIT PLANS

     BancGroup and the majority of its subsidiaries are participants in a pension plan with certain other related companies. This plan covers most employees who have met certain age and length of service requirements. BancGroup's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the frozen entry age actuarial method. Actuarial computations for financial reporting purposes are based on the projected unit credit method. For purposes of determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 7.25% for 1995, 8.5% for 1994 and 7% for 1993. The rate of increase in future compensation levels was 4.00% for 1995, 5.00% for 1994, and 4.25% for 1993. The expected long-term rate of return on assets was 9% for 1995, 1994, and 1993.

EMPLOYEE PENSION BENEFIT PLAN STATUS AT DECEMBER 31:

                                                                                           1995         1994
                                                                                         -------      -------
                                                                                             (IN THOUSANDS)
     Actuarial present value of benefit obligations:
     Accumulated benefit obligation   .............................................      $10,211      $ 6,405
     Vested benefit obligation  ...................................................      $ 9,244      $ 6,557
     Projected benefit obligation for service rendered to date  ...................      $13,811      $ 9,029
     Plan assets at fair value  ...................................................      $11,567      $ 8,994
                                                                                         -------      -------
     Plan assets under projected benefit obligation   .............................       (2,244)         (35)
     Unrecognized net gain from past experience different from that assumed and
       effects of changes in assumptions  .........................................         (716)      (1,879)
     Unrecognized prior service cost  .............................................         (288)        (299)
     Prior service cost due to January 1995 Plan change   .........................          354
     Unrecognized net asset at January, 1986 being recognized over 19 years   .....          (38)         (42)
                                                                                         -------      -------

     Accrued pension cost   .......................................................      $(2,932)     $(2,255)
                                                                                         =======      =======

                                                                                     1995    1994    1993
                                                                                     ----    ----    ----
                                                                                        (IN THOUSANDS)
    Net Pension cost included the following components:
    Service cost ...............................................................     $873    $849    $616
    Interest cost  .............................................................      962     619     538
    Actual return on plan assets ...............................................     (851)   (614)   (442)
    Net amortization and deferral  .............................................       (6)    (27)   (147)
                                                                                     ----    ----    ----

    Net pension cost ...........................................................     $978    $827    $565
                                                                                     ====    ====    ====

     At December 31, 1995 and 1994, the pension plan assets included investments of 59,874 and 58,194 shares of BancGroup Common Stock representing 7% and 5% of pension plan assets, respectively. At December 31, 1995, BancGroup Common Stock included in pension plan assets had a cost and market value of $507,312 and $965,468, respectively. Pension plan assets are distributed approximately 11% in U.S. Government and agency issues, 37% in Corporate bonds and 44% in equity securities including BancGroup Common Stock and 1% in preferred stock.

     BancGroup also has an incentive savings plan (the "Savings Plan") for all of the employees of BancGroup and its subsidiaries. The Savings Plan provides certain retirement, death, disability and employment benefits to all eligible employees and qualifies as a deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants in the Savings Plan make basic contributions and may make supplemental contributions to increase benefits. BancGroup contributes a minimum of 50% of the basic contributions made by the employees and may make an additional contribution from profits on an annual basis. An employee's interest in BancGroup's contributions becomes 100% vested after five years of participation in the Savings Plan. Participants have options as to the investment of their Savings Plan funds, one of which includes purchase of Common Stock of BancGroup. Charges to operations for this plan and similar plans of combined banks amounted to $772,000, $606,000 and $476,000 for 1995, 1994 and
1993, respectively.

14.  STOCK PLANS

     The 1992 Incentive Stock Option Plan ("the 1992 Plan") provides an incentive to certain officers and key management employees of BancGroup and its subsidiaries. Options granted under the 1992 Plan must be at a price not less than the fair market value of the shares at the date of grant. All options expire no more than ten years from the date of grant, or three months after an employee's termination. An aggregate of 1,100,000 shares of Common Stock are reserved for issuance under the 1992 Plan. At December 31, 1995 and 1994, 977,038 and 858,538 shares, respectively remained available for the granting of options under the 1992 Plan.

     The 1992 Nonqualified Stock Option Plan ("the 1992 Nonqualified Plan") provides an incentive to directors, officers and employees of BancGroup and its subsidiaries. Options granted under the 1992 Nonqualified Plan must be at a price not less than 85% of the fair market value of the shares at the date of grant. All options expire no more than ten years after the date of grant, or three months after an employee's termination. An aggregate of 1,600,000 shares of Common Stock are reserved for issuance under the 1992 Nonqualified Plan. At December 31, 1995 and 1994, 1,565,500 and 1,573,000 shares, respectively remained available for the granting of options under the 1992 Nonqualified Plan.

     Prior to 1992, BancGroup had both a qualified incentive stock option plan ("Plan") under which options were granted at a price not less than fair market value and a nonqualified stock option plan ("Nonqualified Plan") under which options were granted at a price not less than 85% of fair market value. All options under the plans expire ten years from the date of grant, or three months after the employee's termination. Although options previously granted under these plans may be exercised, no further options may be granted.

     Pursuant to the JBC, SBC and CBG combinations, BancGroup assumed qualified stock options and nonqualified stock options in exchange for existing officers and directors and other stock options according to the respective exchange ratios.

     Following is a summary of the transactions in Common Stock under these plans for the years ended December 31, 1995, 1994 and 1993.

                                                                                                 SHARES UNDER OPTION
                                                                                            -----------------------------
                                                                                            QUALIFIED       NON QUALIFIED
                                                                                              PLANS             PLANS
                                                                                            ---------       -------------
Outstanding at December 31, 1992  ...............................................            460,262         1,358,790
Granted (at $2.125-$10.185 per share) ...........................................            140,744           370,838
Exercised (at $3.08-$8.525 per share) ...........................................            (33,102)          (37,700)
Cancelled (at $8.405 per share) .................................................            (29,498)
                                                                                            --------         ---------

Outstanding at December 31, 1993  ...............................................            538,406         1,691,928
Granted (at $5.74-$10.32 per share)  ............................................             88,992           155,222
Exercised (at $2.125-$7.78 per share) ...........................................           (131,866)          (58,670)
Cancelled (at $7.975 per share) .................................................            (29,262)
                                                                                            --------         ---------

Outstanding at December 31, 1994  ...............................................            466,270         1,788,480
Granted (at $8.445-$13.495 per share) ...........................................              8,482            36,862
Exercised (at $3.08-$8.90 per share) ............................................           (144,614)         (105,448)
                                                                                            --------         ---------

Outstanding at December 31, 1995  ...............................................            330,138         1,719,894
                                                                                            --------         ---------

     At December 31, 1995, the total shares outstanding and exercisable under these option plans were as follows:


                                                                                                               Aggregate
RANGE OF                                                                                                         Option
OPTION PRICES                                                                                   Shares          Prices
-------------                                                                                 -----------      ---------
$3.08-$3.17 .....................................................................                 319,540      $   986,384
$3.625-$4.31.....................................................................                 792,122        3,039,062
$4.875-$5.74  ...................................................................                 129,390          739,941
$7.865-$9.94 ....................................................................                 809,334        6,945,703
                                                                                              -----------      -----------

      Total .....................................................................               2,050,396      $11,711,090
                                                                                              ===========      ===========

     In 1987 BancGroup adopted the Restricted Stock Plan for Directors ("Directors Plan") whereby directors of BancGroup and its subsidiary banks may receive Common Stock in lieu of cash director fees. The election to participate. in the Directors Plan is made at the inception of the director's term except for BancGroup directors who make this election six months prior to the inception of their term. Shares earned under the plan for regular fees are issued quarterly while supplemental fees am issued annually. All shares become vested at the expiration of the director's term. During 1995, 1994 and 1993, respectively, 34,048, 28,534, and 26,232 shares of Common Stock were issued under the Directors Plan, representing approximately $326,000, $284,000, and $197,000 in directors' fees for 1995, 1994 and 1993, respectively.

     In 1992 BancGroup adopted the Stock Bonus and Retention Plan to promote the long-term interests of BancGroup and its shareholders by providing a means for attracting and retaining officers, employees and directors by awarding Restricted Stock which shall vest 20% per year commencing on the first anniversary of the award. An aggregate of 1,500,000 shares have been reserved for issuance under this Plan. There were 51,300 shares outstanding of which 260 shares were vested at December 31, 1995.

     In 1994 BancGroup adopted the Employee Stock Purchase Plan which provides salaried employees of BancGroup with a convenient way to become shareholders of BancGroup. The participant authorizes a regular payroll deduction of not less than $10 or more than 10% of salary. The participant may also contribute whole dollar amounts of not less than $100 or more than $1,000 each month toward the purchase of the stock at market price. There are 300,000 shares authorized for issuance under this Plan. There were 12,442 shares issued and outstanding under this Plan at December 31, 1995.

15.  CONTINGENCIES

     BancGroup and its subsidiary banks are from time to time defendants in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1995, will have a materially adverse effect on BancGroup's financial statements.

     On September 30, 1996 Congress passed legislation requiring thrifts and commercial banks, including BancGroup, which have acquired thrifts in the past to pay a special assessment to recapitalize the Savings Association Insurance Fund (SAIF). This one-time payment resulted in a pre-tax expense of $3,817,000 for BancGroup in 1996.

16.  RELATED PARTIES

     Most of the insurance coverage for vendor single interest, credit life, and accident and health insurance is provided to customers of BancGroup's subsidiary bank by companies owned by a principal shareholder and a director of BancGroup. Premiums collected from customers and remitted to these companies on such insurance were approximately $1,712,000, $2,242,000 and $1,287,000, in 1995,
1994 and 1993, respectively.

     BancGroup, Colonial Bank and Colonial Mortgage lease premises, including their principal corporate offices, and airplane services from companies owned by principal shareholders of BancGroup. Amounts paid under these leases and agreements approximated $3,100,000, $2,300,000 and $1,900,000 in 1995, 1994 and
1993, respectively.

     During 1995, 1994 and 1993, BancGroup and its subsidiaries paid or accrued fees of approximately $1,306,000, $1,326,000 and $949,000, respectively, for legal services required of law firms in which a partner of the firm serves on the Board of Directors.

17.  OTHER EXPENSE

     The following charges have been included in Other Expense:

                                                       1995     1994        1993
                                                     -------   -------    -------
                                                           (IN THOUSANDS)
Stationery, printing, and supplies  ...........      $ 3,261   $ 3,378    $ 3,145
Postage   .....................................        2,170     1,860      1,684
Telephone   ...................................        3,585     3,197      2,808
Insurance   ...................................        1,633     2,030      1,799
Legal fees  ...................................        2,604     3,038      2,167
Advertising and public relations  .............        4,078     2,964      1,768
FDIC assessment   .............................        4,204     6,072      4,726
Other   .......................................       28,490    22,753     21,735
                                                     -------   -------    -------

   Total  .....................................      $50,025   $45,292    $39,832
                                                     =======   =======    =======

18.  INCOME TAXES

     The components of income taxes were as follows:

                                                      1995          1994        1993
                                                    -------       -------     -------
                                                             (IN THOUSANDS)
Currently payable
  Federal  ....................................     $23,666       $17,656     $12,708
  State  ......................................       2,254         1,311       1,215
Deferred ......................................      (1,906)       (2,618)     (3,615)
                                                    -------       -------     -------

  Total  ......................................     $24,014       $16,349     $10,308
                                                    =======       =======     =======

     BancGroup adopted SFAS No. 109 as of January 1, 1993, as described in Note
1. This change in accounting principle resulted in a $3,650,000 credit being reported as the cumulative effect of a change in accounting for income taxes in the 1993 statement of income.

   The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

                                                                              1995      1994       1993
                                                                            -------   -------    -------
                                                                                  (IN THOUSANDS)
Tax at statutory rate on income from operations .........................   $23,567   $17,149    $11,844
Add:
State income taxes, net of federal tax benefit  .........................     1,519       858        614
Amortization of net purchase accounting adjustments .....................       237       465        375
Other ...................................................................       734      (122)      (267)
                                                                            -------   -------    -------

    Total ...............................................................    26,057    18,350     12,566
                                                                            =======   =======    =======

Deduct:
  Nontaxable interest income  ...........................................     1,791     1,768      1,833
  Dividends received deduction  .........................................       252       233        425
                                                                            -------   -------    -------

    Total ...............................................................     2,043     2,001      2,258
                                                                            -------   -------    -------

    Total income taxes ..................................................   $24,014   $16,349    $10,308
                                                                            =======   =======    =======

     The components of BancGroup's net deferred tax asset as of December 31, 1995 and 1994, were as follows:

                                                                                               1995       1994
                                                                                             -------    -------
                                                                                                (IN THOUSANDS)
Deferred tax assets:
  Allowance for possible loan losses  ..............................................         $16,164    $14,506
  Pension accrual in excess of contributions  ......................................             755        681
  Accumulated amortization of mortgage servicing rights ............................           2,869      3,258
  Acquisition related accruals  ....................................................             547         48
  Other real estate owned writedowns ...............................................           1,513      1,645
  Other liabilities and reserves  ..................................................           1,890        623
  Deferred loan fees, net ..........................................................             715      1,263
  Securities valuation reserve  ....................................................             (18)       183
  Excess healthcare contributions ..................................................             469        715
  Unrealized loss on securities available for sale  ................................           1,055      7,053
  Other ............................................................................           2,108      2,185
                                                                                             -------    -------
    Total deferred tax asset .......................................................          28,067     32,160
                                                                                             -------    -------

Deferred tax liabilities:
  Accelerated tax depreciation  ....................................................             574        702
  Accumulated accretion/discount on bonds ..........................................             510      1,627
  Differences between financial reporting and tax bases of net assets acquired .....           1,124        984
  Stock dividends received  ........................................................           1,449        906
  Prepaid FDIC assessment ..........................................................             407        827
  Loan loss reserve recapture ......................................................           2,248      2,727
  Unrealized gain on securities available for sale  ................................             362          -
  Other ............................................................................           1,984        412
                                                                                             -------    -------

    Total deferred tax liability ...................................................           8,658      8,185
                                                                                             -------    -------

    Net deferred tax asset .........................................................         $19,409    $23,975
                                                                                             =======    =======

     The net deferred tax asset is included as a component of accrued interest and other assets in the Consolidated Statement of Condition.

     BancGroup did not establish a valuation allowance related to the net deferred tax asset due to taxes paid within the carryback period being sufficient to offset future deductions resulting from the reversal of these temporary differences.

19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     -CASH AND CASH EQUIVALENTS-For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     -INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE-For debt securities and marketable equity securities held either for investment purposes or for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     -MORTGAGE LOANS HELD FOR SALE-For these short-term instruments, the fair value is determined from quoted current market prices.

     -MORTGAGE SERVICING RIGHTS AND EXCESS SERVICING FEES-Fair value is estimated by discounting future cash flows from servicing fees using discount rates that approximate current market rates.

     -LOANS-For loans, the fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     -DEPOSITS-The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1995 and 1994. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     -SHORT-TERM BORROWINGS - For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     -LONG TERM DEBT-Rates currently available to BancGroup for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     -COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT-The value of the unrecognized financial instruments is estimated based on the related fee income associated with the commitments, which is not material to BancGroup's financial statements at December 31, 1995 and 1994.

     The estimated fair values of BancGroup's financial instruments at December 31, 1995 and 1994 are as follows:

                                                                        1995                         1994
                                                             ------------------------     ------------------------
                                                              CARRYING        FAIR         CARRYING        FAIR
                                                               AMOUNT         VALUE         AMOUNT         VALUE
                                                             ----------    ----------     ----------    ----------
                                                                                 (IN THOUSANDS)
Financial assets:
  Cash and short-term investments  ......................    $  227,626    $  227,626     $  188,609    $  188,609
  Securities available for sale  ........................       332,247       332,247        224,812       224,992
  Investment securities  ................................       285,782       289,111        365,078       353,894
  Mortgage loans held for sale ..........................       112,203       113,669         61,556        61,566
  Mortgage servicing rights and excess servicing fees ...        88,165       130,156         63,821       101,327
  Loans  ................................................     3,442,159                    2,554,237
  Less: allowance for loan losses  ......................       (43,923)                     (40,137)
                                                             ----------    ----------     ----------    ----------

Loans, net  .............................................     3,398,236     3,451,306      2,514,100     2,527,393
                                                             ----------    ----------     ----------    ----------

    Total  ..............................................    $4,444,259    $4,544,115     $3,417,976    $3,457,781
                                                             ==========    ==========     ==========    ==========

Financial liabilities:
  Deposits ..............................................    $3,575,485    $3,584,971     $2,811,331    $2,794,852
  Short-term borrowings  ................................       616,681       616,681        382,445       382,395
  Long-term debt ........................................        46,263        53,600         86,662        82,758
                                                             ----------    ----------     ----------    ----------

    Total  ..............................................    $4,238,429    $4,255,252     $3,280,438    $3,260,005
                                                             ==========    ==========     ==========    ==========


20. CONDENSED FINANCIAL INFORMATION OF THE COLONIAL BANCGROUP, INC. (PARENT COMPANY ONLY)

STATEMENT OF CONDITION

                                                                             DECEMBER 3l
                                                                      -----------------------
                                                                        1995           1994
                                                                      --------      ---------
                                                                          (IN THOUSANDS)
ASSETS:
Cash*   ..........................................................    $  4,892      $  2,073
Investment in subsidiaries*   ....................................     350,019       271,207
Intangible assets   ..............................................       4,213         4,670
Other assets  ....................................................       6,863         8,344
                                                                      --------      --------
    Total assets  ................................................    $365,987      $286,294
                                                                      ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings   ..........................................    $  1,000      $  1,000
Subordinated debt   ..............................................      17,121        17,459
Other long-term debt  ............................................      16,499        11,250
Other liabilities   ..............................................       4,279         3,196
Shareholders' equity  ............................................     327,088       253,389
                                                                      --------      ---------
    Total liabilities and shareholders' equity  ..................    $365,987      $286,294
                                                                      ========      ========

---------------------
* Eliminated in consolidation.

20. CONDENSED FINANCIAL INFORMATION OF THE COLONIAL BANCGROUP, INC. (PARENT COMPANY ONLY)

(CONTINUED)

STATEMENT OF OPERATIONS

                                                                                  YEAR ENDED DECEMBER 31
                                                                            --------------------------------
                                                                              1995         1994        1993
                                                                            -------      -------     -------
                                                                                     (IN THOUSANDS)
INCOME:
Cash dividends from subsidiaries*   ...............................         $16,949      $14,277     $12,451
Interest and dividends on short-term investments*   ...............              90           87         115
Other income  .....................................................           1,430        1,933       2,951
                                                                            -------      -------     -------

    Total income  .................................................          18,469       16,297      15,517
                                                                            -------      -------     -------

EXPENSES:
Interest  .........................................................           2,616        2,486       2,702
Salaries and employee benefits  ...................................             754          928         725
Occupancy expense   ...............................................             298          293         291
Furniture and equipment expense   .................................              89          111         135
Amortization of intangible assets   ...............................             406          406         406
Other expenses  ...................................................           5,416        5,727       5,370
                                                                            -------      -------     -------

    Total expenses  ...............................................           9,579        9,951       9,629
                                                                            -------      -------     -------

Income before income taxes, extraordinary item and equity in
  undistributed net income of subsidiaries  .......................           8,890        6,346       5,888
Income tax benefit  ...............................................           2,309        2,941       1,975
Extraordinary item, net of income taxes   .........................               -            -        (416)
                                                                            -------      -------     -------

Income before equity in undistributed net income of
subsidiaries  .....................................................          11,199        9,287       7,447
Equity in undistributed net income of subsidiaries*   .............          32,263       23,471      19,343
                                                                            -------      -------     -------
    Net income  ...................................................         $43,462      $32,758     $26,790
                                                                            =======      =======     =======

         *  Eliminated in consolidation.

20. CONDENSED FINANCIAL INFORMATION OF THE COLONIAL BANCGROUP, INC. (PARENT COMPANY ONLY)

(CONTINUED)

STATEMENT OF CASH FLOWS

                                                                              YEARS ENDED DECEMBER 31
                                                                            ---------------------------
                                                                              1995      1994      1993
                                                                            -------   -------   -------
                                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income  .......................................................         $43,462   $32,758   $26,790
Adjustments to reconcile net income to net cash provided by operating activities:
  Gain on sale of assets  .........................................               -        (7)       92
  Depreciation, amortization and accretion  .......................           1,090     1,066     1,084
  (Increase) decrease in prepaids and other assets  ...............          (2,726)       57     1,317
  Increase (decrease) in accrued income taxes   ...................           3,387      (727)   (2,243)
  Increase (decrease) in accrued expenses   .......................           1,735       (19)     (157)
  Undistributed earnings of subsidiaries*   .......................         (32,264)  (23,469)  (19,343)
                                                                            -------   -------   -------

    Total adjustments   ...........................................         (28,778)  (23,099)  (19,250)
                                                                            -------   -------   -------

Net cash provided by operating activities   .......................          14,684     9,659     7,540
                                                                            -------   -------   -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans   ...........................................                                  18
Capital expenditures  .............................................            (175)     (343)     (115)
Proceeds from sale of premises and equipment  .....................             538       399       570
Additional investment in subsidiaries*  ...........................          (7,492)   (5,909)     (418)
                                                                            -------   -------   -------

Net cash provided by (used in) investing activities   .............          (7,129)   (5,853)       55
                                                                            -------   -------   -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt  .........................           6,249         -    15,000
Repayment of long-term debt   .....................................          (1,000)   (2,000)   (3,550)
Retirement of Subordinated debt   .................................               -         -   (15,338)
Proceeds from issuance of common stock  ...........................           2,405     6,953       798
Dividends paid  ...................................................         (12,340)   (9,170)   (6,545)
Other, net  .......................................................             (50)     (522)      (27)
                                                                            -------   -------   -------

Net cash used in financing activities   ...........................          (4,736)   (4,739)   (9,662)
                                                                            -------   -------   -------

Net (decrease) increase in cash and cash equivalents  .............           2,819      (933)   (2,067)
Cash and cash equivalents at beginning of year  ...................           2,073     3,006     5,073
CASH AND CASH EQUIVALENTS AT END OF YEAR*   .......................         $ 4,892   $ 2,073   $ 3,006
                                                                            =======   =======   =======
Supplemental disclosure of cash flow information:
Cash paid (received) during the year for:

  Interest  .......................................................         $ 2,661   $ 2,489   $ 2,674
  Income taxes  ...................................................            (274)     (860)      703

------------------
*  Eliminated in consolidation.

--------------------------------------------------------------------------------
                                                        Common Stock Information

MARKET PRICE OF AND DIVIDENDS DECLARED ON COMMON STOCK

   BancGroup's Common Stock is traded on the New York Stock Exchange under the symbol "CNB". This trading commenced on February 24, 1995. Prior to that time, BancGroup's Class A Common Stock was traded on the over-the-counter market and was quoted on NASDAQ under the symbol "CLBGA". There was no active public trading market for the Class B Common Stock.

   The following table indicates the high and low closing prices for Common Stock and Class A Common Stock, for 1995 and 1994.


                                                           SALE PRICE OF
                                                            COMMON STOCK               DIVIDENDS DECLARED
                                                        -------------------              ON COMMON STOCK
                                                        HIGH            LOW                (PER SHARE)
-----------------------------------------------------------------------------------------------------------------
1995
1st Quarter
 Class A ..........................................    12 11/16        9 3/4                $0.1125
 Class B ..........................................        --             --                 0.0625
 Common ...........................................        --             --                    --
2nd Quarter
 Common ...........................................    13 5/8         11 9/16                0.1125
3rd Quarter
 Common ...........................................    14 15/16       13 3/4                 0.1125
4th Quarter
 Common ...........................................    16 7/16        14 1/4                 0.1125
-----------------------------------------------------------------------------------------------------------------
1994
1st Quarter
 Class A ..........................................    10 1/8          9                    $0.10
 Class B ..........................................        --             --                 0.05
2nd Quarter
 Class A ..........................................    12 1/2          9 5/8                 0.10
 Class B ..........................................        --             --                 0.05
3rd Quarter
 Class A ..........................................    12 3/8         11                     0.10
 Class B ..........................................        --             --                 0.05
4th Quarter
 Class A ..........................................    11 7/8          9 3/4                 0.10
 Class B ..........................................        --             --                 0.05
-----------------------------------------------------------------------------------------------------------------

VOTING SECURITIES AND SHAREHOLDERS

   As of December 31, 1995, BancGroup had outstanding 31,039,376 shares of Common Stock, with 5,388 shareholders of record.

   As of December 31,1994, BancGroup had outstanding 27,420,590 shares of Class A Common Stock and 1,270,176 shares of Class B Common Stock, with 5,123 and 382 holders of each class, respectively. Effective February 21, 1995 the Class A Common Stock and the Class B Common Stock were reclassified into one class of stock called Common Stock. There were 28,715,606 shares of Common Stock outstanding following such reclassification with 5,196 shareholders of record.

                                   The Colonial Bancgroup, Inc. and Subsidiaries
--------------------------------------------------------------------------------
                                                         Shareholder Information


CORPORATE OFFICES                                 FORM 10-K

Colonial Financial Center                         Form 10-K is the Company's annual
One Commerce Street                               report filed with the Securities
Montgomery, Alabama 36104                         and Exchange Commission. A copy of
(334) 240-5000                                    this report is available without
                                                  charge by writing to:
ANNUAL MEETING                                    Corporate Secretary
                                                  The Colonial BancGroup, Inc.
The annual meeting of shareholders                P.O. Box 1108
of The Colonial BancGroup, Inc.                   Montgomery, Alabama 36101
will be held on Wednesday, April 17,              (334) 240-6008
1996, at 10:00 a.m., in the corporate
offices.                                          Copies of exhibits to such reports
                                                  will also be available upon payment
STOCK EXCHANGE LISTING                            of a reasonable fee for copying
                                                  charges.
Common Stock is traded on the
New York Stock Exchange under                     TRANSFER AND DIVIDEND
the symbol CNB. In most newspapers                DISBURSING AGENT
the stock is listed as ColBgp.
                                                  SunTrust Bank, Atlanta
DIVIDEND REINVESTMENT AND                         Corporate Trust Department
STOCK PURCHASE PLAN                               P.O. Box 4625
                                                  Atlanta, Georgia 30302
Owners of Colonial Common Stock                   (800) 568-3476
may participate in the Dividend
Reinvestment and Common Stock
Purchase Plan. Dividends are
reinvested and additional shares
purchased at 100% of the market price
average, determined as provided in
the plan.

For further information, plus a
prospectus and enrollment card,
contact:
Corporate Secretary
The Colonial BancGroup, Inc.
Dividend Reinvestment Plan
P.O. Box 1108
Montgomery, Alabama 36101
(334) 240-6008

                                 Part I, Item 1

                  Condensed Consolidated Financial Statements

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CONDITION (Unaudited)
(Dollars in thousands, except per share amounts)

                                                                          September  30,   December 31,    September 30,
                                                                                1996          1995             1995
------------------------------------------------------------------------------------------------------------------------
Assets:                                                                                     (Restated)       (Restated)

Cash and due from banks................................................     $  150,320      $  162,891       $  125,645
Interest-bearing deposits in banks.....................................          4,977           6,279            4,802
Federal funds sold.....................................................                         32,139           36,650
Securities available for sale..........................................        289,378         214,293          136,201
Investment securities..................................................        297,397         284,539          352,483
Mortgage loans held for sale...........................................        161,864         110,486          140,437
Loans, net of unearned income..........................................      3,570,490       3,175,560        2,848,089
Less:
  Allowance for possible loan losses...................................        (45,098)        (41,489)         (39,282)
-----------------------------------------------------------------------------------------------------------------------
Loans, net.............................................................      3,525,392       3,134,071        2,808,807
Premises and equipment.................................................         76,620          65,833           58,470
Excess of cost over tangible and identified intangible
  assets acquired, net.................................................         30,624          29,440           21,438
Mortgage servicing rights..............................................         95,076          80,053           74,489
Other real estate owned................................................          9,246          10,754           10,360
Accrued interest and other assets......................................         72,630          71,417           68,187
-----------------------------------------------------------------------------------------------------------------------
Total..................................................................     $4,713,524      $4,202,195       $3,837,969
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity:

Deposits...............................................................     $3,561,923      $3,204,198       $2,935,768
FHLB short-term borrowings.............................................        580,000         465,000          420,000
Other short-term borrowings............................................        134,918         132,256          106,418
Subordinated debt......................................................          7,760          17,121           17,410
Other long-term debt...................................................         24,605          29,142           24,070
Other liabilities......................................................         74,401          65,014           74,265
-----------------------------------------------------------------------------------------------------------------------

Total liabilities......................................................      4,383,607       3,912,731        3,577,931
-----------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
  Preference Stock $2.50 par value; 1,000,000 shares
    authorized, none issued............................................
  Common Stock, $2.50 par value; 44,000,000 shares
   authorized, 32,593,460, 31,039,376 and 29,367,402 shares issued and outstanding at September 30, 1996, December 31, 1995 and
   September 30, 1995, respectively*...................................         81,484          77,598           73,419
  Additional paid in capital*..........................................        131,671         120,635          101,815
  Retained earnings....................................................        118,465          90,886           84,677
  Unearned compensation................................................           (699)           (822)
  Unrealized losses on securites available for sale, net of taxes......         (1,004)          1,167              127
-----------------------------------------------------------------------------------------------------------------------
Total shareholders' equity.............................................        329,917         289,464          260,038
-----------------------------------------------------------------------------------------------------------------------
Total..................................................................     $4,713,524      $4,202,195       $3,837,969
-----------------------------------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the July 3, 1996 mergers of Colonial BancGroup with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation. These mergers were accounted for as poolings of interests and the financial results restated accordingly.

*Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.


    See Notes to the Unaudited Condensed Consolidated Financial Statements

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES                     Nine Months Ended                Three Months Ended
CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)               September 30,                 September 30, 1996
(Dollars in thousands, except per share amounts)              --------------------------       -------------------------
                                                                  1996           1995             1996           1995
------------------------------------------------------------------------------------------------------------------------
                                                                              (Restated)                      (Restated)
Interest Income:
Interest and fees on loans....................                  $232,187       $183,488         $81,402         $66,767
Interest on investments.......................                    23,096         21,761           7,919           7,532
Other interest income.........................                     1,780          1,634             286             718
------------------------------------------------------------------------------------------------------------------------
Total interest income.........................                   257,063        206,883          89,607          75,017
------------------------------------------------------------------------------------------------------------------------
Interest Expense:
Interest on deposits..........................                   102,049         80,694         $35,503         $29,831
Interest on short-term borrowings.............                    28,038         20,992           9,745           8,335
Interest on long-term debt....................                     1,948          2,889             671             848
------------------------------------------------------------------------------------------------------------------------
Total interest expense........................                   132,035        104,575          45,919          39,014
------------------------------------------------------------------------------------------------------------------------
Net Interest Income Before Provision for
  Possible Loan Losses........................                   125,028        102,308          43,688          36,003
Provision for possible loan losses............                     6,023          4,155           2,555           1,433
------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
  Possible Loan Losses........................                   119,005         98,153          41,133          34,570
------------------------------------------------------------------------------------------------------------------------
Noninterest Income:
Mortgage servicing and origination fees.......                    21,105         17,302           7,242           6,151
Service charges on deposit accounts...........                    14,223         11,946           4,861           4,107
Other charges, fees and commissions...........                     3,335          2,914           1,103           1,005
Securities gains, net.........................                       111            (26)             (1)              6
Other income..................................                    11,080          7,155           3,409           2,371
------------------------------------------------------------------------------------------------------------------------
Total noninterest income......................                    49,854         39,291          16,614          13,640
------------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
Salaries and employee benefits................                    41,165         35,164          13,828          12,014
Occupancy expense, net........................                     8,848          7,765           3,001           2,684
Furniture and equipment expenses..............                     8,346          6,859           2,778           2,341
Amortization of mortgage servicing rights.....                     8,954          5,950           3,238           2,217
Amortization of intangible assets.............                     1,513          1,084             523             374
SAIF special assessment.......................                     3,817                          3,817
Other expense.................................                    35,216         30,227          11,522          10,413
------------------------------------------------------------------------------------------------------------------------
Total noninterest expense.....................                   107,859         87,049          38,707          30,043
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                        61,000         50,395          19,040          18,167
Applicable income taxes.......................                    21,650         17,963           6,740           6,502
------------------------------------------------------------------------------------------------------------------------
Net Income....................................                   $39,350        $32,432         $12,300         $11,665
------------------------------------------------------------------------------------------------------------------------

Earnings per share:
 Primary*.....................................                     $1.20          $1.09         $  0.37           $0.39
 Fully diluted*...............................                      1.19           1.06            0.37            0.38
------------------------------------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the July 3, 1996 mergers of Colonial BancGroup with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation. These mergers were accounted for as poolings of interests and the financial results restated accordingly.

*Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.


    See Notes to the Unaudited Condensed Consolidated Financial Statements

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Cash Flow
(Unaudited)(In Thousands)

                                                                       Nine Months Ended
                                                                       September 30,
                                                                       1996           1995
                                                                     --------       --------
Net cash used in operating activities                                 ($3,729)      ($36,819)
                                                                     --------       --------
Cash flows from investing activities:
  Proceeds from maturities of securities available
   for sale                                                            57,428         10,937
  Proceeds from sales of securities available for sale                  3,425             25
  Purchase of securities available for sale                           (44,654)       (32,060)
  Proceeds from maturities of investment securities                   108,971         71,040
  Purchase of investment securities                                  (131,809)       (52,332)
  Net decrease in short-term securities                                10,000              -
  Net increase in loans                                              (432,816)      (472,754)
  Cash received in bank acquisitions                                    8,471          5,118
  Capital expenditures                                                (15,970)        (6,384)
  Proceeds from sale of other real estate owned                         5,564          6,880
  Other, net                                                               30            146
                                                                     --------       --------
Net cash used in investing activities                                (431,360)      (469,384)
                                                                     --------       --------
Cash flows from financing activities:

  Net increase in demand, savings, and time deposits                  286,738        385,219
  Net increase in federal funds purchased, repurchase
    agreements and other short-term borrowings                        110,048        169,861
  Proceeds from issuance of long-term debt                              5,017          5,841
  Repayment of long-term debt                                          (3,664)       (54,428)
  Proceeds from issuance of common stock                                2,733            792
  Dividends paid                                                      (11,769)        (7,620)
                                                                     --------       --------
Net cash provided by financing activities                             389,103        499,665
                                                                     --------       --------
Net decrease in cash and cash equivalents                             (45,986)        (6,538)

Cash and cash equivalents at beginning of year                        201,283        173,635
                                                                     --------       --------
Cash and cash equivalents at September  30                           $155,297       $167,097
                                                                     --------       --------

Supplemental Disclosure of cash flow information:

  Cash paid during the nine months for:
    Interest                                                         $131,542        $97,076
    Income taxes                                                       22,430         19,010

Non-cash investing activities:
   Transfer of loans to other real estate                              $3,309         $4,611
   Origination of loans for the sale of other real estate                 205            435
   Securitization of mortgage loans                                    87,641
Non-cash financing activities:
  Conversion subordinated debentures                                   $9,228
  Assets acquired in business combinations                             78,505        $55,136
  Liabilities assumed in business combinations                         75,905         48,928



See Notes to the Unaudited Condensed Consolidated Financial Statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE A - ACCOUNTING POLICIES/RESTATEMENT

         The Colonial BancGroup, Inc. ("BancGroup") and its subsidiaries have not changed their accounting and reporting policies from those stated in the 1995 annual report. These unaudited interim financial statements should be read in conjunction with the audited financial statements and footnotes included in BancGroup's 1995 annual report and also the restated audited financial statements and footnotes included in BancGroup's 8-K/A filing dated October 9, 1996.

         In the opinion of BancGroup, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of September 30, 1996 and the results of operations and cash flows for the interim periods ended September 30, 1996 and 1995. All 1996 interim amounts are subject to year-end audit, and the results of operations for the interim period herein are not necessarily indicative of the results of operations to be expected for the year.

        On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed February 11, 1997. The stated par value of each share was not changed from $2.50. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

NOTE B - BUSINESS COMBINATONS

         On April 19, 1996 BancGroup's subsidiary Colonial Bank purchased approximately $31 million in assets and assumed approximately $31 million in liabilities of the Enterprise, Alabama branch of First Federal Bank of Tuscaloosa.

         On July 3, 1996 BancGroup completed the combination with Commercial Bancorp of Georgia, Inc. Commercial Bancorp's subsidiary, Commerial Bank of Georgia ("Commercial"), became a wholly owned subsidiary of BancGroup. Commercial had assets of approximately $233 million and deposits and other liabilities of approximately $212 million. Commercial operated seven full-service offices in the northern area of Atlanta.

         On July 3, 1996 BancGroup completed the combination with Southern Banking Corporation. Southern Banking Corporation's subsidiary Southern Bank of Central Florida ("Southern")became a wholly-owned subsidiary of BancGroup. Southern had approximately $232 million in assets and deposits and other liabilities of approximately $214 million. Southern operated eight branch locations in the three county central florida area.

         Both the Commercial and Southern mergers were accounted for as poolings of interests and therefore, the prior periods financial results have been restated.

         On July 8, 1996 BancGroup completed the combination with Dothan Federal Savings Bank ("Dothan Federal"). Dothan Federal had approximately $49 million in assets and deposits and other liabilities of approximately $45 million. Dothan Federal had one branch office in Dothan, Alabama. The Dothan combination was accounted for as a purchase with the issuance of 144,690 shares of BancGroup Common Stock and payment of $2.6 million in cash to Dothan Federal shareholders.

         On July 23, 1996, BancGroup entered into a definitive agreement to merge Tomoka Bancorp, Inc. ("Tomoka") into Colonial BancGroup. Tomoka's subsidiary Tomoka State Bank based in Ormond Beach, Florida will be merged into BancGroup's subsidiary, Colonial Bank, headquartered in Orlando, Florida. Tomoka has assets of approximately $72 million and deposits of approximately $63 million. Tomoka currently has four offices located in Ormond Beach, New Smyrna Beach, Pierson and Port Orange, Florida.

         On July 25, 1996, BancGroup entered into a definitive agreement to merge First Family Financial Corporation ("First Family") into BancGroup. First Family Financial Corporation's subsidiary First Family Bank, FSB, based in Eustis, Florida, will become a wholly-owned subsidiary of BancGroup. At September 30, First Family has assets of approximately $170 million and deposits of approximately $158 million. First Family has six offices located in Lake County, Florida which is considered part of the Orlando Metropolitan area.

         On September 12, 1996, BancGroup entered into a definitive agreement to merge D/W Bankshares, Inc. ("Bankshares") into BancGroup. Bankshares is a Georgia corporation and is a holding company for Dalton/Whitfield Bank & Trust located in Dalton, Georgia. Bankshares will be merged into BancGroup's subsidiary, Colonial Bank, headquartered in Lawrenceville, Georgia. At September 30, 1996, Bankshares had assets of $130 million, deposits of $116 million and stockholders' equity of $11 million.

         BancGroup has signed a definitive agreement dated October 25, 1996, to merge Jefferson Bancorp, Inc. ("Jefferson") into BancGroup. Jefferson is a Florida corporation and is a holding company for Jefferson Bank of Florida located in Miami Beach, Florida. At September 30, 1996, Jefferson had assets of approximately $459 million, deposits of approximately $386 million and stockholders' equity of $38 million.

        BancGroup has signed a letter of intent dated September 20, 1996, to merge Fort Brooke Bancorporation ("Fort Brooke") into BancGroup. Fort Brooke is a Florida corporation and is a holding company for Fort Brooke Bank located in Tampa, Florida. Fort Brooke will be merged into BancGroup's subsidiary Colonial Bank, headquartered in Orlando, Florida. At September 30, 1996, Fort Brooke has assets of approximately $193 million, deposits of approximately
$174 million and stockholders' equity of approximately $16 million.

        BancGroup has also entered into a definitive agreement to acquire The Union Bank in Evergreen, Alabama. At September 30, 1996 the Union Bank had assets of approximately $53 million and stockholders' equity of $7.8 million.

NOTE C - COMMITMENTS AND CONTINGENCIES

         BancGroup's subsidiary banks make loan commitments and incur contingent liabilities in the normal course of business which are not reflected in the consolidated statements of condition.


NOTE D - ACCOUNTING CHANGE

         BancGroup adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets to be disposed of on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable.

         SFAS No. 123, Accounting for Stock-Based Compensation defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. BancGroup has elected to continue to measure the compensation cost for their stock option plans under the provisions of APB Opinion 25.

         The adoption of SFAS 121 and 123 did not result in any adjustments to BancGroup earnings during the nine months ended September 30, 1996.

        In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished.

This statement distinguishes between transfers that are sales and those that are secured borrowings.


         SFAS No. 125 also provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements, loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishments of liabilities.

         This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Management does not believe that the adoption of SFAS No. 125 will have a material impact on BancGroup's financial statements.

                                 Part I, Item 2

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

FINANCIAL CONDITION:

         Ending balances of total assets, securities, mortgage loans held for sale, net loans, and deposits changed from December 31, 1995 to September 30, 1996 as follows (in thousands):

                                            Increase (Decrease)
                                            -------------------
                                               Amount     %
                                              --------  -----
            Total assets                      $511,329  12.2%
            Securities                          87,943  17.6%
            Mortgage loans held
             for sale                           51,378  46.5%
            Loans, net of
             unearned income                   394,984  12.4%
            Deposits                           357,663  11.2%

Securities:

        Investment securities and securities available for sale have increased $88 million from December 31, 1995 to September 30, 1996. The increase in securities primarily consisted of the securitization of $87 million of 1 - 4 family residential mortgages.The remaining change in securities resulted from the maturities and purchases of securities resulting from normal funding operations of the Company.

Loans and Mortgage Loans Held for Sale:

        The increase in loans, net of unearned income, of $395 million is primarily from internal loan growth of approximately $423 million at an annualized rate of 18%. This growth was partially off-set by a decrease of $87 million resulting from the securitization noted in the previous paragraph. The remaining increase of $59 million resulted from the purchase of assets of the Enterprise, Alabama branch of First Federal Bank of Tusculoosa and the business combination with Dothan Federal Savings Bank. Loans increased at a 25% internal growth rate for the full year in 1995.

         Mortgage loans held for sale are funded on a short-term basis (less than 90 days) while they are being packaged for sale in the secondary market by Colonial Mortgage Company, a wholly owned subsidiary of Colonial Bank. Loans originated amounted to approximately $1028.9 million and $638.7 million and sales thereof amounted to approximately $977.6 million and $558.8 million for the nine months ended September 30, 1996 and 1995, respectively. The increase in originations was primarily due to the lower interest rates which resulted in refinancings as well as new originations.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

Gross loans by category and summary of loan loss experience are shown in the following schedules.

GROSS LOANS BY CATEGORY          September 30,       Dec. 31,       September 30,
(In thousands)                       1996              1995             1995
                                                    (Restated)       (Restated)
-----------------------------------------------------------------------------------
Commercial, financial, and
 agricultural                   $  494,018        $  436,791        $  418,225
Real estate-commercial             762,827           692,550           663,710
Real estate-construction           347,601           335,645           297,430
Real estate-residential          1,674,391         1,451,338         1,202,366
Installment and consumer           240,869           215,043           217,800
Other                               50,875            44,746            48,819

-----------------------------------------------------------------------------------
Total loans                     $3,570,581        $3,176,113        $2,848,350
-----------------------------------------------------------------------------------

Percent of loans in each
 category to total loans:

Commercial financial, and
 agricultural                         13.8%             13.7%             14.7%
Real estate-commercial                21.4%             21.8%             23.3%
Real estate-construction               9.7%             10.6%             10.4%
Real estate-residential               46.9%             45.7%             42.2%
Installment and consumer               6.8%              6.8%              7.7%
Other                                  1.4%              1.4%              1.7%
-----------------------------------------------------------------------------------
                                     100.0%            100.0%            100.0%
-----------------------------------------------------------------------------------

        Loans collateralized by commercial real estate and other commercial loans increased approximately $70 million and $57 million, respectively during the first nine months of 1996. Loans secured by residential real estate increased $223 million for the same period. These loan categories continue to be a significant source of loan growth and are concentrated in various areas primarily in Alabama and with regard to residential real estate also in the metropolitan Atlanta market in Georgia.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

SUMMARY OF LOAN LOSS EXPERIENCE

                                     Nine Months      Year          Nine Months
                                       Ended          Ended           Ended
                                   September 30,     Dec. 31,      September 30,
(In thousands)                         1996            1995            1995
                                                    (Restated)      (Restated)
--------------------------------------------------------------------------------
Allowance for possible loan
 losses - January 1                   $41,489         $36,985        $36,985
Charge-offs:
   Commercial, financial, and
    agricultural                        1,948           2,781          1,927
   Real estate-commercial               1,084             339            363
   Real estate-construction               755              44             32
   Real estate-residential                430             372            174
   Installment and consumer             2,131           2,603          1,121
   Other                                   35             163            115

--------------------------------------------------------------------------------
Total charge-offs                       6,383           6,302          3,732

--------------------------------------------------------------------------------
Recoveries:
   Commercial, financial, and
    agricultural                          745             777            379
   Real estate-commercial               1,092              26             12
   Real estate-construction                 1              11             11
   Real estate-residential                195             161            149
   Installment and consumer             1,202           1,307            980
   Other                                   24              45             30

--------------------------------------------------------------------------------
Total recoveries                        3,259           2,327          1,561
--------------------------------------------------------------------------------
Net charge-offs                         3,124           3,975          2,171
Addition to allowance charged to
 operating expense                      6,023           7,350          4,155
Allowance added from bank
 mergers                                  710           1,129            313

--------------------------------------------------------------------------------
Allowance for possible loan
 losses-end of period                 $45,098         $41,489        $39,282

--------------------------------------------------------------------------------

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

         Asset quality as measured by nonperforming assets remains very good at 0.85% of net loans and other real estate. Nonperforming assets have increased $4.1 million from December 31, 1995. The increase in nonperforming assets resulted primarily from a $6.3 million increase in nonaccrural loans and a $1.5 million decrease in other real estate. The increase in nonaccrual loans is primarily from three credits in Alabama and one in Georgia. Management continuously monitors and evaluates recoverability of problem assets and adjusts loan loss reserves accordingly. The loan loss reserve is 1.26% of loans at September 30, 1996. The increase in allowance since year end has been due to provisions in excess of net charge-offs totaling $2.9 million and reserves of $710,000 from the purchase of Dothan Federal and the Enterprise branch of First Federal Bank of Tuscaloosa. The provisions in excess of net charge-offs have been made primarily as a result of loan growth.

         Nonperforming assets are summarized below (in thousands):

                                                 Sept. 30,        Dec. 31,       Sept. 30,
                                                   1996            1995             1995
                                                                (Restated)       (Restated)
-------------------------------------------------------------------------------------------
Nonaccrual loans                                 $20,213          $13,840          $ 8,874
Restructured loans                                 1,006            1,800            1,321
-------------------------------------------------------------------------------------------
 Total nonperforming loans*                       21,219           15,640           10,195
Other real estate owned                            9,246           10,754           11,103
-------------------------------------------------------------------------------------------
 Total nonperforming assets*                     $30,465          $26,394          $21,298
-------------------------------------------------------------------------------------------
Aggregate loans contractually
 past due 90 days for which
 interest is being accrued                       $ 3,554          $ 1,381          $ 2,939
Net charge-offs (recoveries)
               year-to-date                        3,124            3,975            2,171
-------------------------------------------------------------------------------------------
RATIOS
Period end:
 Total nonperforming assets as
  a percent of net loans and
  other real estate                                 0.85%            0.83%            0.75%
 Allowance as a percent of net
  loans                                             1.26%            1.31%            1.38%
 Allowance as a percent of

  nonperforming assets                              148%              157%             184%
 Allowance as a percent of
  nonperforming loans                               213%              265%             385%
For the period ended:
 Net charge-offs
 as a percent of average net
 loans-(annualized basis)                          0.12%             0.15%             0.11%
-------------------------------------------------------------------------------------------

* Total does not include loans contractually past due 90 days or more which are still accruing interest.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

         Management, through its loan officers, internal loan review staff, and external examinations by regulatory agencies and independent auditors, has identified approximately $129 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by independent auditors and regulatory agencies. In connection with such reviews collateral values are updated where considered necessary. If collateral values are judged insufficient and other sources of repayment inadequate the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of September 30, 1996 substantially all of these loans are current with their existing repayment terms. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.

         The above nonperforming loans and potential problem loans represent all material credits for which management has doubts as to the ability of the borrowers to comply with the loan repayment terms. Of these loans, management believes it is probable that loans totaling $12 million will not be collected as scheduled and therefore are considered impaired. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.

         Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocations of the total allowance represent an approximation of the reserves for each category of loans based on management's evaluation of risk within each loan type.

ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                  Sept. 30,      Dec. 31,    Sept. 30,
(In thousands)                       1996         1995          1995
                                               (Restated)    (Restated)
------------------------------------------------------------------------
Commercial, financial, and
 agricultural                      $ 8,498       $ 8,020       $ 7,595
Real estate-commercial              14,482        13,662        11,851
Real estate-construction             9,294         7,233         4,405
Real estate-mortgage                 8,372         7,256        12,064
Installment and consumer             3,202         3,076         2,056
Other                                1,250         2,242         1,311
------------------------------------------------------------------------
TOTAL                              $45,098       $41,489       $39,282
------------------------------------------------------------------------

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

LIQUIDITY:

         The maintenance of an adequate liquidity position is a principal component of BancGroup's asset/liability management strategy. BancGroup's governing policy provides for daily and longer term monitoring of both sources and uses of funds to properly maintain the cash position. To assist in funding a projected 18% annualized growth in loans, BancGroup has credit facilities at the Federal Home Loan Bank (FHLB). FHLB of Atlanta has established credit availability in an amount up to $850 million with only $580 million outstanding at September 30, 1996. This source of credit reduces BancGroup's dependency on deposits as a source of liquidity resulting in a loan to deposit ratio of 100.2% at September 30, 1996 and 99.1% at December 31, 1995. In 1995, BancGroup initiated a brokered Certificate of Deposit (CD) program in conjunction with Merrill Lynch to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates ranging from 5.15% to 5.65% maturing in 6 to 24 month periods. At September 30,1996, $163 million is outstanding under this program. Rate sensitivity is also constantly monitored.

CAPITAL RESOURCES:

         Management continuously monitors the capital adequacy and potential for future growth. The primary measurement for these evaluations for a bank holding company is its tier one leverage ratio. Tangible capital for BancGroup at September 30, 1996 consists of $330.9 million of equity less $30.6 million in intangibles providing a 6.52% leverage ratio at September 30, 1996. The ratio of shareholders' equity to total assets at September 30, 1996 was 7.00% as compared to 6.89% at December 31, 1995. Capital levels are sufficient to support future internally generated growth and fund the quarterly dividend rates which are currently $0.135 per share.

         BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion merger or acquisition opportunities.

         On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to reflect the stock split.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

COMPARISON OF THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995:

SUMMARY:
         BancGroup's operating earnings for the quarter increased 27% to $14,766,000 compared to $11,665,000 in the prior year. Operating EPS increased 19% to $.44 per share compared to $.37 per share for the previous year. Year-to-date operating earnings per share were $1.26 compared to $1.06 for the same period in 1995, an 19% increase.

         On September 30, 1996 Congress passed a law requiring thrifts and commercial banks which have acquired thrifts in the past to pay a special assessment to recapitalize SAIF. As a result of acquiring several thrifts over the past few years, Colonial has deposits insured by SAIF. This one-time payment resulted in a pre-tax expense of $3.8 million or $0.07 per share after tax in September. BancGroup's net income (including a one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF)) increased $635,000 from $11,665,000 or $0.38 per fully diluted share to $12,300,000 or $0.37 per fully diluted share for the three months ended September 30, 1995 and 1996, respectively. BancGroup's net income increased $6,918,000 from $32,432,000 or $1.06 per fully diluted share to $39,350,000 or $1.19 per share for the nine months ended September 30, 1995 and 1996, respectively.

         The increases in operating earnings are primarily attributable to increases in interest earning assets and noninterest income partially off-set by lower interest spreads and increases in loan loss provision and noninterest expenses.

THE COLONIAL BANCGROUP, INC.
AVERAGE VOLUME AND RATES
(Unaudited)                                                              Three Months Ended September 30,
(Dollars in thousands)                                     ------------------------------------------------------------------------
                                                                          1996                                   1995
                                                           ----------------------------------    ----------------------------------
                                                            Average                                 Average
                                                             Volume     Interest      Rate          Volume     Interest     Rate
-----------------------------------------------------------------------------------------------------------------------------------
Assets
  Loans, net............................................... $3,565,388     $78,899     8.82%      $2,758,379      $64,041     9.22%
  Mortgage loans held for sale.............................    134,378       2,799     8.33%         159,943        3,112     7.78%
  Investment securities and securities available for sale
   and other interest-earning assets.......................    541,283       8,476     6.26%         539,994        8,577     6.35%
----------------------------------------------------------------------------------                -----------------------
  Total interest-earning assets(1).........................  4,241,049     $90,174     8.48%       3,458,316      $75,730     8.71%
----------------------------------------------------------------------------------                -----------------------
  Nonearning assets........................................    393,887                               322,852
----------------------------------------------------------------------                            ----------
    Total assets........................................... $4,634,936                            $3,781,168
-----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
  Interest-bearing deposits................................ $2,856,446     $35,503     4.94%      $2,342,577      $29,831     5.05%
  Short-term borrowings....................................    722,613       9,745     5.36%         543,855        8,335     6.00%
  Long-term debt...........................................     38,722         671     6.94%          42,931          848     7.89%
----------------------------------------------------------------------------------                -----------------------
  Total interest-bearing liabilities.......................  3,617,781     $45,919     5.05%       2,929,363      $39,014     5.28%
----------------------------------------------------------------------------------                -----------------------
  Noninterest-bearing demand deposits......................    612,831                               551,810
  Other liabilities........................................     78,096                                46,895
----------------------------------------------------------------------                            ----------
  Total liabilities........................................  4,308,708                             3,528,068
  Shareholders' equity.....................................    326,228                               253,100
----------------------------------------------------------------------                            ----------
Total liabilities and shareholders' equity................. $4,634,936                            $3,781,168
-----------------------------------------------------------------------------------------------------------------------------------
Rate differential..........................................                            3.43%                                  3.43%

Net yield on interest-earning assets.......................                $44,255     4.15%                      $36,716     4.21%
-----------------------------------------------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the July 3, 1996 mergers of Colonial BancGroup with Commercial Bancorp of Georgia and Southern Banking Corporation. These mergers were accounted for as poolings of interests and the financial results restated accordingly.

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

    Dividends earned and average rates for preferred stocks are reflected on a tax equivalent basis. Tax equivalent dividends are: actual dividends times 137.7%.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCREASES (DECREASES)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996

(Dollars in thousands)                                                        Three Months Ended September 30
                                                                                   1996 Change from 1995
                                                                            -----------------------------------
                                                                                           Due to (1)
                                                                               Total       Volume       Rate
                                                                            ----------- ------------- ---------
 Interest Income:

 Total Loans, Net                                                           $  14,858    $ 90,222     $ (75,364)

 Mortgage loans held for sale                                                    (313)     (5,123)        4,810

 Investment securities and securities
  available for sale and other interest-earning assets                           (101)        549          (650)
                                                                            ---------    --------     ---------

 Total interest income (2)                                                     14,444      85,648       (71,204)

                                                                            ---------    --------     ---------

 Interest Expense:

 Interest bearing deposits                                                      5,672      24,013       (18,341)

 Short-term borrowings                                                          1,410      22,203       (20,793)

 Long-term debt                                                                  (177)        (80)          (97)

                                                                            ---------    --------     ---------
 Total interest expense                                                         6,905      46,136       (39,231)

                                                                            ---------    --------     ---------

Net interest income                                                         $   7,539    $ 39,512     $ (31,973)

                                                                            ---------    --------     ---------


(1) Increases (decreases) are attributable to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate.
    Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume times change in rate, and it is allocated between volume change and rate change at the ratio that the absolute value of each component bears to the absolute value of their total.

(2) Interest earned on obligations of state and political subdivisions is reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest, for federal income tax purposes, related to certain tax-free assets. Dividends earned on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are: actual dividends times 137.7%. Tax equivalent average rate is tax equivalent interest or dividends earned divided by average volume.

THE COLONIAL BANCGROUP, INC.
AVERAGE VOLUME AND RATES
(Unaudited)                                                             Nine Months Ended September 30,
(Dollars in thousands)                              ------------------------------------------------------------------------
                                                                   1996                                 1995
                                                    ---------------------------------    -----------------------------------
                                                       Average                            Average
                                                        Volume    Interest     Rate         Volume    Interest       Rate
----------------------------------------------------------------------------------------------------------------------------
Assets
  Loans, net.....................................    $3,370,975    $224,899     8.91%    $2,594,649    $179,174        9.23%
  Mortgage loans held for sale...................       139,035       8,176     7.85%        92,852       5,428        7.79%
  Investment securities and securities
   available for sale
   and other interest-earning assets.............       549,153      25,726     6.26%       520,336      24,347        6.24%
-------------------------------------------------    ----------------------              ----------------------
  Total interest-earning assets(1)...............     4,059,163    $258,801     8.51%     3,207,837    $208,949        8.71%
-------------------------------------------------    ----------------------              ----------------------
  Nonearning assets..............................       388,458                             312,367
-------------------------------------------------    ----------                          ----------
    Total assets.................................    $4,447,621                          $3,520,204
----------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
  Interest-bearing deposits......................    $2,752,166    $102,049     4.95%    $2,228,520     $80,694        4.84%
  Short-term borrowings..........................       686,640      28,038     5.45%       454,274      20,992        6.09%
  Long-term debt.................................        38,235       1,948     6.81%        49,652       2,889        7.74%
---------------------------------------------------------------------------              ----------------------
  Total interest-bearing liabilities.............     3,477,041    $132,035     5.07%     2,732,446    $104,575        5.12%
-------------------------------------------------    ----------------------              ----------------------
  Noninterest-bearing demand deposits............       581,747                             500,699
  Other liabilities..............................        75,615                              44,775
-------------------------------------------------    ----------                          ----------
  Total liabilities..............................     4,134,403                           3,277,920
  Shareholders' equity...........................       313,218                             242,284
-------------------------------------------------    ----------                          ----------
Total liabilities and shareholders' equity.......    $4,447,621                          $3,520,204
----------------------------------------------------------------------------------------------------------------------------
Rate differential................................                               3.44%                                  3.59%

Net yield on interest-earning assets.............                  $126,766     4.17%                  $104,374        4.35%
----------------------------------------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the July 3, 1996 mergers of Colonial BancGroup with Commercial Bancorp of Georgia and Southern Banking Corporation. These mergers were accounted for as poolings of interests and the financial results restated accordingly.

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

    Dividends earned and average rates for preferred stocks are reflected on a tax equivalent basis. Tax equivalent dividends are: actual dividends times 137.7%.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCREASES (DECREASES)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

(Dollars in thousands)                                                         Nine Months Ended September 30
                                                                                   1996 Change from 1995
                                                                            -----------------------------------
                                                                                           Due to (1)
                                                                               Total       Volume       Rate
                                                                            ----------- ------------- ---------
 Interest Income:

 Total Loans, Net                                                           $  45,725    $ 70,900     $ (25,175)

 Mortgage loans held for sale                                                   2,748       2,706            42

 Investment securities and securities
  available for sale and other interest-earning assets                          1,379       1,304            75
                                                                            ---------    --------     ---------

 Total interest income (2)                                                     49,852      74,910       (25,058)

                                                                            ---------    --------     ---------

 Interest Expense:

 Interest bearing deposits                                                     21,355      19,472         1,883

 Short-term borrowings                                                          7,046      15,545        (8,499)

 Long-term debt                                                                  (941)       (618)         (323)

                                                                            ---------    --------     ---------
 Total interest expense                                                        27,460      34,399        (6,939)

                                                                            ---------    --------     ---------

Net interest income                                                         $  22,392    $ 40,511     $ (18,119)

                                                                            ---------    --------     ---------


(1) Increases (decreases) are attributable to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume times change in rate, and it is allocated between volume change and rate change at the ratio that the absolute value of each component bears to the value of their total.

(2) Interest earned on obligations of state and political subdivisions is reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest, for federal income tax purposes, related to certain tax-free assets. Dividends earned on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are: actual dividends times 137.7%. Tax equivalent average rate is tax equivalent interest or dividends earned divided by average volume.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES (RESTATED)

NET INTEREST INCOME:

         Net interest income on a tax equivalent basis increased $7.6 million to $44.3 million for the quarter ended September 30, 1996 from $36.7 million for the quarter ended September 30, 1995. The net yield on interest earning assets decreased from 4.21% to 4.15% for the three months ended September 30, 1995 and 1996, respectively, while the rate differential remained constant at 3.43% for the three month period ended September 30, 1995 and 1996.

         Net interest income on a tax equivalent basis increased $22.4 million to $126.8 million for the nine months ended September 30, 1996 from $104.4 million for the same period in 1995. The net yield on interest earning assets decreased from 4.35% to 4.17% for the nine months ended September 30, 1995 and 1996, respectively, while the rate differential decreased from 3.59% to 3.44% for the nine month period ended September 30, 1995 compared to 1996.

         As reflected on the previous tables the increases for the three and nine months were primarily attributable to loan growth offset by decreasing rates. The prime rate decreased from 9% in February 1995 to 8.5% in December 1995 to 8.25% in February 1996. The slight increase in deposit rates for the nine months is primarily due to competition in the market for time deposits as well as the acquisition of Mt. Vernon Federal Savings Bank, a thrift, in the fourth quarter of 1995.

LOAN LOSS PROVISION:

         The provision for loan losses for the first nine months of 1996 was $6,023,000 compared to $4,155,000 for the same period in 1995. Asset quality has remained very good. The current allowance for loan losses provides a 148% coverage of nonperforming assets compared to 157% at December 31, 1995 and 184% at September 30, 1995. See management's discussion on loan quality and the allowance for possible loan losses presented in the Financial Condition section of this report.

NONINTEREST INCOME:

         Noninterest income increased $3.0 million for the three months ended September 30, 1996 compared to the same period in 1995. The increase is primarily due to increased servicing related fee income of $1.1 million, additional fees on deposit accounts of $0.8 million, and $1.0 million in other income primarily related to the sale of mortgage loans and other real estate.

         The increase in noninterest income for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995 of $10.6 million is primarily due to $3.8 million in increased mortgage servicing fees, $2.3 million in additional fees on deposit accounts, and $3.9 million in other income primarily related to $3.0 million from the sale of mortgage loans.

         Colonial Mortgage provides additional sources of noninterest income to BancGroup through fees from its $10.3 billion servicing portfolio as well as loan originations from its 8 regional offices. Colonial Mortgage originates loans in 20 states. Colonial Mortgage had noninterest income of $7.5 million and $22.1 million for the three and nine months ended September 30, 1996, respectively compared to $6.4 million and $17.7 million for the three and nine months ended September 30, 1995, respectively.

OVERHEAD EXPENSES:

         BancGroup's net overhead expense (total noninterest expense less noninterest income excluding security gains) was $22.1 million and $16.4 million for the three months ended September 30,1996 and 1995, respectively and $58.1 million and $47.8 million for the nine months ended September 30, 1996 and 1995, respectively.

   Salary and benefit expense increased $1.8 million and $6.0 million for the three and nine months ended September 30, 1996, as compared to the same periods in 1995. The increase for the nine months was due primarily to $1.8 million from acquisitions and $750,000 from increases in staff by Colonial Mortgage, attributable to the higher levels of loan originations experienced in the first nine months of 1996 compared to 1995. The remaining increase is primarily due to staff additions in the central support areas and normal wage increases.

         The increase in other noninterest expenses for the nine months has been due to increases in merger expenses, advertising, public relations, donations and expenses related to Colonial Mortgage loan pool pay-offs as well as increases of other miscellaneous operating expenses. These increases were somewhat off-set by a reduction in the Bank Insurance Fund (BIF) deposit assessment from $.23 per $100 in deposits for a portion of 1995 to $0 per $100 in deposits for the nine month period in 1996. Other expense also includes $3.8 million in a one-time SAIF Assessment as discussed in the summary earnings.

PROVISION FOR INCOME TAXES:

         BancGroup's provision for income taxes is based on an approximately 35.5% estimated annual effective tax rate for the years 1996 and 1995, respectively. The provision for income taxes for the nine months ended September 30, 1996 and 1995 was $21,650,000 and $17,963,000, respectively.

                                    Part II

                               Other Information

Item 1:  Legal Proceedings - See Note C - COMMITMENTS AND
         CONTINGENCIES AT PART 1 ITEM 1

Item 2:  Changes in Securities - N/A

Item 3:  Defaults Upon Senior Securities - N/A

Item 4:  Submission of Matters to a Vote of Security Holders

Item 5:  Other Events - N/A

         Form 8-K/A - Report on Form 8-K/A was filed on October 9, 1996 disclosing the amended and restated financial statements for December 31, 1995.

SIGNATURE


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Colonial BancGroup, Inc.



By: /s/ W. Flake Oakley
   ---------------------------------------------------
   W. Flake Oakley
   Chief Financial Officer, Secretary & Treasurer


Date:  February 13, 1997
     -------------------------------------------

                                 Part I, Item 1

           Supplemental Condensed Consolidated Financial Statements

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENT OF CONDITION (Unaudited) (Dollars in thousands, except per share amounts)

                                                                          September  30,   December 31,    September 30,
                                                                                1996          1995             1995
------------------------------------------------------------------------------------------------------------------------
Assets:                                                                                                      (Restated)

Cash and due from banks................................................     $  158,944                       $  137,571
Interest-bearing deposits in banks.....................................          4,977           6,279            4,842
Federal funds sold.....................................................          1,600          36,839           38,650
Securities available for sale..........................................        406,890         333,495          284,571
Investment securities..................................................        298,499         284,534          353,415
Mortgage loans held for sale...........................................        162,821         112,203          140,437
Loans, net of unearned income..........................................      3,877,183       3,442,159        3,080,051
Less:
  Allowance for possible loan losses...................................        (47,522)        (43,923)         (41,734)
-----------------------------------------------------------------------------------------------------------------------
Loans, net.............................................................      3,829,661       3,398,236        3,038,317
Premises and equipment, net............................................         81,438          72,020           64,612
Excess of cost over tangible and identified intangible
  assets acquired, net.................................................         30,949          30,032           22,042
Mortgage servicing rights..............................................         95,076          80,053           74,489
Other real estate owned................................................          9,789          11,388           15,449
Accrued interest and other assets......................................         91,355          89,682           86,125
-----------------------------------------------------------------------------------------------------------------------
Total..................................................................     $5,171,999      $4,635,198       $4,260,520
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity:

Deposits...............................................................     $3,947,778      $3,575,485       $3,301,551
FHLB short-term borrowings.............................................        580,000         465,000          420,000
Other short-term borrowings............................................        163,987         151,681          123,664
Subordinated debt......................................................          7,760          17,121           17,410
Other long-term debt...................................................         24,605          29,142           24,070
Other liabilities......................................................         80,501          69,681           78,735
-----------------------------------------------------------------------------------------------------------------------

Total liabilities......................................................      4,804,631       4,308,110        3,965,430
-----------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
  Preference Stock $2.50 par value; 1,000,000 shares
    authorized, none issued............................................
  Common Stock, $2.50 par value; 44,000,000 shares
   authorized, 36,315,572, 34,776,222 and 32,920,818 shares issued and outstanding at September 30, 1996, December 31, 1995 and
   September 30, 1995, respectively*...................................         90,788          86,941           82,302
  Additional paid in capital*..........................................        153,597         142,779          122,058
  Retained earnings....................................................        127,996          99,798           93,521
  Unearned compensation................................................         (1,358)         (1,849)
  Unrealized losses on securites available for sale, net of taxes......         (3,655)           (581)          (2,791)
-----------------------------------------------------------------------------------------------------------------------
Total shareholders' equity.............................................        367,368         327,088          295,090
-----------------------------------------------------------------------------------------------------------------------
Total..................................................................     $5,171,999      $4,635,198       $4,260,520
-----------------------------------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the July 3, 1996 mergers of Colonial BancGroup with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation and the January 3, 1997 merger with Jefferson Bancorp, Inc. These mergers were accounted for as poolings of interests and the financial results were restated accordingly.

* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

    See Notes to the Unaudited Supplemental Condensed Consolidated Financial Statements

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENT OF INCOME           Nine Months Ended                Three Months Ended
(Unaudited)                                                          September 30,                 September 30, 1996
(Dollars in thousands, except per share amounts)              --------------------------       -------------------------
                                                                  1996           1995             1996           1995
------------------------------------------------------------------------------------------------------------------------
                                                                                                              (Restated)
Interest Income:
Interest and fees on loans....................                  $252,535       $199,832         $88,575         $72,425
Interest on investments.......................                    27,803         27,732           9,586           9,641
Other interest income.........................                     1,852          1,986             297             883
------------------------------------------------------------------------------------------------------------------------
Total interest income.........................                   282,190        229,550          98,458          82,949
------------------------------------------------------------------------------------------------------------------------
Interest Expense:
Interest on deposits..........................                   112,871         89,746          39,309          33,420
Interest on short-term borrowings.............                    28,677         21,767          10,095           8,493
Interest on long-term debt....................                     1,948          2,889             671             848
------------------------------------------------------------------------------------------------------------------------
Total interest expense........................                   143,496        114,402          50,075          42,761
------------------------------------------------------------------------------------------------------------------------
Net Interest Income Before Provision for
  Possible Loan Losses........................                   138,694        115,148          48,383          40,188
Provision for possible loan losses............                     6,118          4,305           2,630           1,433
------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
  Possible Loan Losses........................                   132,576        110,843          45,753          38,755
------------------------------------------------------------------------------------------------------------------------
Noninterest Income:
Mortgage servicing and origination fees.......                    21,105         17,302           7,242           6,151
Service charges on deposit accounts...........                    15,237         12,882           5,196           4,410
Other charges, fees and commissions...........                     3,335          2,914           1,103           1,005
Securities gains, net.........................                       117            298             (1)               6
Other income..................................                    13,368          8,736           3,942           2,869
------------------------------------------------------------------------------------------------------------------------
Total noninterest income......................                    53,162         42,132          17.482          14,441
------------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
Salaries and employee benefits................                    48,352         41,885          16,082          14,189
Occupancy expense, net........................                    10,964          9,898           3,709           3,411
Furniture and equipment expenses..............                     8,346          6,859           2,778           2,341
Amortization of mortgage servicing rights.....                     8,954          5,950           3,238           2,217
Amortization of intangible assets.............                     1,513          1,084             523             374
SAIF special assessment.......................                     3,817                          3,817
Other expense.................................                    39,827         34,906          12,990          11,868
------------------------------------------------------------------------------------------------------------------------
Total noninterest expense.....................                   121,773        100,582          43,137          34,400
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                        63,965         52,392          20,098          18,796
Applicable income taxes.......................                    22,566         18,572           7,054           6,688
------------------------------------------------------------------------------------------------------------------------
Net Income....................................                   $41,399        $33,820         $13,044         $12,108
------------------------------------------------------------------------------------------------------------------------

Earnings per share:
 Primary*.....................................                   $  1.13        $  1.01         $   .35         $   .36
 Fully diluted*...............................                   $  1.11        $   .99         $   .35         $   .36
------------------------------------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the July 3, 1996 mergers of Colonial BancGroup with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation and the January 3, 1997 merger with Jefferson Bancorp, Inc. These mergers were accounted for as poolings of interests and the financial results were restated accordingly.


* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

    See Notes to the Unaudited Supplemental Condensed Consolidated Financial Statements

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(Unaudited)(In Thousands)

                                                                       Nine Months Ended
                                                                       September 30,
                                                                       1996           1995
                                                                     --------       --------
                                                                                   (Restated)
Net cash used in operating activities                                 ($6,887)      ($41,642)
                                                                     --------       --------
Cash flows from investing activities:
  Proceeds from maturities of securities available
   for sale                                                            61,662         31,601
  Proceeds from sales of securities available for sale                 28,732         30,146
  Purchase of securities available for sale                           (78,747)       (98,435)
  Proceeds from maturities of investment securities                   109,092         72,546
  Purchase of investment securities                                  (131,809)       (52,332)
  Net decrease in short-term securities                                 9,400         (2,000)
  Net increase in loans                                              (482,045)      (503,200)
  Cash received in bank acquisitions                                   11,471          5,118
  Capital expenditures                                                (16,340)        (7,178)
  Proceeds from sale of other real estate owned                         5,643          7,304
  Other, net                                                               30            146
                                                                     --------       --------
Net cash used in investing activities                                (482,911)      (516,284)
                                                                     --------       --------
Cash flows from financing activities:

  Net increase in demand, savings, and time deposits                  322,973        444,218
  Net increase in federal funds purchased, repurchase
    agreements and other short-term borrowings                        121,288        161,262
  Proceeds from issuance of long-term debt                              5,017          5,841
  Repayment of long-term debt                                          (3,664)       (54,428)
  Proceeds from issuance of common stock                                2,476            894
  Dividends paid                                                      (13,200)        (8,976)
                                                                     --------       --------
Net cash provided by financing activities                             434,890        548,811
                                                                     --------       --------
Net decrease in cash and cash equivalents                             (54,908)        (9,115)

Cash and cash equivalents at beginning of year                        218,829        188,177
                                                                     --------       --------
Cash and cash equivalents at September  30                           $163,921       $179,062
                                                                     --------       --------

Supplemental Disclosure of cash flow information:

  Cash paid during the nine months for:
    Interest                                                         $142,212       $105,109
    Income taxes                                                       23,340         19,415

Non-cash investing activities:
   Transfer of loans to other real estate                              $3,309         $4,611
   Origination of loans for the sale of other real estate                 205            435
   Securitization of mortgage loans                                    87,641

Non-cash financing activities:
  Conversion of subordinated debentures                                $9,228
  Assets acquired in business combinations                             78,505        $55,136
  Liabilities assumed in business combinations                         75,905         48,928



See Notes to the Unaudited Supplemental Condensed Consolidated Financial Statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Notes to the Unaudited Supplemental Condensed Consolidated Financial Statements

NOTE A - ACCOUNTING POLICIES/RESTATEMENT

         The Colonial BancGroup, Inc. ("BancGroup") and its subsidiaries have not changed their accounting and reporting policies from those stated in the 1995 annual report. These unaudited interim supplemental financial statements should be read in conjunction with the audited financial statements and footnotes included in BancGroup's 1995 annual report and also the restated audited financial statements and footnotes included in BancGroup's 8-K/A filing dated October 9, 1996.

         In the opinion of BancGroup, the accompanying unaudited supplemental condensed consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of September 30, 1996 and the results of operations and cash flows for the interim periods ended September 30, 1996 and 1995. All 1996 interim amounts are subject to year-end audit, and the results of operations for the interim period herein are not necessarily indicative of the results of operations to be expected for the year.

         On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. The stated par value of each share was not changed from $2.50. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

NOTE B - BUSINESS COMBINATONS

         On April 19, 1996 BancGroup's subsidiary Colonial Bank purchased approximately $31 million in assets and assumed approximately $31 million in liabilities of the Enterprise, Alabama branch of First Federal Bank of Tuscaloosa.

         On July 3, 1996 BancGroup completed the combination with Commercial Bancorp of Georgia, Inc. Commercial Bancorp's subsidiary, Commerial Bank of Georgia ("Commercial"), became a wholly owned subsidiary of BancGroup. Commercial had assets of approximately $233 million and deposits and other liabilities of approximately $212 million. Commercial operated seven full-service offices in the northern area of Atlanta.

         On July 3, 1996 BancGroup completed the combination with Southern Banking Corporation. Southern Banking Corporation's subsidiary Southern Bank of Central Florida ("Southern")became a wholly-owned subsidiary of BancGroup. Southern had approximately $232 million in assets and deposits and other liabilities of approximately $214 million. Southern operated eight branch locations in the three county central florida area.

         On January 3, 1997, BancGroup completed the combination with Jefferson Bancorp, Inc. Jefferson Bancorp's subsidiary Jefferson Bank of Florida ("Jefferson") became a wholly-owned subsidiary of BancGroup. A total of 3,854,952 shares of BancGroup's Common Stock were issued to Jefferson's shareholders. At December 31, 1996, Jefferson had assets of $472.7 million, deposits of $405.8 million and stockholders' equity of $32.3 million. Jefferson operated nine branch locations in three south Florida counties.

         The Commercial, Southern and Jefferson mergers were accounted for as poolings of interests and therefore, the prior periods' financial results have been restated.

         On July 8, 1996 BancGroup completed the combination with Dothan Federal Savings Bank ("Dothan Federal"). Dothan Federal had approximately $49 million in assets and deposits and other liabilities of approximately $45 million. Dothan Federal had one branch office in Dothan, Alabama. The Dothan combination was accounted for as a purchase with the issuance of 144,690 shares of BancGroup Common Stock and payment of $2.6 million in cash to Dothan Federal shareholders.

         On January 3, 1997, BancGroup completed the combination with Tomoka Bancorp, Inc. ("Tomoka"). A total of 661,992 shares of BancGroup's Common Stock were issued to the shareholders of Tomoka. At December 31, 1996, Tomoka had assets of approximately $76.7 million, deposits of approximately $68.2 million and stockholders' equity of $6.5 million. Tomoka currently has four offices located in Ormond Beach, New Smyrna Beach, Pierson and Port Orange, Florida.

         On January 9, 1997, BancGroup completed the combination with First Family Financial Corporation ("First Family"). First Family's subsidiary First Family Bank, FSB, based in Eustis, Florida will merge with BancGroup's existing subsidiary bank in Orlando, Florida, Colonial Bank. The First Family combination was accounted for as a purchase with the issuance of 330,400 shares of BancGroup Common Stock and payment of $6.5 million in cash to First Family shareholders. At December 31, 1996, First Family had assets of $167.3 million, deposits of $156.7 million and stockholders' equity of $8.7 million. First Family has six offices located in Lake County, Florida which is considered part of the Orlando Metropolitan area.

         On January 31, 1997, BancGroup completed the combination with D/W Bankshares, Inc. ("Bankshares"). Bankshares is a Georgia corporation and is a holding company for Dalton/Whitfield Bank & Trust located in Dalton, Georgia. Bankshares will be merged into BancGroup's subsidiary, Colonial Bank, headquartered in Lawrenceville, Georgia. A total of 1,016,548 shares of BancGroup Common Stock were issued to the shareholders of Bankshares. At December 31, 1996, Bankshares had assets of $138.7 million, deposits of $124.4 million and stockholders' equity of $11.0 million.

        BancGroup has entered into a definitive agreement dated November 18, 1996, to merge Fort Brooke Bancorporation ("Fort Brooke") into BancGroup. Fort Brooke is a Florida corporation and is a holding company for Fort Brooke Bank located in Tampa, Florida. Fort Brooke will be merged into BancGroup's subsidiary Colonial Bank, headquartered in Orlando, Florida. Based on the market price of BancGroup's Common Stock on February 6, 1997 and assuming 990,553 Fort Brooke shares outstanding, a total of 1,600,124 shares of BancGroup's Common Stock would be issued to the stockholders of Fort Brooke. The actual number of shares of BancGroup's Common Stock to be issued will depend on the market value of such stock at the date of merger subject to a maximum of 1,950,152 shares and a minimum of 1,600,124 shares to be issued. At December 31, 1996, Fort Brooke had assets of $208.8 million, deposits of $185.8 million and stockholders' equity of $16.6 million.

        BancGroup has also entered into a definitive agreement to acquire The Union Bank in Evergreen, Alabama. At September 30, 1996 the Union Bank had assets of approximately $53 million and stockholders' equity of $7.8 million.


NOTE C - COMMITMENTS AND CONTINGENCIES

         BancGroup's subsidiary banks make loan commitments and incur contingent liabilities in the normal course of business which are not reflected in the consolidated statements of condition.


NOTE D - ACCOUNTING CHANGE

         BancGroup adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets to be disposed of on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable.

         SFAS No. 123, Accounting for Stock-Based Compensation defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. BancGroup has elected to continue to measure the compensation cost for their stock option plans under the provisions of APB Opinion 25.

         The adoption of SFAS 121 and 123 did not result in any adjustments to BancGroup earnings during the nine months ended September 30, 1996.

        In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished.

This statement distinguishes between transfers that are sales and those that are secured borrowings.


         SFAS No. 125 also provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements, loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishments of liabilities.

         This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Management does not believe that the adoption of SFAS No. 125 will have a material impact on BancGroup's financial statements.

                                 Part I, Item 2

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

FINANCIAL CONDITION:

         Ending balances of total assets, securities, mortgage loans held for sale, net loans, and deposits changed from December 31, 1995 to September 30, 1996 as follows (in thousands):

                                            Increase (Decrease)
                                            -------------------
                                               Amount     %
                                              --------  -----
            Total assets                      $536,801  11.6%
            Securities                          87,360  14.1%
            Mortgage loans held
             for sale                           50,618  45.1%
            Loans, net of
             unearned income                   435,024  12.6%
            Deposits                           372,293  10.4%

Securities:

        Investment securities and securities available for sale have increased $87 million from December 31, 1995 to September 30, 1996. The increase in securities primarily consisted of the securitization of $87 million of 1 - 4 family residential mortgages.The remaining change in securities resulted from the maturities and purchases of securities resulting from normal funding operations of the Company.

Loans and Mortgage Loans Held for Sale:

        The increase in loans, net of unearned income, of $435 million is primarily from internal loan growth of approximately $463 million at an annualized rate of 18%. This growth was partially off-set by a decrease of $87 million resulting from the securitization noted in the previous paragraph. The remaining increase of $59 million resulted from the purchase of assets of the Enterprise, Alabama branch of First Federal Bank of Tusculoosa and the business combination with Dothan Federal Savings Bank and Jefferson. Loans increased at a 25% internal growth rate for the full year in 1995.

         Mortgage loans held for sale are funded on a short-term basis (less than 90 days) while they are being packaged for sale in the secondary market by Colonial Mortgage Company, a wholly owned subsidiary of Colonial Bank. Loans originated amounted to approximately $1,028.9 million and $638.7 million and sales thereof amounted to approximately $977.6 million and $558.8 million for the nine months ended September 30, 1996 and 1995, respectively. The increase in originations was primarily due to the lower interest rates which resulted in refinancings as well as new originations.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

Gross loans by category and summary of loan loss experience are shown in the following schedules.

GROSS LOANS BY CATEGORY          September 30,       Dec. 31,      September 30,
(In thousands)                       1996              1995            1995
                                                                    (Restated)
--------------------------------------------------------------------------------
Commercial, financial, and
 agricultural                   $  538,927        $  472,064        $  469,185
Real estate-commercial             921,998           769,241           764,998
Real estate-construction           381,053           362,558           320,047
Real estate-residential          1,737,004         1,551,525         1,250,301
Installment and consumer           247,615           228,357           227,527
Other                               52,792            61,153            50,487

--------------------------------------------------------------------------------
Total loans                     $3,879,389        $3,444,898        $3,082,545
--------------------------------------------------------------------------------

Percent of loans in each
 category to total loans:

Commercial financial, and
 agricultural                         13.9%             13.7%             15.2%
Real estate-commercial                23.8%             22.3%             24.8%
Real estate-construction               9.8%             10.5%             10.4%
Real estate-residential               44.8%             45.0%             40.6%
Installment and consumer               6.4%              6.6%              7.4%
Other                                  1.3%              1.9%              1.6%
--------------------------------------------------------------------------------
                                     100.0%            100.0%            100.0%
--------------------------------------------------------------------------------

        Loans collateralized by commercial real estate and other commercial loans increased approximately $153 million and $67 million, respectively during the first nine months of 1996. Loans collateralized by residential real estate increased approximately $185 million for the same period. These loan categories continue to be a significant source of loan growth and are concentrated in various areas primarily in Alabama and with regard to residential real estate also in the metropolitan Atlanta market in Georgia.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

SUMMARY OF LOAN LOSS EXPERIENCE

                                     Nine Months      Year          Nine Months
                                       Ended          Ended           Ended
                                   September 30,     Dec. 31,      September 30,
(In thousands)                         1996            1995            1995
                                                                     (Restated)
--------------------------------------------------------------------------------
Allowance for possible loan
 losses - January 1                   $43,923         $40,137        $40,137
Charge-offs:
   Commercial, financial, and
    agricultural                        2,013           3,100          2,246
   Real estate-commercial               1,084           1,165            990
   Real estate-construction               755              44             32
   Real estate-residential                479             372            319
   Installment and consumer             2,136           2,622          1,130
   Other                                   35             163            125

--------------------------------------------------------------------------------
Total charge-offs                       6,502           7,466          4,842

--------------------------------------------------------------------------------
Recoveries:
   Commercial, financial, and
    agricultural                          869           1,051            636
   Real estate-commercial               1,092              48             12
   Real estate-construction                 1              11             11
   Real estate-residential                199             161            152
   Installment and consumer             1,208           1,307            980
   Other                                   24              45             30

--------------------------------------------------------------------------------
Total recoveries                        3,393           2,623          1,821
--------------------------------------------------------------------------------
Net charge-offs                         3,109           4,843          3,021
Addition to allowance charged to
 operating expense                      6,118           7,500          4,305
Allowance added from bank
 mergers                                  590           1,129            313

--------------------------------------------------------------------------------
Allowance for possible loan
 losses-end of period                 $47,522         $43,923        $41,734

--------------------------------------------------------------------------------

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

         Asset quality as measured by nonperforming assets remains very good at 0.82% of net loans and other real estate. Nonperforming assets have increased approximately $3.5 million from December 31, 1995. The increase in nonperforming assets resulted primarily from a $5.9 million increase in nonaccrual loans offset by and a $1.6 million decrease in other real estate.
The increase in nonaccrual loans is primarily from three credits in Alabama and one in Georgia. Management continuously monitors and evaluates recoverability of problem assets and adjusts loan loss reserves accordingly. The loan loss reserve is 1.23% of loans at September 30, 1996. The increase in allowance since year end has been due to provisions in excess of net charge-offs totaling $3.0 million and reserves of $710,000 from the purchase of Dothan Federal and the Enterprise branch of First Federal Bank of Tuscaloosa. These increases were somewhat offset by a $120,000 decrease of reserves resulting from the sale of a subsidiary bank by Jefferson prior to merger into BancGroup.
The provisions in excess of net charge-offs have been made primarily as a result of loan growth.

         Nonperforming assets are summarized below (in thousands):

                                                 Sept. 30,        Dec. 31,       Sept. 30,
                                                   1996            1995             1995
                                                                                  (Restated)
-------------------------------------------------------------------------------------------
Nonaccrual loans                                 $21,222          $15,360          $11,527
Restructured loans                                 1,006            1,800            1,321
-------------------------------------------------------------------------------------------
 Total nonperforming loans*                       22,228           17,160           12,848
Other real estate owned                            9,789           11,388           16,192
-------------------------------------------------------------------------------------------
 Total nonperforming assets*                     $32,017          $28,548          $29,040
-------------------------------------------------------------------------------------------
Aggregate loans contractually
 past due 90 days for which
 interest is being accrued                       $ 5,432          $ 2,233          $ 3,596
Net charge-offs (recoveries)
               year-to-date                        3,109            4,843            3,021
-------------------------------------------------------------------------------------------
RATIOS
Period end:
 Total nonperforming assets as
  a percent of net loans and
  other real estate                                 0.82%            0.83%            0.94%
 Allowance as a percent of net
  loans                                             1.23%            1.28%            1.35%
 Allowance as a percent of

  nonperforming assets                              148%              154%             144%
 Allowance as a percent of
  nonperforming loans                               214%              256%             325%
For the period ended:
 Net charge-offs
 as a percent of average net
 loans-(annualized basis)                          0.11%             0.17%             0.14%
-------------------------------------------------------------------------------------------

* Total does not include loans contractually past due 90 days or more which are still accruing interest.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

         Management, through its loan officers, internal loan review staff, and external examinations by regulatory agencies and independent auditors, has identified approximately $131 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by independent auditors and regulatory agencies. In connection with such reviews collateral values are updated where considered necessary. If collateral values are judged insufficient and other sources of repayment inadequate the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of September 30, 1996 substantially all of these loans are current with their existing repayment terms. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.

         The above nonperforming loans and potential problem loans represent all material credits for which management has doubts as to the ability of the borrowers to comply with the loan repayment terms. Of these loans, management believes it is probable that loans totaling $12 million will not be collected as scheduled and therefore are considered impaired. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.

         Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocations of the total allowance represent an approximation of the reserves for each category of loans based on management's evaluation of risk within each loan type.

ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                  Sept. 30,      Dec. 31,    Sept. 30,
(In thousands)                       1996         1995          1995
                                                             (Restated)
------------------------------------------------------------------------
Commercial, financial, and
 agricultural                     $ 8,850       $ 9,142       $ 8,129
Real estate-commercial             15,731        14,062        12,911
Real estate-construction            9,557         7,333         4,642
Real estate-mortgage                8,863         7,256        12,566
Installment and consumer            3,255         3,326         2,158
Other                               1,266         2,804         1,328
------------------------------------------------------------------------
TOTAL                             $47,522       $43,923       $41,734
------------------------------------------------------------------------

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

LIQUIDITY:

         The maintenance of an adequate liquidity position is a principal component of BancGroup's asset/liability management strategy. BancGroup's governing policy provides for daily and longer term monitoring of both sources and uses of funds to properly maintain the cash position. To assist in funding a projected 18% annualized growth in loans, BancGroup has credit facilities at the Federal Home Loan Bank (FHLB). FHLB of Atlanta has established credit availability in an amount up to $850 million with only $580 million outstanding at September 30, 1996. This source of credit reduces BancGroup's dependency on deposits as a source of liquidity resulting in a loan to deposit ratio of 98.2% at September 30, 1996 and 96.3% at December 31, 1995. In 1995, BancGroup initiated a brokered Certificate of Deposit (CD) program in conjunction with Merrill Lynch to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates ranging from 5.15% to 5.65% maturing in 6 to 24 month periods. At September 30,1996, $163 million is outstanding under this program. Rate sensitivity is also constantly monitored.

CAPITAL RESOURCES:

         Management continuously monitors the capital adequacy and potential for future growth. The primary measurement for these evaluations for a bank holding company is its tier one leverage ratio. Tangible capital for BancGroup at September 30, 1996 consists of $371.0 million of equity less $30.9 million in intangibles providing a 6.72% leverage ratio at September 30, 1996. The ratio of shareholders' equity to total assets at September 30, 1996 and December 31, 1995 was 7.10% and 7.06%, respectively. Capital levels are sufficient to support future internally generated growth and fund the quarterly dividend rates which are currently $0.135 per share.

         BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion and merger or acquisition opportunities.

         On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Addditionally, all share and per share amounts in earnings per share calculations have been restated to reflect the stock split.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

COMPARISON OF THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995:

SUMMARY:
         BancGroup's earnings before the SAIF assessment for the quarter increased 28% to $15,510,000 compared to $12,108,000 in the prior year. EPS (excluding the SAIF assessment) increased 8% to $.41 per share compared to $.36 per share for the previous year. Year-to-date earnings per share before the SAIF assessment were $1.18 compared to $.99 for the same period in 1995, a 19% increase.

         On September 30, 1996 Congress passed a law requiring thrifts and commercial banks which have acquired thrifts in the past to pay a special assessment to recapitalize SAIF. As a result of acquiring several thrifts over the past few years, Colonial has deposits insured by SAIF. This one-time payment resulted in a pre-tax expense of $3.8 million or $0.07 per share after tax in September. BancGroup's net income (including a one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF)) increased $936,000 from $12,108,000 or $.38 per fully diluted share to $13,044,000 or $.35 per fully diluted share for the three months ended September 30, 1995 and 1996, respectively. BancGroup's net income increased $7,579,000 from $33,820,000 or $.99 per fully diluted share to $41,399,000 or $1.11 per share for the nine months ended September 30, 1995 and 1996, respectively.

         The increases in operating earnings are primarily attributable to increases in interest earning assets and noninterest income partially off-set by lower interest spreads and increases in loan loss provision and noninterest expenses.

THE COLONIAL BANCGROUP, INC.
AVERAGE VOLUME AND RATES
(Unaudited)                                                              Three Months Ended September 30,
(Dollars in thousands)                                     ------------------------------------------------------------------------
                                                                          1996                                   1995
                                                           ----------------------------------    ----------------------------------
                                                            Average                                 Average
                                                             Volume     Interest      Rate          Volume     Interest     Rate
-----------------------------------------------------------------------------------------------------------------------------------
Assets
  Loans, net............................................... $3,865,845     $86,363     8.94%      $2,989,873      $69,571     9.31%
  Mortgage loans held for sale.............................    134,378       2,799     8.33%         159,943        3,112     7.78%
  Investment securities and securities available for sale
   and other interest-earning assets.......................    663,970      10,186     6.14%         702,655       10,885     6.20%
----------------------------------------------------------------------------------                -----------------------
  Total interest-earning assets(1).........................  4,664,193     $99,348     8.52%       3,852,471      $83,568     8.68%
----------------------------------------------------------------------------------                -----------------------
  Nonearning assets........................................    425,263                               360,939
----------------------------------------------------------------------                            ----------
    Total assets........................................... $5,089,456                            $4,213,410
-----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
  Interest-bearing deposits................................ $3,193,942     $39,310     4.92%      $2,669,232      $33,420     5.01%
  Short-term borrowings....................................    750,423      10,094     5.38%         562,225        8,493     6.04%
  Long-term debt...........................................     38,722         671     6.93%          42,931          848     7.90%
----------------------------------------------------------------------------------                -----------------------
  Total interest-bearing liabilities.......................  3,983,087     $50,075     5.03%       3,274,388      $42,761     5.22%
----------------------------------------------------------------------------------                -----------------------
  Noninterest-bearing demand deposits......................    659,819                               600,503
  Other liabilities........................................     83,370                                50,748
----------------------------------------------------------------------                            ----------
  Total liabilities........................................  4,726,276                             3,925,639
  Shareholders' equity.....................................    363,180                               287,771
----------------------------------------------------------------------                            ----------
Total liabilities and shareholders' equity................. $5,089,456                            $4,213,410
-----------------------------------------------------------------------------------------------------------------------------------
Rate differential..........................................                            3.49%                                  3.44%

Net yield on interest-earning assets.......................                $49,273     4.23%                      $40,807     4.24%
-----------------------------------------------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the July 3, 1996 mergers of Colonial BancGroup with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation and the January 3, 1997 merger with Jefferson Bancorp, Inc. These mergers were accounted for as poolings of interests and the financial results restated accordingly.

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

    Dividends earned and average rates for preferred stocks are reflected on a tax equivalent basis. Tax equivalent dividends are: actual dividends times 137.7%.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCREASES (DECREASES)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996

(Dollars in thousands)                                                        Three Months Ended September 30
                                                                                   1996 Change from 1995
                                                                            -----------------------------------
                                                                                           Due to (1)
                                                                               Total       Volume       Rate
                                                                            ----------- ------------- ---------
 Interest Income:

 Total Loans, Net                                                           $  16,792    $ 19,441     $  (2,649)

 Mortgage loans held for sale                                                    (313)       (560)          247

 Investment securities and securities
  available for sale and other interest-earning assets                           (699)       (594)         (105)
                                                                            ---------    --------     ---------

 Total interest income (2)                                                     15,780      18,287        (2,507)

                                                                            ---------    --------     ---------

 Interest Expense:

 Interest bearing deposits                                                      5,890       6,447          (557)

 Short-term borrowings                                                          1,601       2,380          (779)

 Long-term debt                                                                  (177)        (70)         (107)

                                                                            ---------    --------     ---------
 Total interest expense                                                         7,314       8,757        (1,443)

                                                                            ---------    --------     ---------

Net interest income                                                         $   8,466    $  9,530     $  (1,064)

                                                                            ---------    --------     ---------


(1) Increases (decreases) are attributable to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate.
    Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume times change in rate, and it is allocated between volume change and rate change at the ratio that the absolute value of each component bears to the absolute value of their total.

(2) Interest earned on obligations of state and political subdivisions is reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest, for federal income tax purposes, related to certain tax-free assets. Dividends earned on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are: actual dividends times 137.7%. Tax equivalent average rate is tax equivalent interest or dividends earned divided by average volume.

THE COLONIAL BANCGROUP, INC.
AVERAGE VOLUME AND RATES
(Unaudited)                                                             Nine Months Ended September 30,
(Dollars in thousands)                              ------------------------------------------------------------------------
                                                                   1996                                 1995
                                                    ---------------------------------    -----------------------------------
                                                       Average                            Average
                                                        Volume    Interest     Rate         Volume    Interest       Rate
----------------------------------------------------------------------------------------------------------------------------
Assets
  Loans, net.....................................    $3,651,785    $244,873     8.94%    $2,813,544    $194,707        9.23%
  Mortgage loans held for sale...................       139,035       8,176     7.84%        92,852       5,428        7.79%
  Investment securities and securities
   available for sale
   and other interest-earning assets.............       669,978      30,594     6.09%       673,821      30,799        6.09%
-------------------------------------------------    ----------------------              ----------------------
  Total interest-earning assets(1)...............     4,460,798    $283,643     8.48%     3,580,217    $230,934        8.60%
-------------------------------------------------    ----------------------              ----------------------
  Nonearning assets..............................       422,806                             348,029
-------------------------------------------------    ----------                          ----------
    Total assets.................................    $4,883,604                          $3,928,246
----------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
  Interest-bearing deposits......................    $3,075,832    $112,871     4.89%    $2,525,311     $89,746        4.74%
  Short-term borrowings..........................       705,838      28,677     5.42%       480,909      21,767        6.03%
  Long-term debt.................................        38,235       1,948     6.79%        49,652       2,889        7.76%
---------------------------------------------------------------------------              ----------------------
  Total interest-bearing liabilities.............     3,819,905    $143,496     5.01%     3,055,872    $114,402        4.99%
-------------------------------------------------    ----------------------              ----------------------
  Noninterest-bearing demand deposits............       631,944                             549,778
  Other liabilities..............................        80,999                              48,101
-------------------------------------------------    ----------                          ----------
  Total liabilities..............................     4,532,848                           3,653,751
  Shareholders' equity...........................       350,756                             274,495
-------------------------------------------------    ----------                          ----------
Total liabilities and shareholders' equity.......    $4,883,604                          $3,928,246
----------------------------------------------------------------------------------------------------------------------------
Rate differential................................                               3.47%                                  3.61%

Net yield on interest-earning assets.............                  $140,147     4.19%                  $116,532        4.34%
----------------------------------------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the July 3, 1996 mergers of
      Colonial BancGroup with Commercial Bancorp of Georgia, Inc. and
      Southern Banking Corporation and the January 3, 1997 merger with
      Jefferson Bancorp, Inc.   These mergers were accounted for as poolings of
      interests and the financial  results restated accordingly.

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

    Dividends earned and average rates for preferred stocks are reflected on a tax equivalent basis. Tax equivalent dividends are: actual dividends times 137.7%.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCREASES (DECREASES)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

(Dollars in thousands)                                                         Nine Months Ended September 30
                                                                                   1996 Change from 1995
                                                                            -----------------------------------
                                                                                           Due to (1)
                                                                               Total       Volume       Rate
                                                                            ----------- ------------- ---------
 Interest Income:

 Total Loans, Net                                                           $  50,166    $ 55,999     $  (5,833)

 Mortgage loans held for sale                                                   2,748       2,716            32

 Investment securities and securities
  available for sale and other interest-earning assets                           (205)       (176)          (29)
                                                                            ---------    --------     ---------

 Total interest income (2)                                                     52,709      58,539        (5,830)

                                                                            ---------    --------     ---------

 Interest Expense:

 Interest bearing deposits                                                     23,125      20,119         3,006

 Short-term borrowings                                                          6,910       8,846        (1,936)

 Long-term debt                                                                  (941)       (611)         (330)

                                                                            ---------    --------     ---------
 Total interest expense                                                        29,094      28,354           740

                                                                            ---------    --------     ---------

Net interest income                                                         $  23,615    $ 30,185     $  (6,570)

                                                                            ---------    --------     ---------


(1) Increases (decreases) are attributable to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume times change in rate, and it is allocated between volume change and rate change at the ratio that the absolute value of each component bears to the value of their total.

(2) Interest earned on obligations of state and political subdivisions is reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest, for federal income tax purposes, related to certain tax-free assets. Dividends earned on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are: actual dividends times 137.7%. Tax equivalent average rate is tax equivalent interest or dividends earned divided by average volume.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES (RESTATED)

NET INTEREST INCOME:

         Net interest income on a tax equivalent basis increased $8.5 million to $49.3 million for the quarter ended September 30, 1996 from $40.8 million for the quarter ended September 30, 1995. The net yield on interest earning assets decreased from 4.24% to 4.23% for the three months ended September 30, 1995 and 1996, respectively, while the rate differential increased from 3.44% to 3.49% for the three month period ended September 30, 1996 and 1995, respectively.

         Net interest income on a tax equivalent basis increased $23.6 million to $140.1 million for the nine months ended September 30, 1996 from $116.5 million for the same period in 1995. The net yield on interest earning assets decreased from 4.34% to 4.19% for the nine months ended September 30, 1995 and 1996, respectively, while the rate differential decreased from 3.61% to 3.47% for the nine month period ended September 30, 1995 compared to 1996.

         As reflected on the previous tables the increases for the three and nine months were primarily attributable to loan growth offset by decreasing rates. The prime rate decreased from 9% in February 1995 to 8.5% in December 1995 to 8.25% in February 1996. The increase in deposit rates for the nine months is primarily due to competition in the market for time deposits as well as the acquisition of Mt. Vernon Federal Savings Bank, a thrift, in the fourth quarter of 1995.

LOAN LOSS PROVISION:

         The provision for loan losses for the first nine months of 1996 was $6,118,000 compared to $4,305,000 for the same period in 1995. Asset quality has remained very good. The current allowance for loan losses provides a 144% coverage of nonperforming assets compared to 154% at December 31, 1995 and 170% at September 30, 1995. See management's discussion on loan quality and the allowance for possible loan losses presented in the Financial Condition section of this report.

NONINTEREST INCOME:

        Noninterest income increased $3.0 million for the three months ended September 30, 1996 compared to the same period in 1995. The increase is primarily due to increased mortgage servicing related fee income of $1.1 million, additional fees on deposit accounts of $0.8 million, and $1.1 million in other income primarily related to the sale of mortgage loans and other real estate.

         The increase in noninterest income for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995 of $11.0 million is primarily due to $3.8 million in increased mortgage servicing fees, $2.4 million in additional fees on deposit accounts, and $4.6 million in other income primarily related to $3.0 million from the sale of mortgage loans.

         Colonial Mortgage provides additional sources of noninterest income to BancGroup through fees from its $10.3 billion servicing portfolio as well as loan originations from its 8 regional offices. Colonial Mortgage originates loans in 20 states. Colonial Mortgage had noninterest income of $7.2 million and $21.1 million for the three and nine months ended September 30, 1996, respectively compared to $6.4 million and $17.7 million for the three and nine months ended September 30, 1995, respectively.

OVERHEAD EXPENSES:

         BancGroup's net overhead expense (total noninterest expense less noninterest income excluding security gains) was $25.7 million and $20 million for the three months ended September 30,1996 and 1995, respectively and $68.7 million and $58.7 million for the nine months ended September 30, 1996 and 1995, respectively.

   Salary and benefit expense increased $1.9 million and $6.5 million for the three and nine months ended September 30, 1996, as compared to the same periods in 1995. The increase for the nine months was due primarily to $1.8 million from acquisitions and $750,000 from increases in staff by Colonial Mortgage, attributable to the higher levels of loan originations experienced in the first nine months of 1996 compared to 1995. The remaining increase is primarily due to staff additions in the central support areas and normal wage increases.

         The increase in other noninterest expenses for the nine months has been due to increases in merger expenses, advertising, public relations, donations and expenses related to Colonial Mortgage loan pool pay-offs as well as increases of other miscellaneous operating expenses. These increases were somewhat off-set by a reduction in the Bank Insurance Fund (BIF) deposit assessment from $.23 per $100 in deposits for a portion of 1995 to $0 per $100 in deposits for the nine month period in 1996. Other expense also includes $3.8 million in a one-time SAIF Assessment as discussed in the summary earnings.

PROVISION FOR INCOME TAXES:

         BancGroup's provision for income taxes is based on an approximately 35.5% estimated annual effective tax rate for the years 1996 and 1995, respectively. The provision for income taxes for the nine months ended September 30, 1996 and 1995 was $22,566,000 and $18,572,000, respectively.

                                    Part II

                               Other Information

Item 1:  Legal Proceedings - See Note C - COMMITMENTS AND
         CONTINGENCIES AT PART 1 ITEM 1

Item 2:  Changes in Securities - N/A

Item 3:  Defaults Upon Senior Securities - N/A

Item 4:  Submission of Matters to a Vote of Security Holders

Item 5:  Other Events - N/A

         Form 8-K/A - Report on Form 8-K/A was filed on October 9, 1996 disclosing the amended and restated financial statements for December 31, 1995.

                Exhibit 11 - Computation of Earnings Per Share

                Exhibit 23 - Consent of Coopers & Lybrand L.L.P.

                Exhibit 27 - Financial Data Schedule (for SEC use only)

SIGNATURE


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Colonial BancGroup, Inc.



By: /s/ W. Flake Oakley
   ---------------------------------------------------
   W. Flake Oakley
   Chief Financial Officer, Secretary & Treasurer


Date:  February 13, 1997
     -------------------------------------------